Registration No. 333-222784

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 to

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Jinxuan Coking Coal Limited

(Exact Name of Registrant as Specified in Its Charter)

N/A	1221	Cayman Islands
(I.R.S. Employer Identification Number)	(Primary Standard Industrial Classification Code Number)	(State or Other Jurisdiction of Incorporation or Organization)

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Xiangyang Guo, Chief Executive Officer

Jinxuan Coking Coal Limited

South Zhonghuan Street 529, C-12, rooms 1204 and 1205

Taiyuan, Shanxi, PRC

+ 86 – 351 – 7020402

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Ying Li, Esq.

Hunter Taubman Fischer & Li LLC

1450 Broadway, 26th Floor

New York, NY 10018

(917) 512-0827

Approximate date of commencement of proposed sale to the public:     As soon as practicable after the effective date hereof.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging Growth Company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Class of Securities to be Registered	Amount to be Registered (1)	Proposed Price Per Share (2)	Proposed Aggregate Offering Price (2)	Amount of Registration Fee
Ordinary Shares, par value $0.001 per share	1,000,000	0.08	80,000	9.96

(1)	An indeterminate number of additional shares of Ordinary Shares shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions and in such an event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act. Our Ordinary Shares is not traded on any national exchange and in accordance with Rule 457, the offering price was determined by the average price shares were sold to our shareholders in a private placement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

As submitted to the Securities and Exchange Commission on March 2, 2018

SUBJECT TO COMPLETION,

PRELIMINARY PROSPECTUS DATED MARCH 2, 2018

Prospectus

Jinxuan Coking Coal Limited

Up to 1,000,000 Shares of Ordinary Shares

This prospectus relates to the initial public offering of Ordinary Shares (defined below) of Jinxuan Coking Coal Limited, a Cayman Islands company (the “Company”). No public market currently exists for the Ordinary Shares being offered.

We are offering for sale, up to a total offering of 1,000,000 Ordinary Shares (the “Offering”) at a fixed price of $0.08 per ordinary share, par value $0.001 per share (the “Ordinary Share” or “Ordinary Shares”). There is no minimum number of Ordinary Shares that must be sold by us for the Offering to close, and we will retain the proceeds from the sale of any of the offered Ordinary Shares.

No arrangements have been made to place funds into escrow or any similar account. The Company intends to sell the Ordinary Shares directly on a best efforts basis, which means our officers and directors, will attempt to sell the shares of Ordinary Shares. We will not be able to use such proceeds in China, however, until we complete certain remittance procedures in China. We are making this Offering without the involvement of underwriters or broker-dealers. There will be no commission or other compensation related to the sale of the Ordinary Shares.

	Per Share	Total
Price to public	$0.08	$80,000
Proceeds, before expenses to us	$0.08	$80,000

This is the initial public offering of the Company. There is currently no public or trading market for our Ordinary Shares. Our Ordinary Shares are presently not traded on any market or securities exchange and we have not applied for listing on any exchanges or quotation on any over-the-counter markets.

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements.

THE PURCHASE OF THE SECURITIES OFFERED THROUGH THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD READ THIS ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 14 HEREOF BEFORE BUYING ANY SHARES OF ORDINARY SHARES.

NEITHER THE SECURITIES AND EXHANGE COMMISSION (the “SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE ORDINARY SHARES OR DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

2

No public market currently exists for our Ordinary Shares, and a public market may never develop, or, if any market does develop, it may not be sustained. Our Ordinary Shares is not traded on any exchange or on the over-the-counter market. After the effective date of the registration statement relating to this prospectus, we hope to have a market-maker file an application with the Financial Industry Regulatory Authority (“FINRA”) for our Ordinary Shares to be eligible for quotation on the over-the-counter markets administered by the OTC Markets Group, Inc. (“OTC”). To be eligible for quotation, registrants must remain current in their quarterly and annual filings with the SEC. If we are not able to pay the expenses associated with our reporting obligations we will not be able to apply for quotation on the OTC. We currently do not have a market-maker who has agreed to file such application for quotation on the OTC.  There can be no assurance that our Ordinary Shares will ever be quoted on a quotation service, or listed on a stock exchange or that any public market for our stock will develop.

You should not assume that the information contained in the registration statement to which this prospectus is a part is accurate as of any date other than the date hereof, regardless of the time of delivery of this prospectus or of any sale of the shares of Ordinary Shares being registered in that registration statement of which this prospectus forms a part.

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this Offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. The selling shareholders are offering to sell, and seeking offers to buy, shares of Ordinary Shares only in jurisdictions where offers and sales are permitted. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

The date of this prospectus is          , 2018.

3

About this Prospectus

This prospectus is part of a registration statement we filed with the SEC. We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by us or on our behalf or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. The information contained in this prospectus is current only as of the date on the front cover of the prospectus. You should not assume that the information contained in this prospectus, any prospectus supplement or the documents incorporated by reference are accurate as of any date other than their respective dates, regardless of the time of delivery of this prospectus or of any sale of the Ordinary Shares. Our business, financial condition, results of operations and prospects may have changed since that date.

In this prospectus, “Company,” “we” and “us” refer to Jinxuan Coking Coal Limited unless the context requires otherwise.

4

5

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements included elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our Ordinary Shares, discussed under “Risk Factors,” before deciding whether to buy our Ordinary Shares.

Unless otherwise indicated, all dollar amounts included herein are recorded in United States dollars.

GLOSSARY OF SELECTED MINING TERMS

Anthracite coal.    A hard natural coal containing few volatile hydrocarbons which burns slowly and gives intense heat almost without flame.

Ash.    Impurities consisting of silica, iron, alumina and other incombustible matter that are contained in coal. Since ash increases the weight of coal, it adds to the cost of handling and can affect the burning characteristics of coal.

Bituminous coal.    A common type of coal with moisture content less than 20% by weight. It is dense and black and often has well-defined bands of bright and dull material.

British thermal unit, or "Btu".    A measure of the thermal energy required to raise the temperature of one pound of pure liquid water one degree Fahrenheit at the temperature at which water has its greatest density (39 degrees Fahrenheit).

Coke.    A hard, dry carbon substance produced by heating coal to a very high temperature in the absence of air. Coke is used in the manufacture of iron and steel. Its production results in a number of useful by-products.

Hard coking coal.    Hard coking coal is a type of metallurgical coal that is a necessary ingredient in the production of strong coke. It is evaluated based on the strength, yield and size distribution of coke produced from such coal which is dependent on rank and plastic properties of the coal. Hard coking coals trade at a premium to other coals due to their importance in producing strong coke and as they are a limited resource.

Industrial coal.    Coal generally used as a heat source in the production of lime, cement, or for other industrial uses and is not considered thermal coal or metallurgical coal.

Metallurgical coal.    The various grades of coal with suitable carbonization properties to make coke or be used as a pulverized injection ingredient for steel manufacture, including hard coking coal (see definition above), semi-soft coking coal (SSCC) and PCI coal (see definition below). Also known as "met" coal, its quality depends on four important criteria: (1) volatility, which affects coke yield; (2) the level of impurities including sulfur and ash, which affect coke quality; (3) composition, which affects coke strength; and (4) other basic characteristics that affect coke oven safety. Met coal typically has particularly high Btu characteristics but low ash and sulfur content.

Nitrogen oxide (NOx).    Produced as a gaseous by-product of coal combustion. It is a harmful pollutant that contributes to smog.

PCI Coal.    Coal used by steelmakers for pulverized coal injection (PCI) into blast furnaces to use in combination with the coke used to produce steel. The use of PCI allows a steel maker to reduce the amount of coke needed in the steel making process.

Preparation plant.    Preparation plants are usually located on a mine site, although one plant may serve several mines. A preparation plant is a facility for crushing, sizing and washing coal to remove impurities and prepare it for use by a particular customer. The washing process has the added benefit of removing some of the coal's sulfur content.

6

Reserve.    That part of a mineral deposit that could be economically and legally extracted or produced at the time of the reserve determination.

Sulfur.    One of the elements present in varying quantities in coal that contributes to environmental degradation when coal is burned. Sulfur dioxide is produced as a gaseous by-product of coal combustion.

Thermal coal.    Coal used by power plants and industrial steam boilers to produce electricity, steam or both. It generally is lower in Btu heat content and higher in volatile matter than metallurgical coal.

Tons.    A "short" or net ton is equal to 2,000 pounds. A "metric" ton is approximately 2,205 pounds; a "long" or British ton is equal to 2,240 pounds. Unless otherwise indicated, the metric ton is the unit of measure referred to in this document. The international standard for quoting price per ton is based in U.S. dollars per metric ton.

Our Business

Overview

We were incorporated in the Cayman Islands on February 24, 2017. Our PRC operating company, Liulin Junhao Coking Coal Trading Co., Ltd (“Liulin Junhao”) was incorporated as a PRC entity pursuant to PRC law on October 16, 2012. For more information, see “Business – History and Corporate Structure.”

Through our PRC operating entity, Liulin Junhao, we are a Shanxi Province-based manufacturer and supplier of blended coking coal. The blended coking coal we produce is also known as metallurgical coke, used to produce coke for use mainly in the steel-making process. Our blended coking coal is primarily purchased by other coking coal suppliers and coke producers for the purpose of making the coke required for the steel manufacturing process. We started generating revenue in the year ended December 31, 2015, where we generated revenue of $20,270 via acting as an agent for coking coal trade for a related party, Shanxi Yidayang Coal Transportation Co., Ltd. Our coking coal production operation started generating revenue in the year ended December 31, 2016, with $19,589,747 and 100% of our revenue derived from blended coking coal.

We purchase raw materials of various grades in characteristics of coking coal from suppliers such as coal washing plants, which are primarily based in Shanxi Province, China. We developed in house, our proprietary electric coking coal blender, which we use to blend and manufacture coking coals of various grades in characteristics into a uniform mix, based upon customer specifications. Our customers are all based in the PRC and currently mainly in the Shanxi Province. Some of our customers are coke-suppliers while others resell coking coal.

Our revenue is primarily generated through sales of our blended coking coal based upon specific customer specifications. For the six months ended June 30, 2017 and 2016, we generated revenue of $174,034 and $3,187,312 in the aggregate, respectively, with $93,776 and $nil generated from agent fees from third parties, Shanxi Jinquan Energy Co. Ltd. We produced and sold a total of 806 and 47,899 tons of coking coal, respectively, and generated coking coal revenues of $80,258 and $3,187,312, respectively. Our net loss for the six months ended June 30, 2017 and 2016 was $444,240 and $95,129, respectively. For the year ended December 31, 2016, we produced and sold a total of 221,303 tons of coking coal and generated coal revenues of $19,589,747. Our net income for the year ended December 31, 2016 was $749,561. For the year ended December 31, 2015, we had generated income of $20,270 via acting as an agent for coking coal trade for a related party, Shanxi Yidayang Coal Transportation Co., Ltd, and incurred a net loss of $12,993. 100% of our raw materials, various grades of coking coal, were from suppliers based in Shanxi Province, the PRC. 100% of our total revenue was derived from sales made to PRC customers.

Our annual operating capacity for manufacturing and blending coking coal is 1 million tons. We are currently at 20% capacity.

Our coking coal blending process and selling of the blending coking coal do not require regulatory permits other than the business license from the relevant PRC authorities which we already have.

As of the date of this prospectus, there is no public trading market for our Ordinary Shares and there is no assurance that a trading market for our Ordinary Shares will ever develop.

7

Reorganization

We were incorporated in the Cayman Islands on February 24, 2017 by our controlling shareholder Mr. Xiangyang Guo. We directly hold 100% equity interests of Jinxuan JH Limited, a limited company formed in British Virgin Islands. Jinxuan JH Limited holds 100% equity interests of each of Jacqueline G.D International Limited (“Jacqueline HK”) and Junhao Coking Coal International Holding Limited, which in turn collectively hold 100% equity interests of Liulin Junhao, our PRC operating entity.

On December 31, 2016, Mr. Xiangyang Guo acquired 72% equity interest in Liulin Junhao and became its controlling shareholder. Between June 19, 2017 and August 5, 2017, we acquired 100% of the equity interests of Liulin Junhao, through a series of transactions with the then shareholders of Liulin Junhao, including Mr. Xiangyang Guo. More specifically, on June 19, 2017, Junhao International acquired the 75% equity interest of Liulin Junhao, and Merit Sky Holding Limited, a Hong Kong limited company then controlled by Mr. Bingshan Guo, acquired the 25% equity interest of Liulin Junhao (which was subsequently transferred to Jacqueline HK on July 16, 2017).

As such, our controlling shareholder Mr. Xiangyang Guo has had a controlling ownership interest in Liulin Junhao since January 1, 2017.

The following diagram illustrates our corporate structure as of the date of this prospectus:

Competitive Strengths

We believe that the following competitive strengths enhance our position in the PRC market:

Our proprietary coking coal blending machine is able to blend various grades of coking coal and blend more efficiently. Our proprietary coking coal-blending machine uses predictive model to blend coking coal based upon customer specification and the various grades of available raw materials, minimizing the quantity of high-quality coking coal needed to produce high quality uniform mix coking coal, thus allowing us to have a competitive pricing over other market participants.

Efficient Producer continuing to provide a mix of coking coal types and qualities to satisfy our customers’ needs. We believe our manufacturing and blending know-how and experience, operating efficiency and our strategic location in Liulin, Shanxi give us a competitive advantage over our competitors.

Business Strategy

Our long-term objective is to establish our company as the regional leader in the coking coal industry while continuing to expand our supplier and customer base. Our key strategies to achieve this objective are described below:

▪	In 2018, we plan to expand our customer base and supplier base in Shanxi Province, and to acquire suppliers of quality coking coal raw materials both in and outside of Shanxi Province, such as coal washing plants. Our ideal targets are suppliers with a minimum annual supply capacity of 1 million ton. We are actively searching for and negotiating with new suppliers. We are actively identifying and discussing with supplier targets to merge and/or acquire, while there is no guarantee that we will be able to locate appropriate targets in our desired timeline. As of the date of this prospectus, no acquisition or merger agreements have been entered into.

▪	Between the years of 2019 and 2020, we plan to expand our customer base to the nearby provinces of Hebei and Shandong, and continue to acquire additional coking coal suppliers, and coal washing plants with existing coke plants customer base.

▪	Between the years of 2021 and 2022, we plan to collaborate with regional futures exchanges to establish a one-stop industry park that serves the industry chain of coking coal, and to establish a coking coal e-commerce platform for coking coal products trade, derivative products investment and financing for coking coal companies.

8

Corporate Information

Our principal executive offices are located at South Zhonghuan Street 529, C-12, rooms 1204 and 1205, Taiyuan, Shanxi, PRC, and our phone number is + 86–351–7020402. We maintain a corporate website at http://www.bestjxjm.com. The information contained in, or accessible from, our website or any other website does not constitute a part of this prospectus.

Recent Developments

Effective July 30, 2017, the holders of all the outstanding shares of our Ordinary Shares approved the following, converting our authorized capital from $50,000 to $100,000 divided into 100,000,000 shares of Ordinary Shares, $0.001 par value per share; and converting issued capital of $50,000 in 50,000 shares, into 10,000,000 shares of US$0.001 par value each in the capital of the Company at an issue price of $0.005 per share (together, the “Recapitalization”).

On August 5, 2017, the Company issued 3,333,334 shares of Ordinary Shares to Jacqueline G.D Limited (“Jacqueline Guo”), 100% owned by Bingshan Guo, a Director of Liulin Junhao, pursuant to a Share Exchange Agreement dated on the even date, in exchange for the 100% equity interest in Jacqueline HK transferred to Jinxuan BVI (the “Jacqueline Share Issuance”).

As a result of the aforementioned Recapitalization and the Jacqueline Share Issuance (together, the “Reorganization”), there were 13,333,334 ordinary shares issued and outstanding, and the Reorganization was accounted for as a recapitalization. The Company believes it is appropriate to reflect the Reorganization on a retroactive basis similar to stock split pursuant to ASC 260. The Company has retroactively presented all shares and per share data for the six month period ended June 30, 2017 and for the years ended December 31, 2016 and 2015.

On September 14, 2017, Liulin Junhao entered into a Share Transfer Agreement with Feiyue Mao (the “Beijing Jinxuan Transfer Agreement”), a related party of Liulin Junhao from March 1, 2015 to December 21, 2016, and as of September 14, 2017, a 99% equity owner of Beijing Jinxuan, pursuant to which Liulin Junhao shall purchase 99% of equity ownership in Beijing Jinxuan for a consideration of RMB7.92 million. Liulin Junhao has paid RMB5 million as a down payment following the execution of the Beijing Jinxuan Transfer Agreement, and the rest will be due upon closing of the transactions underlying the Beijing Jinxuan Transfer Agreement. The closing has not been completed as of the date of this prospectus. Following the closing of the transactions underlying the Beijing Jinxuan Transfer Agreement, Liulin Junhao will become a 99% equity owner of Beijing Jinxuan. The remaining 1% equity interest of Beijing Jinxuan is and will continue to be held by Ji Li, also a 1% beneficial owner of the Company. Feiyue Mao was a related party of Liulin Junhao from March 1, 2015 to December 21, 2016 during which Beijing Jinxuan was the 100% owner of Liulin Junhao and Feiyue Mao was the beneficial owner of Beijing Jinxuan and in turn of Liulin Junhao.

On February 22, 2018, Beijing Jinxuan, Liulin Junhao, and Feiyue Mao, as a 99% equity owner of Beijing Jinxuan, entered into a Termination Agreement pursuant to which the parties terminated the Beijing Jinxuan Transfer Agreement, and agreed that Feiyue Mao shall return the RMB5 million deposit to Liulin Junhao no later than April 22, 2018.

Implications of Being an “Emerging Growth Company”

With less than $1.0 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” under the Jumpstart our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

-	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002;

-	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis);

-	are not required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

-	- are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

-	may present only two years of audited financial statements and only two years of related Management’s Discussion & Analysis of Financial Condition and Results of Operations, or MD&A;

-	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and

-	are exempt from any proposed new requirements of the PCAOB rules relating to mandatory audit firm rotation and any requirement to include an auditor discussion and analysis narrative in our audit report.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

We will remain an “emerging growth company” until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed US$1 billion, (ii) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (iii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934 (the “Exchange Act”), which would occur if the market value of our common shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iv) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

9

Investors should be aware that we will be subject to the "Penny Stock" rules adopted by the Securities and Exchange Commission, which regulate broker-dealer practices in connection with transactions in Penny Stocks. These regulations may have the effect of reducing the level of trading activity, if any, in the secondary market for our stock, and investors in our Ordinary Shares may find it difficult to sell their shares. Please see the disclosures under "Penny Stock Considerations" in this Prospectus for more information.

The Offering

Following is a brief summary of this Offering.  Please see the “Plan of Distribution” section for a more detailed description of the terms of the Offering. Except as otherwise indicated, all information in this prospectus assumes Reorganization of our Ordinary Share effective as of August 5, 2017.

Ordinary Shares outstanding prior to the completion of this Offering	13,333,334

Ordinary Shares offered by us	1,000,000 shares, par value $0.001

Ordinary Shares Outstanding Immediately After the Offering	14,333,334 shares

Price per Ordinary Shares	The $0.08 per share offering price of our Ordinary Shares was determined by our Board of Directors based on several factors, including the most recent selling price of shares of our Ordinary Shares in private placements.

Best Efforts	We are directly selling our Ordinary Shares on a “best efforts” basis. Accordingly, we are not required to sell any specific number of dollar amount of Ordinary Shares but will use our best efforts to sell the Ordinary Shares offered.

Use of proceeds	We intend to use the proceeds from this offering to for working capital and general corporate purposes, including the expansion of our business. To the extent that we are unable to raise the total offering amount in this Offering, we may not be able to achieve all of our business objectives in a timely manner. See “Use of Proceeds” for more information.

10

Trading Symbol	“ “

Transfer Agent	Island Stock Transfer 15500 Roosevelt Blvd, Suite 301 Clearwater, FL 33760

Risk Factors	An investment in the shares of Ordinary Shares is subject to a number of risks. You should carefully consider the information set forth in the "Risk Factors" section below and the other sections of this Prospectus, in addition to the documents included in and/or incorporated by reference in the registration statement to which this Prospectus forms a part.

Duration of the Offering	The Offering shall be terminated on the earlier of:
(1) The date when sale of all 1,000,000 shares is completed;
(2) One year from the date of this Prospectus;
(3) Prior to one year from the date of this Prospectus at the sole determination of the Board of Directors;

Except as otherwise indicated, all information in this prospectus assumes Reorganization effected as of August 5, 2017, where our authorized capital was converted from $50,000 to $100,000 divided into 100,000,000 shares of Ordinary Shares, $0.001 par value per share.

Summary Financial Data

The following table sets forth selected historical statements of operations for the years ended December 31, 2016 and 2015, and balance sheet data as of December 31, 2016 and 2015, which have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The following table sets forth selected historical statements of operations for the six months ended June 30, 2017 and 2016, and balance sheet data as of June 30, 2017, which have been derived from our unaudited condensed consolidated financial statements, included elsewhere in this prospectus and have been prepared on the same basis as our audited financial statements. Our historical results are not necessarily indicative of the results that may be expected in the future. You should read this data together with our consolidated financial statements and related notes appearing elsewhere in this prospectus as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” appearing elsewhere in the prospectus.

Selected Statements of Operations Information:

	For six months ended June 30,	For six months ended June 30,	For Years ended December 31,
	2017	2016	2016	2015
	US$	US$	US$	US$
	(Unaudited)	(Unaudited)
Statements of Comprehensive Income Data:
Revenue	$174,034	$3,187,312	$19,589,747	$20,270
Cost of revenue	76,689	3,182,623	17,200,450	-
Gross profit	97,336	3,689	2,389,297	20,270
Selling expenses	91,762	110,635	1,121,950	-
Administrative expenses	450,064	19,792	260,715	37,667
Results from operating activities	(444,490)	(126,738)	1,006,632	(17,397)
Net other income	250	336	478	73
Profit(loss) before tax	(444,240)	(126,702)	1,007,110	(17,324)
Tax expenses (benefits)	-	(31,573)	257,549	(4,331)
Profit(loss) for the year/period	(444,240)	(95,129)	749,561	(12,993)
Comprehensive income for the year/period	(416,242)	(135,387)	669,299	(59,595)
Basic and dilutive (loss) earnings per share	(0.033)	(0.007)	0.056	(0.001)

11

Selected Balance Sheet Information:

	As of June 30, 2017	As of December 31, 2016	As of December 31, 2015
	US$	US$	US$
	(Unaudited)
Statements of Financial Position Data:
Cash and cash equivalents	773,022	55,798	28,091
Total assets	1,455,531	2,239,495	835,900
Total equity	1,010,590	1,426,832	757,533
Current liabilities	444,941	812,642	78,367
Total liabilities	444,941	812,642	78,367

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and “Business,” contains forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

•	implementation of our business strategy;

•	our anticipated capital requirements and future operating performance; and

•	our use of the net proceeds from this Offering.

Any statements that relate to future events or conditions, including, without limitation, the statements included in this prospectus that are not historical facts, that relate to industry prospects and that concern our prospective results of operations or financial position, may be deemed to be forward-looking statements. Often, however, our uses of the words “believe,” “anticipate,” “plan,” “expect,” “intend” and similar expressions will identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. Although we believe that the expectations reflected in the forward-looking statements contained in this prospectus are reasonable, these statements represent our current expectations and are inherently uncertain. The factors discussed above under “Risk Factors,” among others, could cause actual results, levels of activity, performance or achievements to differ materially from those indicated by these forward-looking statements. Forward-looking statements represent our views as of the date of this prospectus. While we may elect to update these forward-looking statements in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. For all of these reasons, you should not unduly rely on any forward-looking statements.

12

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated under the laws of the Cayman Islands because of certain benefits associated with being a Cayman Islands corporation, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides significantly less protection for investors than the United States.

Substantially all of our assets are located in the PRC. In addition, a majority of our directors and officers are nationals or residents of the PRC and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed      as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Ogier, our counsel to the laws of Cayman Islands, and Jingtian & Gongcheng, our counsel to PRC law, have advised us that there is uncertainty as to whether the courts of the Cayman Islands or the PRC would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in the Cayman Islands or the PRC against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Ogier, has further advised us that it is uncertain that Cayman Islands courts would enforce: (1) judgments of U.S. courts obtained in actions against us or other persons that are predicated upon the civil liability provisions of the U.S. federal securities laws; or (2) original actions brought against us or other persons predicated upon the Securities Act. Ogier has informed us that there is uncertainty with regard to Cayman Islands law relating to whether a judgment obtained from the U.S. courts under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. Furthermore, there is currently no statutory enforcement or treaty between the United States and the Cayman Islands providing for enforcement of judgments. However, a judgment obtained in the United States may be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination on the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment: (i) is given by a foreign court of competent jurisdiction; (ii) is final; (iii) is not in respect of taxes, a fine or a penalty; and (iv) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or public policy of the Cayman Islands.

Jingtian & Gongcheng has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. Jingtian & Gongcheng has advised us further that there are no treaties between China and the United States for the mutual recognition and enforcement of court judgments, thus making the recognition and enforcement of a U.S. court judgment in China difficult.

13

RISK FACTORS

An investment in our Ordinary Shares involves a high degree of risk. Before deciding whether to invest in our Ordinary Shares, you should consider carefully the risks described below, together with all of the other information set forth in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and our consolidated financial statements and related notes. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be materially and adversely affected, which could cause the trading price of our Ordinary Shares to decline, resulting in a loss of all or part of your investment. The risks described below and in the documents referenced above are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business. You should only consider investing in our Ordinary Shares if you can bear the risk of loss of your entire investment.

Risks Relating to our Business and Industry

Our limited operating history makes evaluating our business and prospects difficult.

Incepted in 2012, we started generating revenue in the year ended December 31, 2015. Thus, our limited operating history may not provide a meaningful basis for you to evaluate our business, financial performance and prospects. We are, and expect for the foreseeable future to be, subject to all the risks and uncertainties, inherent in a new business. Accordingly, you should consider our prospects in light of the costs, uncertainties, delays and difficulties frequently encountered by companies with a limited operating history. In particular, you should consider that there is a significant risk that we may not be able to:

· maintain profitability;

· preserve our leading position in the market of high quality blended coking coal;

· acquire and retain customers;

· attract, train, motivate and retain qualified personnel;

· keep up with evolving industry standards and market developments;

· successfully implement our marketing and growth strategy;

· respond to competitive market conditions;

· maintain adequate control of our expenses;

· manage our relationships with our suppliers and customers; or

· protect our proprietary technologies.

If we are unsuccessful in addressing any of these risks, our business may be materially and adversely affected.

We are primarily a holding company and depend on distributions from our subsidiaries to meet our financial obligations.

Our company has an offshore holding structure commonly  used by corporations seeking public offering in a foreign jurisdiction with operations in China. We own Liulin Junhao directly through Jinxuan BVI. Our operations are conducted exclusively through Liulin Junhao, in which we own 100% of the equity interest at the date of this prospectus. The operations Liulin Junhao are our sole source of revenues. We have no operations independent of those of Liulin Junhao. As a result, we are dependent upon the performance of Liulin Junhao and will be subject to the financial, business and other factors affecting such subsidiaries as well as general economic and financial conditions. As substantially all of our operations are conducted through our subsidiaries, we are dependent on the cash flow of our subsidiaries to meet our obligations.

Because virtually all of our assets are held by Liulin Junhao, the claims of our shareholders will be structurally subordinate to all existing and future liabilities and obligations, and trade payables of such subsidiaries. In the event of a bankruptcy, liquidation or reorganization of the Company, our assets and those of our subsidiaries’ will be available to satisfy the claims of our shareholders only after all of Liulin Junhao’s liabilities and obligations have been paid in full.

14

Our future operating results have been and may continue to be affected by fluctuations in raw material prices. We may not be able to pass on cost increases to customers.

We are subject to short-term coking coal price volatility and have purchased and may continue to have to purchase raw coking coal at higher prices. Our operating profits may be negatively affected by fluctuations in the price of raw coking coal. In the past, we have been able to pass the cost increase of raw coking coal on to customers but may not be able to do so in the future either. This may adversely affect our gross margins and profitability. Our sales agreements with customers generally contain provisions that permit the parties to adjust the contract price of the blended coking coal upward or downward at specified times or if market spot price of coking coal fluctuates significantly. However, in the event that raw materials we sourced for specific customers increased to such extent and we fail to agree on a price with our customer under these provisions or otherwise pass on cost increases to the customers, many agreements permit customers to terminate the contract or refuse to buy all of the quantities contracted for. Market prices for raw coking coal fluctuate in most regions in China. Additionally, high quality raw coking coal is critical to our maintaining operating efficiencies and delivering blended coking coal to our customers that meets their specifications. Since high quality raw coking coal is more limited in supply, its price tends to be more volatile. A general rise in coking coal prices also may adversely affect the price of, and demand for, coke and products made with coke such as iron, steel and concrete. This may in turn lead to a fall in demand for our products.

If we are unable to successfully operate and manage our production operations, we may experience a decrease in revenues.

As we ramp up our production operations to accommodate our planned growth, we may encounter difficulties associated with increasing production scale, including shortages of qualified personnel to operate our equipment or manage manufacturing operations, as well as shortages of key raw materials for our products. In addition, we may also experience difficulties in producing sufficient quantities of products or in achieving desired product quality. If we are unable to successfully operate and manage our production operations to meet our needs, we may not be able to provide our customers with the quantity or quality of products they require in a timely manner. This could cause us to lose customers and result in reduced revenues.

Our future capital needs are uncertain and we may need to raise additional funds in the future.

We may require additional cash resources in the future due to changed business conditions or other future developments. We cannot assure you that our revenues will be sufficient to meet our operational needs and capital requirements in the future. In the past, we have not encountered difficulties in obtaining financing. However, we cannot assure you that financing will be available in amounts or on terms acceptable to us. Our future capital needs and other business reasons could require us to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity or equity-linked securities could result in additional dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations or our ability to pay dividends to our shareholders.

Our success depends substantially on the continued retention of certain key personnel and our ability to hire and retain qualified personnel in the future to support our growth and execute our business strategy.

If one or more of our senior executives or other key personnel are unable or unwilling to continue in their present positions, our business may be disrupted and our financial condition and results of operations may be materially and adversely affected. While we depend on the abilities and participation of our current management team generally, we rely particularly upon Xiangyang Guo, our CEO, and Liqin Yang, our CFO, who are responsible for the development and implementation of our business plan. The loss of the services of Xiangyang Guo, our CEO, and Liqin Yang, our CFO, for any reason could significantly adversely impact our business and results of operations. Competition for senior management and in the coal industry in the PRC is intense and the pool of qualified candidates is limited. We cannot assure you that the services of our senior executives and other key personnel will continue to be available to us, or that we will be able to find a suitable replacement for them if they were to leave.

If the legality or validity of the lease of the collective-owned land use rights is challenged, there may be disruption to our operation and such disruption could have a material adverse effect on our results of operations.

Our operation is based in a location leased from a related party, Liulin Hongxing Coking Coal Trade Co., Ltd. (“Hongxing”), who has the collective-owned land use rights of a parcel of land (about 62,826 square meters) in Bandi Village from September 2003 to September 2023. According to the PRC Laws on Land Administration, the collective-owned land use right shall not be leased, conveyed, or rented for non-agricultural construction, except in the case of legal transfer of the land that conforms to the comprehensive land use plan and is carried out legally by enterprises as a result of bankruptcy or acquisition.

15

Under current PRC laws on Land Administration the collective-owned land use rights and our lease may be subject to disputes or challenges by the relative governmental departments and unenforceable.

If the legality or validity of our leases become subject to disputes or challenges, we may need to suspend at least part of our operation on the respective land areas. We may incur costs and losses if we are required to remove our operation and the requisite machinery. We could also lose our rights to use the land and our business, financial condition and results of operations could be materially and adversely affected.

A significant portion of our revenue is concentrated on a few large customers, and we do not have long-term customer supply agreements with our key customers and rely upon our longstanding relationship with them.  If we lose one or more of our customers, our results of operations may be adversely and materially impacted.

For the six months ended June 30, 2017 and for the year ended December 31, 2017, we served two customers, Shanxi Jinquan Energy Co. Ltd and Liulin County Xin’an Yuanda Coking Coal Co. Ltd, consisting of 54% and 46% of our sales revenue, respectively. For the year ended December 31, 2016, 89.3% of our total sales was from four key customers, Shanxi Coking Coal Trade Co., Ltd., Hongxing, Shanxi Tianli Zhicheng Trading Co., Ltd and Shanxi Meijin Material Supply Co., Ltd. As a consequence, we may have large amounts of collectibles from these large customers. Additionally, all of our customers send us supply orders specifying the characteristics of blended coking coals that they require, and we would supply them on an order-to-order basis without long-term supply agreements. If we lose one or more large customers like these, our sales revenue will decrease and our financial condition and results of operations may be materially adversely impacted.

We had sourced our raw materials primarily from a limited number of suppliers. If we lose one or more of the suppliers, our operation may be disrupted, and our results of operations may be adversely and materially impacted.

For the six months ended June 30, 2017 and for the year ended December 31, 2017, we sourced materials from one supplier. In 2016, we sourced 28% of our raw materials from one supplier, and 72% from the other supplier. In 2015, we sourced 100% of our raw materials from one supplier. If we lose supplier and are unable to swiftly engage new suppliers, our production operation may be disrupted and/or suspended, and we may not be able to deliver finished products to our customers on time. We may also have to pay a higher price to source from a different supplier on short notice. While we are actively searching for and negotiating with new suppliers and we are actively identifying and discussing with supplier targets to merge and/or acquire, there is no guarantee that we will be able to locate appropriate new suppliers and/or supplier merger targets in our desired timeline. As such, our results of operations may be adversely and materially impacted.

The suppliers that we sourced from were not able to provide us with the raw materials quantities we needed due to the coking coal production restrictions in the PRC. If we do not find reliable suppliers able to source us the quantity of raw materials we need in times of production restriction, our results of operations may be adversely and materially impacted.

For the six months ended June 30, 2017 and for the year ended December 31, 2017, we have experienced significant difficulties in securing the quantity of raw materials coking coal needed to meet our customers’ needs, primarily due to the coking coal production limitations imposed both at the PRC national level, which resulted in an approximately 4% reduction in January to May of 2017 compared to the same period in 2016, and particularly at the Shanxi provincial level. Because we are a comparatively smaller customer, our major suppliers prioritized supply for other larger customers. While we have quickly transitioned our strategy to establish relationship with other suppliers who can either prioritize our orders or have better access to raw materials in times of production restriction, we cannot guarantee we will not encounter this in the near future, in which case, our operations will be disrupted and our revenues significantly and adversely impacted.

Increases in transportation costs could make our operations less competitive and result in the loss of customers.

Coal producers and processors depend upon rail, barge, trucking, overland conveyor and other systems to deliver coal to markets. We typically transport coal raw materials from our suppliers, and as such, increases in transportation costs will lead to less competitive pricing for our blended coking coal products. Additionally, since we arrange to transport our blended coking coal to our customers from our facilities to the point of use, any disruption of these transportation services because of weather-related problems, strikes, lock-outs or other events could temporarily impair our ability to supply coal to customers and thus could adversely affect our results of operations. For example, the high volume of raw coal shipped from all Shanxi Province mines could create temporary congestion on the rail systems servicing that region. If transportation for our blended coking coal becomes unavailable or uneconomic for our customers, our ability to sell blended coking coal could suffer. Transportation costs can represent a significant portion of the total cost of blended coal. Since our customers typically pay that cost, it is a critical factor in a distant customer’s purchasing decision. If transportation costs from our facilities to the customer’s are not competitive, the customer may elect to purchase from another company.

We may not be able to meet quality specifications required by our customers and as a result could incur economic penalties or cancelled agreements which would reduce our sales and profitability.

Most of our blended coking coal sales agreements contain provisions requiring us to deliver coking coal meeting quality thresholds for certain characteristics such as BTUs, sulfur content, ash content, volatility and ash fusion temperature. If we are not able to meet these specifications, because, for example, we are not able to source coal of the proper quality, we may incur economic penalties, including price adjustments, the rejection of deliveries or termination of the contracts.

16

We do not have any registered patents or other intellectual property and we may not be able to maintain the confidentiality of our blending processes.

We have no patents covering our blending processes and we rely on the confidentiality of our blending processes in producing a competitive product. The confidentiality of our know-how may not be maintained and we may lose any meaningful competitive advantage which might arise through our proprietary processes.

Our insurance coverage may not be adequate. Any material loss to our properties or assets may have a material adverse effect on our financial condition and operations.

We and our subsidiaries and operating company are insured in amounts that may not adequately cover the risks of our business operations. As a result, any material loss or damage to our properties or other assets, or personal injuries arising from our business operations in excess of our insurance coverage may have a material adverse effect on our financial condition and operations.

Import of blended coking coal from other countries may continue to increase and may result in our obtaining lower prices for our products and/or reduced quantities in demand for our products.

Imported coking coal consisted of 9% and 11% of total coking coal consumption in the PRC in 2015 and 2016, respectively, and imported coking coal is increasingly used to bridge the supply and demand gap in the PRC market. Other than regulatory factors, the main obstacle in the slow growth of imported coking coal in the PRC is because the majority of coke making furnaces are configured to receive only coking coal with characteristics specific to the coking coal produced in the PRC, and re-configuration of the furnaces for them to receive imported coking coal is currently high. If more furnaces undergo re-configuration and new furnaces are put in use, imported coking coal may increasingly make up the coking coal consumption in the PRC. More inflow of imported coking coal may result in lower prices for our products and/or reduced quantities in demand for our products.

Because we are a Cayman Islands corporation and all of our business is conducted in the PRC, you may be unable to bring an action against us or our officers and directors or to enforce any judgment you may obtain.

We are incorporated in the Cayman Islands and conduct our operations primarily in China. Substantially all of our assets are located outside of the United States and the proceeds of this offering will primarily be held in banks outside of the United States. In addition, all of our directors and officers reside outside of the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the Cayman Islands or in China in the event that you believe we have violated your rights, either under United States federal or state securities laws or otherwise, or if you have a claim against us. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may not permit you to enforce a judgment against our assets or the assets of our directors and officers. See “Enforceability of Civil Liabilities.”

Since our directors and officers will collectively own more than 73.5% of our Ordinary Shares following the sale of the total offering amount, they will have the ability to elect directors and approve matters requiring shareholder approval.

Bingshan Guo, and Xiangyang Guo (the “Principal Shareholders”), currently collectively and beneficial own 10,533,334, or 79% of our outstanding Ordinary Shares. If we raise the total offering amount, the Principal Shareholders will have the right to vote 73.5% of the Ordinary Shares. As result, the Principal Shareholders will be able to exert significant voting influence over fundamental and significant corporate matters and transactions. Depending on the percentage, the Principal Shareholders may have the power to elect all directors and approve all matters requiring shareholder approval without the votes of any other shareholder. The Principal Shareholders will have significant influence over a decision to enter into any corporate transaction and has the ability to prevent any transaction that requires the approval of shareholders, regardless of whether or not our other shareholders believe that such transaction is in our best interests. Such concentration of voting power could have the effect of delaying, deterring, or preventing a change of control or other business combination, which could, in turn, have an adverse effect on the market price of our Ordinary Shares or prevent our shareholders from realizing a premium over the then-prevailing market price for their Ordinary Shares.

17

Our lack of effective internal controls over financial reporting may affect our ability to accurately report our financial results or prevent fraud which may affect the market for and price of our Ordinary Share.

To implement Section 404 of the Sarbanes-Oxley Act of 2002, the SEC adopted rules requiring public companies to include a report of management on the company’s internal control over financial reporting. Prior to filing the registration statement of which this prospectus is a part, we were not subject to these rules. As a result, we do not have in place effective disclosure controls and procedures or internal controls over financial reporting. We will be subject to the requirement that we maintain internal controls and that management perform periodic evaluation of the effectiveness of the internal controls. Effective internal control over financial reporting is important to prevent fraud. As a result, our business, financial condition, results of operations and prospects, as well as the market for and trading price of our Ordinary Shares, may be materially and adversely affected if we do not have effective internal controls. We do not presently have the financial resources or personnel to develop or implement systems that would provide us with the necessary information on a timely basis so as to be able to implement financial controls. As a result, we may not discover any problems in a timely manner and current and potential shareholders could lose confidence in our financial reporting, which would harm our business and the trading price of our Ordinary Shares. The absence of internal controls over financial reporting may inhibit investors from purchasing our shares and may make it more difficult for us to raise funds in a debt or equity financing.

Because we are an “emerging growth company,” we may not be subject to requirements that other public companies are subject to, which could affect investor confidence in us and our Ordinary Shares.

We are an “emerging growth company,” as defined in the JOBS Act, and we intend to take advantage of certain exemptions from disclosure and other requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act for so long as we are an emerging growth company. As a result, if we elect not to comply with such auditor attestation requirements, our investors may not have access to certain information they may deem important. See “Implications of Being an “Emerging Growth Company.”

Substantial declines in coking coal prices may reduce our revenues, and sustained prices at those levels or lower levels may further reduce our revenues and adversely affect our operating results, cash flows, financial condition, and stock price.

Our results of operations are substantially dependent upon the prices we receive for our coking coal. The price for coking coal in the PRC market fluctuates significantly, ranging from RMB 510 (approximately $75.22) to 1,177 (approximately $173.61) per ton in the years of 2015 and 2016. The price for coking coal in the PRC market ranged from RMB949 (approximately $143.8) to 1,260 (approximately $191) per ton in the first six months of 2017. Those prices depend upon factors beyond our control (some of which are described in more detail in other risk factors below), including:

•	the demand for domestic and foreign coking coal, which depends significantly on the demand for steel;

•	the price restriction and/or production restriction for the coal industry and/or the steel industry;

•	the price and availability of natural gas and other alternative fuels;

•	competition from other suppliers of coking coal;

•	the regulatory and tax environment for our industry and those of our customers; and

•	the proximity to and availability, reliability and cost of transportation facilities.

Fluctuating coking coal prices in the PRC may impose significant challenges for us to adjust our operation and production to meet the demands of our customers and ensure our access to raw materials, and may materially adversely affect our operating results and cash flows.

Lower demand for coking coal by PRC steel producers would reduce our revenues and could further reduce the price of our coking coal.

We produce coking coal that is used by PRC coke manufacturers to supply to the PRC steel industries. Any deterioration in conditions in the PRC steel industry, including the demand for steel and the continued financial viability of the industry, would reduce the demand for our coking coal. In addition, foreign steel industry increasingly relies on processes to make steel that do not use coke, such as electric arc furnaces or pulverized coal processes. If this trend becomes more popular in the PRC, the amount of coking coal that we sell and the prices that we receive for it may decrease, thereby reducing our revenues and adversely impacting our earnings.

18

Competition within the coal industry may adversely affect our ability to sell coking coal, and excess production capacity in the industry could put downward pressure on coal prices.

We compete with numerous other coking coal producers in various regions of the PRC and to a lesser extent, coking coal producers from other countries. This competition affects the prices we are able to sell our products, and our ability to retain or attract customers. In addition, if the currencies of our foreign competitors decline against the RMB, those competitors may be able to offer lower prices to our customers than we can.

In the past, high demand for coal and attractive pricing brought new investors to the coal industry, leading to the development of new mines and added production capacity. Subsequent overcapacity in the industry has contributed, and may continue to contribute, to lower coal prices. In addition, lower coal prices set by our competitors may also put downward pressure on coal prices.

Our ability to collect payments from our customers could be impaired if their creditworthiness and financial health deteriorates.

Our ability to receive payment for coking coal sold and delivered depends on the continued creditworthiness and financial health of our customers. Competition with other coal suppliers could force us to extend credit to customers and on terms that could increase the risk we bear on payment default.

Our industry is heavily regulated and we may not be able to remain in compliance with all such regulations and we may be required to incur substantial costs in complying with such regulation.

We are subject to extensive regulation by China’s national, provincial, county and local authorities in jurisdictions in which our products are manufactured or sold, regarding the manufacturing, storage, and distribution of our product, such as the environment protection laws, the tax laws and the labor contract laws. See “Regulations and Governmental Approvals.”

We may not be able to comply with current laws and regulations, or any future laws and regulations. To the extent that new regulations are adopted, we will be required to adjust our activities in order to comply with such regulations. We may be required to incur substantial costs in order to comply. Our failure to comply with applicable laws and regulations could subject us to civil remedies, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions, which could have a material and adverse effect on our business, operations and finances. Changes in applicable laws and regulations may also have a negative impact on our sales.

New legislation or administrative regulations (or judicial interpretations of existing laws and regulations), including proposals related to the protection of the environment that would further regulate and tax the coal industry, may also require us and our customers to change operations significantly or incur increased costs.

Our business operation may be materially and negatively affected by economic policy involving the coal industry promulgated by the Shanxi provincial government.

Due to various circumstances in the coal industry, such as over-extraction, inappropriate extraction and persistent safety issues experienced by smaller mining operations in Shanxi Province, Shanxi provincial government have vowed to recoup and is in the process of recouping the Shanxi coal industry with prerogatives of restricting coal output and closing down smaller mining operations in mass. Shanxi provincial authorities have promulgated various guidance and policies that limit the total quantity of coal mined by coal mining companies in Shanxi, and output requirement for mining companies in Shanxi which have resulted in industry consolidation and closing of smaller mines, and in turn a lower total quantity of coal output. While there are uncertainties as to the specific effect of such policies, restricting coal output may limit our access to raw materials needed in our production process, and we may not be able to deliver the amount of coking coal under existing sales orders or at a price acceptable to the customers. If the remaining larger coal mines who survive the industry consolidation in Shanxi decide to use its bargaining power, this may increase the prices we are able to negotiate for such raw materials, this may negatively impact our access to raw materials, and in turn our results of operations.

19

Terrorist attacks or military conflict could result in disruption of our business.

Terrorist attacks and threats, escalation of military activity in response to such attacks or acts of war may negatively affect our business, financial condition and results of operations. Our business is affected by general economic conditions, fluctuations in consumer confidence and spending, and market liquidity, which can decline as a result of numerous factors outside of our control, such as terrorist attacks and acts of war. Future terrorist attacks, rumors or threats of war, actual conflicts involving China or its allies, or military or trade disruptions affecting our customers may materially adversely affect our operations. As a result, there could be delays or losses in transportation and deliveries of our products to our customers, decreased sales of coal and extensions of time for payment of accounts receivable from customers. Strategic targets such as energy-related assets may be at greater risk of terrorist attacks than other targets. In addition, disruption or significant increases in energy prices could result in government-imposed price controls. Any, or a combination, of these occurrences could have a material adverse effect on Liulin Junhao’s business, financial condition and results of operations.

Risks Relating to Doing Business in the PRC

Changes in the policies of the PRC government could have a significant impact upon our ability to operate profitably in the PRC.

We conduct all of our operations and all of our revenue is generated in the PRC. Accordingly, economic, political and legal developments in the PRC will significantly affect our business, financial condition, results of operations and prospects. Policies of the PRC government can have significant effects on economic conditions in the PRC and the ability of businesses to operate profitably. Our ability to operate profitably in the PRC may be adversely affected by changes in policies by the PRC government, including changes in laws, regulations or their interpretation.

Because our business is dependent upon government policies that encourage a market-based economy, change in the political or economic climate in the PRC may impair our ability to operate profitably, if at all.

Although the PRC government has been pursuing a number of economic reform policies for more than two decades, the PRC government continues to exercise significant control over economic growth in the PRC. Because of the nature of our business, we are dependent upon the PRC government pursuing policies that encourage private ownership of businesses. We cannot assure you that the PRC government will pursue policies favoring a market oriented economy or that existing policies will not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting political, economic and social life in the PRC.

We may not be able to distribute our assets upon liquidation and dividend payment will be subject to restrictions under Chinese foreign exchange rule.

Our assets are predominately located inside China. Under the laws governing foreign investment enterprises in China, dividend distribution and liquidation are allowed but subject to special procedures under the relevant laws and rules. Any dividend payment will be subject to the decision of the board of directors and subject to foreign exchange rules governing such repatriation. Any liquidation is subject to both the relevant government agency’s approval and supervision as well as the foreign exchange control. This may generate additional risk for our investors in case of liquidation.

20

Governmental control of currency conversion may limit our ability to utilize our net revenues effectively and affect the value of your investment.

The PRC government imposes controls on the convertibility of the RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our net revenues in RMB. As an offshore holding company of our PRC subsidiary, the majority of our net revenues are received in RMB. Similarly, as our operation is primarily based in the PRC and our suppliers are primarily based in Shanxi Province presently, most of our future payments are also likely to continue to be in the form of RMB. As such, we believe restrictions on the transfer of cash into and out of China, as well as on the exchange of currency will not materially impede our ability to use cash in our operations. Under our current corporate structure, our company in the Cayman Islands relies on dividend payments from our PRC subsidiary to fund any cash and financing requirements we may have. Under existing PRC foreign exchange regulations, payments of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. Therefore, our PRC subsidiary is able to pay dividends in foreign currencies to us without prior approval from SAFE, subject to the condition that the remittance of such dividends outside of the PRC complies with certain procedures under PRC foreign exchange regulation, such as the repayment of loans denominated in foreign currencies. But approval from or registration with appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the overseas investment registrations by the beneficial owners of our company who are PRC residents.

In light of the flood of capital outflows of China in 2016 due to the weakening RMB, the PRC government has imposed more restrictive foreign exchange policies and stepped up scrutiny of major outbound capital movement. More restrictions and substantial vetting process are put in place by SAFE to regulate cross-border transactions falling under the capital account. The PRC government may at its discretion further restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of our Ordinary Shares.

Regulations relating to offshore investment activities by PRC residents may limit our ability to acquire PRC companies and could adversely affect our business.

In July 2014, SAFE promulgated the Circular on Issues Concerning Foreign Exchange Administration Over the Overseas Investment and Financing and Roundtrip Investment by Domestic Residents Via Special Purpose Vehicles, or Circular 37, which replaced Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Corporate Financing and Roundtrip Investment through Offshore Special Purpose Vehicles, or Circular 75. Circular 37 requires PRC residents to register with local branches of SAFE in connection with their direct establishment or indirect control of an offshore entity, referred to in Circular 37 as a “special purpose vehicle” for the purpose of holding domestic or offshore assets or interests. Circular 37 further requires amendment to a PRC resident’s registration in the event of any significant changes with respect to the special purpose vehicle, such as an increase or decrease in the capital contributed by PRC individuals, share transfer or exchange, merger, division or other material event. Under these regulations, PRC residents’ failure to comply with specified registration procedures may result in restrictions being imposed on the foreign exchange activities of the relevant PRC entity, including the payment of dividends and other distributions to its offshore parent, as well as restrictions on capital inflows from the offshore entity to the PRC entity, including restrictions on its ability to contribute additional capital to its PRC subsidiaries. Further, failure to comply with the SAFE registration requirements could result in penalties under PRC law for evasion of foreign exchange regulations.

21

Bingshan Guo, Xiangyang Guo, Yonghong Che, Haigang Yan, and Ji Li, who are our beneficial owners and are PRC residents, have initiated the application for the initial foreign exchange registrations. However, as the promulgation of Circular 37 is relatively recent, it is unclear how these regulations will be interpreted and implemented. We cannot assure you that our ultimate shareholders who are PRC residents will in the future provide sufficient supporting documents required by the SAFE or complete the required registration with the SAFE in a timely manner, or at all. Any failure by any of our shareholders who is a PRC resident, or is controlled by a PRC resident, to comply with relevant requirements under these regulations could subject us to fines or sanctions imposed by the PRC government, including restrictions on Liulin Junhao’s ability to pay dividends or make distributions to us and on our ability to increase our investment in the Liulin Junhao.

Because our business is conducted in RMB and the price of our Ordinary Shares is quoted in United States dollars, changes in currency conversion rates may affect the value of your investments.

Our business is conducted in the PRC, our books and records are maintained in RMB, which is the currently of the PRC, and the financial statements that we file with the SEC and provide to our shareholders are presented in United States dollars. Changes in the exchange rate between the RMB and dollar affect the value of our assets and the results of our operations in United States dollars. The value of the RMB against the United States dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions and perceived changes in the economy of the PRC and the United States. Any significant revaluation of the RMB may materially and adversely affect our cash flows, revenue and financial condition. Further, our Ordinary Shares offered by this prospectus are offered in United States dollars, we will need to convert the net proceeds we receive into RMB in order to use the funds for our business. Changes in the conversion rate between the United States dollar and the RMB will affect that amount of proceeds we will have available for our business.

Regulatory bodies of the United States may be limited in their ability to conduct investigations or inspections of our operations in China.

From time to time, we may receive requests from certain U.S. agencies to investigate or inspect our operations, or to otherwise provide information. While we will be compliant with these requests from these regulators, there is no guarantee that such requests will be honored by those entities who provide services to us or with whom we associate, especially as those entities are located in China. Furthermore, under current PRC laws, an on-site inspection of our facilities by any of these regulators may be limited or disallowed, and therefore be difficult to facilitate.

Under the PRC Enterprise Income Tax Law, or the EIT Law, we may be classified as a “resident enterprise” of China, which could result in unfavorable tax consequences to us and our non-PRC shareholders.

The EIT Law and its implementing rules provide that enterprises established outside of China whose “de facto management bodies” are located in China are considered “resident enterprises” under PRC tax laws. The implementing rules promulgated under the EIT Law define the term “de facto management bodies” as a management body which substantially manages, or has control over the business, personnel, finance and assets of an enterprise. In April 2009, the State Administration of Taxation, or SAT, issued a circular, known as Circular 82, which provides certain specific criteria for determining whether the “de facto management bodies” of a PRC-controlled enterprise that is incorporated offshore is located in China. However, there are no further detailed rules or precedents governing the procedures and specific criteria for determining “de facto management body.” Although our board of directors and management are located in the PRC, it is unclear if the PRC tax authorities would determine that we should be classified as a PRC “resident enterprise.”

If we are deemed as a PRC “resident enterprise,” we will be subject to PRC enterprise income tax on our worldwide income at a uniform tax rate of 25%, although dividends distributed to us from our existing PRC subsidiary and any other PRC subsidiaries which we may establish from time to time could be exempt from the PRC dividend withholding tax due to our PRC “resident recipient” status. This could have a material and adverse effect on our overall effective tax rate, our income tax expenses and our net income. Furthermore, dividends, if any, paid to our shareholders may be decreased as a result of the decrease in distributable profits. In addition, if we were considered a PRC “resident enterprise”, any dividends we pay to our non-PRC investors, and the gains realized from the transfer of our ordinary shares may be considered income derived from sources within the PRC and be subject to PRC tax, at a rate of 10% in the case of non-PRC enterprises or 20% in the case of non-PRC individuals (in each case, subject to the provisions of any applicable tax treaty). It is unclear whether holders of our Ordinary Shares would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. This could have a material and adverse effect on the value of your investment in us and the price of our Ordinary Shares.

22

If we become directly subject to the scrutiny, criticism and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matter which could harm our business operations, stock price and reputation.

U.S. public companies that have substantially all of their operations in China have been the subject of intense scrutiny, criticism and negative publicity by investors, financial commentators and regulatory agencies, such as the SEC. Much of the scrutiny, criticism and negative publicity has centered on financial and accounting irregularities and mistakes, a lack of effective internal controls over financial accounting, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result of the scrutiny, criticism and negative publicity, the publicly traded stock of many U.S. listed Chinese companies sharply decreased in value and, in some cases, has become virtually worthless. Many of these companies are now subject to shareholder lawsuits and SEC enforcement actions and are conducting internal and external investigations into the allegations. It is not clear what effect this sector-wide scrutiny, criticism and negative publicity will have on us, our business and our stock price. If we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we will have to expend significant resources to investigate such allegations and/or defend our company. This situation will be costly and time consuming and distract our management from developing our growth. If such allegations are not proven to be groundless, we and our business operations will be severely affected and you could sustain a significant decline in the

The disclosures in our reports and other filings with the SEC and our other public pronouncements are not subject to the scrutiny of any regulatory bodies in the PRC.

We are regulated by the SEC and our reports and other filings with the SEC are subject to SEC review in accordance with the rules and regulations promulgated by the SEC under the Securities Act and the Exchange Act. Our SEC reports and other disclosure and public pronouncements are not subject to the review or scrutiny of any PRC regulatory authority. For example, the disclosure in our SEC reports and other filings are not subject to the review by China Securities Regulatory Commission, a PRC regulator that is responsible for oversight of the capital markets in China. Accordingly, you should review our SEC reports, filings and our other public pronouncements with the understanding that no local regulator has done any review of us, our SEC reports, other filings or any of our other public pronouncements.

Risks Related to this Offering

The offering price of the shares should not be used as an indicator of the future market price of the shares, therefore, the offering price bears no relationship to the actual value of the Company and may make our shares difficult to sell.

Since our shares are not listed or quoted on any exchange or quotation system, the offering price for the sale of the shares of Ordinary Shares by the Company was determined arbitrarily by the Company’s board. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market. The offering price bears no relationship to the book value, assets or earnings of the Company or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the shares.

The ownership of our Ordinary Shares is concentrated among a small number of shareholders, and if our principal shareholders, director and officers choose to act together, they may be able to significantly influence management and operations, which may prevent us from taking actions that may be favorable to you.

Our ownership is concentrated among a small number of shareholders, including our founder, director, officers and entities related to these persons. Accordingly, these shareholders, acting together, will have the ability to exert substantial influence over all matters requiring approval by our shareholders, including the election and removal of directors and any proposed merger, consolidation or sale of all or substantially all of our assets. This concentration of ownership could have the effect of delaying, deferring or preventing a change in control of the Company or impeding a merger or consolidation, takeover or other business combination that could be favorable to you.

The requirements of being a public company may strain our resources and divert management’s attention.

Compliance with the Exchange Act and the Sarbanes-Oxley Act and other applicable securities rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming, or costly, and increase demand on our systems and resources. As a result, management’s attention may be diverted from other business concerns, which could harm our business and operating results. In addition, complying with public company disclosure rules makes our business more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and harm our business and operating results.

23

There has been no public market for our Ordinary Shares prior to this offering, an active trading market for our shares of Ordinary Shares may not develop and you may not be able to resell our Ordinary Shares at or above the price you pay for them, or at all.

Prior to this offering, there has not been a public market for our Ordinary Shares. An active public market for our Ordinary Shares may not develop or be sustained after the offering, in which case the market price and liquidity of our Ordinary Shares will be materially and adversely affected. We are offering our Ordinary Shares on a best efforts basis and may be unable to sell any shares.  The initial public offering price for our shares of Ordinary Shares hereunder may bear no relation to its intrinsic value or to the market price of our shares of Ordinary Shares after this offering. Investors may not be able to sell their shares of Ordinary Shares at or above the initial public offering price or at all.

Our Ordinary Shares are considered a “penny stock” which is subject to restrictions on marketability, so you may not be able to sell your shares.

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. The market price of our Ordinary Shares is currently less than $5.00 per share and therefore is designated as a “penny stock” according to SEC rules. This designation requires any broker or dealer selling these securities to disclose some information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell the Ordinary Shares and may affect the ability of investors to sell their shares. These regulations may likely have the effect of limiting the trading activity of the Company’s Ordinary Shares and reducing the liquidity of an investment in its Ordinary Shares. In addition, investors may find it difficult to obtain accurate quotations of the Ordinary Shares and may experience a lack of buyers to purchase our Company’s stock or a lack of market makers to support the stock price.

If our Ordinary Shares becomes tradable in the secondary market, we will be subject to the penny stock rules adopted by the Securities and Exchange Commission that require brokers to provide extensive disclosure to their customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our Ordinary Shares, which in all likelihood would make it difficult for our shareholders to sell their shares.

You will experience immediate and substantial dilution in the net tangible book value of Ordinary Shares purchased.

The initial public offering price of our Ordinary Shares is substantially higher than the (pro forma) net tangible book value per share of our Ordinary Shares. Consequently, when you purchase our Ordinary Shares in the offering and upon completion of the offering, you will incur immediate dilution of US$ 0.0041 per share, assuming an initial public offering price of US$0.08. See “Dilution.” In addition, you may experience further dilution to the extent that additional ordinary shares are issued upon exercise of outstanding options we may grant from time to time.

Substantial future sales of our Ordinary Shares or the anticipation of future sales of our Ordinary Shares in the public market could cause the price of our Ordinary Shares to decline.

Sales of substantial amounts of our Ordinary Shares in the public market after this offering, or the perception that these sales could occur, could cause the market price of our Ordinary Shares to decline. An aggregate of 13,333,334 shares of Ordinary Shares were outstanding before the consummation of this offering and 14,333,334 shares of Ordinary Shares will be outstanding immediately after the consummation of this offering if the total offering amount is raised. The Ordinary Shares outstanding after this offering will be available for sale upon the expiration of the lock-up period ending 180 days after the commencement of sales of the offering, subject to certain restrictions. See “Shares Eligible for Future Sale.” Any or all of these shares may be released prior to the expiration of the lock-up period at the discretion of the underwriter. Sales of these shares into the market could cause the market price of our Ordinary Shares to decline.

24

Our shareholders may face significant restrictions on the resale of our securities due to state “Blue Sky” laws.

Each state has its own securities laws, often called “blue sky” laws, which (i) limit sales of securities to a state’s residents unless the securities are registered in that state or qualify for an exemption from registration, and (ii) govern the reporting requirements for broker-dealers doing business directly or indirectly in the state. Before a security is sold in a state, there must be a registration in place to cover the transaction, or the transaction must be exempt from registration. The applicable broker must be registered in that state.

We do not know whether our securities will be registered or exempt from registration under the laws of any state. A determination regarding registration will be made by those broker-dealers, if any, who agree to serve as the market-makers for our Ordinary Shares. There may be significant state blue sky law restrictions on the ability of investors to sell, and on purchasers to buy, our securities. You should therefore consider the resale market for our Ordinary Shares to be limited, as you may be unable to resell your shares without the significant expense of state registration or qualification.

Because we are not subject to compliance with rules requiring the adoption of certain corporate governance measures, our shareholders have limited protections against interested director transactions, conflicts of interest and similar matters.

The Sarbanes-Oxley Act of 2002, as well as rule changes proposed and enacted by the SEC, the New York and NYSE AMEX Equities exchanges and the Nasdaq Stock Market, as a result of Sarbanes-Oxley, require the implementation of various measures relating to corporate governance. These measures are designed to enhance the integrity of corporate management and the securities markets and apply to securities which are listed on those exchanges or the Nasdaq Stock Market. Because we are not presently required to comply with many of the corporate governance provisions, we have not yet adopted these measures.

We do not currently have independent audit or compensation committees. As a result, the board of directors has the ability, among other things, to determine their own level of compensation. Until we comply with such corporate governance measures, regardless of whether such compliance is required, the absence of such standards of corporate governance may leave our shareholders without protections against interested director transactions, conflicts of interest and similar matters and investors may be reluctant to provide us with funds necessary to expand our operations.

If the price of our Ordinary Shares is volatile when (and if) we are trading, purchasers of our shares of Ordinary Shares could incur substantial losses.

The price of our Ordinary Shares when (and if) we are trading is likely to be volatile. As a result of this volatility, investors may not be able to sell their shares of Ordinary Shares at or above the initial public offering price. The price for our shares of Ordinary Shares may be influenced by many factors, including general economic, industry and market conditions.

A decline in the market price of our shares of Ordinary Shares could cause investors to lose some or all of their investment and may adversely impact our ability to attract and retain employees and raise additional capital. In addition, shareholders may initiate securities class action lawsuits if the market price of our shares drops significantly, which may cause us to incur substantial costs and could divert the time and attention of our management.

Moreover, we cannot assure you that any securities analysts will initiate or maintain research coverage of our company and our shares of Ordinary Shares. We do not control analysts or the content and opinions included in their reports. The price of our shares of Ordinary Shares could decline if one or more equity research analysts downgrade our shares of Ordinary Shares or if analysts issue other unfavorable commentary or cease publishing reports about us or our business.

We do not intend to pay cash dividends on our shares of Ordinary Shares in the foreseeable future.

We do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain our future earnings, if any, to fund the development and growth of our business. In addition, the right of holders of our shares of Ordinary Shares to receive dividends declared by our board of directors may be restricted to the extent we issue preferred shares with dividend rights superior to those of our shares of Ordinary Shares.

25

Shares of the Company’s Ordinary Shares represent equity interests and are subordinate to existing and future indebtedness.

Shares of our Ordinary Shares represent equity interests in our Company and, as such, rank junior to any indebtedness of our Company now existing or created in the future, as well as to the rights of any preferred shares that may be issued in the future. In the future, we may incur substantial amounts of debt and other obligations that will rank senior to our Ordinary Shares or to which our Ordinary Shares will be structurally subordinated.

Our management has broad discretion to determine how to use the funds raised in the offering and may use them in ways that may not enhance our results of operations or the price of our Ordinary Shares.

We anticipate that we will use the net proceeds from this offering for working capital and other corporate purposes. Our management will have significant discretion as to the use of the net proceeds to us from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the market price of our Ordinary Shares.

We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an “emerging growth company.”

Upon completion of this offering, we will become a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC, impose various requirements on the corporate governance practices of public companies. As an “emerging growth company” pursuant to the JOBS Act, we may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly. After we are no longer an “emerging growth company,” we expect to incur significant additional expenses and devote substantial management effort toward ensuring compliance increased disclosure requirements.

If we cease to qualify as a foreign private issuer, we would be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers, and we would incur significant additional legal, accounting and other expenses that we would not incur as a foreign private issuer.

We expect to qualify as a foreign private issuer upon the completion of this offering. As a foreign private issuer, we will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as United States domestic issuers, and we will not be required to disclose in our periodic reports all of the information that United States domestic issuers are required to disclose. While we currently expect to qualify as a foreign private issuer immediately following the completion of this offering, we may cease to qualify as a foreign private issuer in the future.

 Anti-takeover provisions in our memorandum and articles of association may discourage, delay or prevent a change in control.

Some provisions of our memorandum and articles of association, which will become effective upon the completion of this offering, may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including, among other things, the following:

•	provisions that authorize our board of directors to issue shares with preferred, deferred or other special rights or restrictions without any further vote or action by our shareholders; and

•	provisions that restrict the ability of our shareholders to call meetings and to propose special matters for consideration at shareholder meetings.

Our board of directors may decline to register transfers of ordinary shares in certain circumstances.

Our board of directors may, in its sole discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our directors may also decline to register any transfer of any share unless (i) the instrument of transfer is lodged with us, accompanied by the certificate for the shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer; (ii) the instrument of transfer is in respect of only one class of shares; (iii) the instrument of transfer is properly stamped, if required; (iv) in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred does not exceed four; (v) the shares conceded are free of any lien in favor of us; or (vi) a fee of such sum as our board of directors may from time to time require, is paid to us in respect thereof.

26

If our directors refuse to register a transfer they shall, within one month after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal. The registration of transfers may, on 14 days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year.

The laws of the Cayman Islands may not provide our shareholders with benefits comparable to those provided to shareholders of corporations incorporated in the United States.

Our corporate affairs are governed by our amended and restated memorandum and articles of association, by the Companies Law (Revised) of the Cayman Islands and by the common law of the Cayman Islands. The rights of shareholders to take action against our directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law in the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands and from English common law. Decisions of the Privy Council (which is the final Court of Appeal for British overseas territories such as the Cayman Islands) are binding on a court in the Cayman Islands. Decisions of the English courts, and particularly the Supreme Court and the Court of Appeal are generally of persuasive authority but are not binding in the courts of the Cayman Islands. Decisions of courts in other Commonwealth jurisdictions are similarly of persuasive but not binding authority. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in the United States. In particular, the Cayman Islands has a less developed body of securities laws relative to the United States. Therefore, our public shareholders may have more difficulty protecting their interests in the face of actions by our management, directors or controlling shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States.

You may be unable to present proposals before annual general meetings or extraordinary general meetings not called by shareholders.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our articles of association allow our shareholders holding shares representing in aggregate not less than 10% of our voting share capital in issue, to requisition a general meeting of our shareholders, in which case our directors are obliged to call such meeting. Advance notice of at least twenty-one clear days is required for the convening of our annual general shareholders’ meeting and at least fourteen clear days notice any other general meeting of our shareholders. A quorum required for a meeting of shareholders consists of at least one shareholder present or by proxy, representing not less than one-third in nominal value of the total issued voting shares in our company.

If we are classified as a passive foreign investment company, United States taxpayers who own our Ordinary Shares may have adverse United States federal income tax consequences.

A non-U.S. corporation such as ourselves will be classified as a passive foreign investment company, which is known as a PFIC, for any taxable year if, for such year, either

•	At least 75% of our gross income for the year is passive income; or

•	The average percentage of our assets (determined at the end of each quarter) during the taxable year which produce passive income or which are held for the production of passive income is at least 50%.

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. taxpayer who holds our ordinary shares, the U.S. taxpayer may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements.

Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our 2017 taxable year or for any subsequent year, more than 50% of our assets may be assets which produce passive income. We will make this determination following the end of any particular tax year. Because Liulin Junhao is our wholly owned subsidiary, the income and assets of Liulin Junhao should be included in the determination of whether or not we are a PFIC in any taxable year.

27

USE OF PROCEEDS

We will receive up to $80,000 in proceeds from the sale of Ordinary Shares offered by us pursuant to this prospectus.

We estimate that we will receive gross proceeds from this Offering of $80,000 based upon an assumed initial public offering price of US$0.08 per Ordinary Share, and net proceeds from this Offering, after deducting the estimated offering expenses payable by us and based upon an assumed initial public offering price of US$0.08 per Ordinary Share, of approximately $      if all the shares being offered by the Company are sold.

Gross Proceeds	$80,000
Less Estimated Offering Expenses	3,000
Net Proceeds	$77,000

There is no assurance that we will be able to raise any funds from this Offering as we are conducting this Offering on a “best-efforts” basis.

We plan to use the net proceeds we receive from this Offering for the following purposes:

Use of net proceeds (Gross offering amount)
General working capital	approximately US$27,000

Equipment maintenance related expenses	approximately US$50,000

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this Offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this Offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this Offering differently than as described in this prospectus. To the extent that the net proceeds we receive from this Offering are not immediately used for the above purposes, we intend to invest our net proceeds in short-term, interest-bearing bank deposits or debt instruments.

DETERMINATION OF OFFERING PRICE

The offering price of the shares has been determined arbitrarily by our Board of Directors. The price does not bear any relationship to our assets, book value, earnings, or other established criteria for valuing a privately held company. In determining the number of shares to be offered and the offering price, we took into consideration our cash on hand and the amount of money we would need to implement our business plan, as well as the most recent selling price of shares of our Ordinary Shares in private placements. Accordingly, the offering price should not be considered an indication of the actual value of the securities.

DIVIDEND POLICY

We intend to keep any future earnings to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future.

Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium amount, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts due in the ordinary course of business.

If we determine to pay dividends on any of our Ordinary Shares in the future, as a holding company, we will be dependent on receipt of funds from our BVI subsidiary, Jinxuan BVI.

28

Current PRC regulations permit our indirect PRC subsidiary to pay dividends to Jacqueline HK and Junhao International from the revenues from the operations of our PRC operating entity, Liulin Junhao, if any, determined in accordance with Chinese accounting standards and regulations. In addition, our subsidiary in China  is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Such entity in China is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its board of directors. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation.

The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, if our subsidiaries and affiliates in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If we or our subsidiaries are unable to receive all of the revenues from the operations of our PRC operating entity, Liulin Junhao, we may be unable to pay dividends on our Ordinary Shares.

Cash dividends, if any, on our Ordinary Shares will be paid in U.S. dollars. If we are considered a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax at a rate of up to 10%.

Generally, there is no prior SAFE approval required for remitting dividends of a foreign invested enterprise. According  to Circular of Foreign Exchange on Further Facilitating Trades and Investments and Improving Authenticity Check by SAFE, effective as of April 26, 2016, when handling the outward remittance of profits exceeding the equivalent of USD50,000 for an enterprise incorporated in the PRC, a bank shall, based on the truthful transaction principle, review the enterprise’s board resolution on profit distribution (or partners' resolution on profit distribution) in connection with the remittance, the originally filed tax registration form and financial statements evidencing the profits. Upon completion of the remittance, the bank shall affix the seal and provide endorsement to the original tax registration form stating the actual amount remitted and the date of remittance.

29

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2017

•	on a retroactive basis, giving effect to the Reorganization of our Ordinary Shares, which was effected on August 5, 2017:

You should read this capitalization table in conjunction with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes appearing elsewhere in this prospectus.

As of June 30, 2017
Actual
(US$)
(Unaudited)
Equity
Share capital (US$0.001 par value, 100,000,000 shares authorized, 13,333,334 shares issued and outstanding)	13,333
Additional paid-in capital(1)	783,207
Statutory reserves	74,956
Retained earnings	217,372
Accumulated other comprehensive loss	(78,278)
Total equity	1,010,590
Total capitalization	1,010,590

(1)	Pro forma additional paid in capital reflects the net proceeds we expect to receive, after deducting other expenses. We expect to receive net proceeds of approximately $77,000 ($80,000 offering, less offering expenses of approximately $3,000).

30

DILUTION

If you invest in our Ordinary Shares, your interest will be diluted for each Ordinary Share you purchase to the extent of the difference between the initial public offering price per Ordinary Share and our net tangible book value per Ordinary Share after this Offering. Dilution results from the fact that the initial public offering price per Ordinary Share is substantially in excess of the net tangible book value per Ordinary Share attributable to the existing shareholders for our presently outstanding Ordinary Shares.

Dilution to New Investors if the Total Offering Amount is Sold

Our net tangible book value as of June 30, 2017 was approximately US$1,010,590, or US$0.0758 per Ordinary Share. Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities. Dilution is determined by subtracting the as adjusted net tangible book value per Ordinary Share from the initial public offering price per Ordinary Share and after deducting the estimated offering expenses payable by us.

Without taking into account any other changes in net tangible book value after June 30, 2017, other than to give effect to our sale of Ordinary Shares offered in this Offering based on the initial public offering price of US$0.08 per Ordinary Share after deduction of the estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2017 would have been US$1,087,590, or US$0.0759 per outstanding Ordinary Share. This represents an immediate increase in net tangible book value of US$0.0001 per Ordinary Share to the existing shareholders, and an immediate dilution in net tangible book value of US$0.0041 per Ordinary Share to investors purchasing Ordinary Shares in this Offering. The as adjusted information discussed above is illustrative only. The following table illustrates such dilution:

	25% of Total Offering Amount		50% of Total Offering Amount		75% of Total Offering Amount		100% of Total Offering Amount
Initial public offering price per Ordinary Share	US$	0.08	US$	0.08	US$	0.08	US$	0.08
Net tangible book value per Ordinary Share as of June 30, 2017	US$	0.0758	US$	0.0758	US$	0.0758	US$	0.0758
As adjusted net tangible book value per Ordinary Share attributable to payments by new investors	US$	0.0001	US$	0.0001	US$	0.0001	US$	0.0001
Ordinary Share	US$	0.0759	US$	0.0759	US$	0.0759	US$	0.0759
Amount of dilution in net tangible book value per Ordinary Share to new investors in the Offering	US$	0.0041	US$	0.0041	US$	0.0041	US$	0.0041

The following tables summarize, on an as adjusted basis as of June 30, 2017, the differences between existing shareholders and the new investors, for the varying levels of total offering amount raised, with respect to the total number of Ordinary Shares purchased from us, the total consideration paid and the average price per Ordinary Share before deducting the estimated offering expenses payable by us.

31

If 25% of the total offering amount is raised:

	Ordinary Shares purchased		Total consideration			Average price per ordinary
	Number	Percent	Amount		Percent	share
			(US$ in thousands)
Existing shareholders	13,333,334	98.16%	US$	1,010,590	98.06%	US$	0.0758
New investors	250,000	1.84%	US$	20,000	1.94%	US$	0.0800
Total	13,583,334	100%	US$	1,030,590	100%

If 50% of the total offering amount is raised:

	Ordinary Shares purchased		Total consideration			Average price per ordinary
	Number	Percent	Amount		Percent	share
			(US$ in thousands)
Existing shareholders	13,333,334	96.39%	US$	1,010,590	96.19%	US$	0.0758
New investors	500,000	3.61%	US$	40,000	3.81%	US$	0.0800
Total	13,833,334	100%	US$	1,050,590	100%

If 75% of the total offering amount is raised:

	Ordinary Shares purchased		Total consideration			Average price per ordinary
	Number	Percent	Amount		Percent	share
			(US$ in thousands)
Existing shareholders	13,333,334	94.67%	US$	1,010,590	94.40%	US$	0.0758
New investors	750,000	5.33%	US$	60,000	5.60%	US$	0.0800
Total	14,083,334	100%	US$	1,070,590	100%

If 100% of the total offering amount is raised:

	Ordinary Shares purchased		Total consideration			Average price per ordinary
	Number	Percent	Amount		Percent	share
			(US$ in thousands)
Existing shareholders	13,333,334	93.02%	US$	1,010,590	92.66%	US$	0.0758
New investors	1,000,000	6.98%	US$	80,000	7.34%	US$	0.0800
Total	14,333,334	100%	US$	1,090,590	100%

The as adjusted information as discussed above is illustrative only.

32

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this report.

Overview

We are a Shanxi Province-based manufacturer and supplier of primarily blended coking coal. The blended coking coal we produce is also known as metallurgical coke, used to produce coke for use mainly in the steel-making process.

We purchase raw materials of various grades in characteristics of coking coal from suppliers such as coal washing plants, which are primarily based in Shanxi Province, China. We developed in house, our proprietary electric coking coal blender, which we use to blend and manufacture coking coals of various grades in characteristics into a uniform mix, based upon customer specifications. Our customers are all based in the PRC and currently mainly in the Shanxi Province. Some of our customers are resellers of coking coal while others are coke-manufacturers.

Factors and Trends Affecting Our Financial Performance

We believe that the following factors will affect our financial performance:

Our customer base in Shanxi Province and nearby provinces- Our key customers are mainly coal companies and steel companies that have a steady demand for our blended coking coal which contain moderate level of sulfa to meet stringent environmental requirements. We expect to expand our customer base in the Northern part of China where there is more stringent environmental regulation for coals. Our medium-low sulfur content coking coal meets such stringent environmental regulation and therefore we are confident that we will be able to expand our customer base. As we continue to grow business relationships with new customers, we expect we will have more sales and therefore growing revenue.

Access to high quality coking coal raw materials- Our plant is located in Liulin Shanxi Province, which is accessible to the high quality raw coking coal in Liulin, - an area famed as China’s “King of Coal,” which has higher processing yield and lower processing cost than lower quality raw coking coal. As such, utilizing a greater quantity of high quality raw coking coal enables us to lower our costs and save transportation costs. Therefore, if we fail to secure sufficient amount of high quality coking coal raw materials, we will experience higher production cost and thus lower margin. We are dedicated in securing the raw materials supplies by coal washing plants that come from various mines in Shanxi Province.

PRC coal market’s supply of coking coal raw materials – we rely heavily on the sufficient supply of coking coal raw materials in the PRC market to fulfill our customers’ orders. Therefore, if the PRC market supply of coking coal raw materials decreases or if we are not able to secure sufficient quantity to fulfill our customers’ orders, then we may not be able to generate revenue and may suffer net loss, in addition to potential reputation loss associated with the failure to fulfill customer orders.

Our operation capacity - Our proprietary coking coal-blending machine uses predictive model to blend coking coal based upon customer specification and the various grades of available raw materials, minimizing the quantity of high-quality coking coal needed to produce high quality uniform mix coking coal. The higher the operation capacity, the better cost efficiency and thus higher margin. Currently, our operation capacity is at 20%. We expect to increase our operation capacity gradually as our customer base expands, so that our cost efficiency will continue to improve that results in a higher margin.

33

PRC Government’s Policy on Coal Production, Coal Price, and Steel Production – The PRC government’s policies concerning the coal and steel industries have changed in response to the broader economic circumstances and any supply and demand disequilibrium of the coal and steel industries. Further restrictions on coal production, and limitations on coal prices may both increase the cost for our operation. While we have been and believe that we may continue to pass on the increased raw material cost to our customers, steel mills may seek alternative resources in producing coke-replacement products needed in steel making, and thus lower the general demand for coke, and in turn, coking coal. Additionally, any restriction or limitation on steel production may negatively impact the demand for our blended coking coal, which is primarily used to produce the coke used in steel making. While our blended coking coal has medium-low levels of sulfur makes our products more environmentally friendly than high sulfur coking coal, more stringent environmental policy may still negatively impact the demand for our products.

Economic and Political Risks

Our operations are conducted primarily in the PRC. Accordingly, our business, financial conditions and results may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy.

Our operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks with, among others, the political, economic and legal environment and foreign currency exchange. Our Company’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, industry production regulations and guidance, anti-inflationary measures, currency conversions, remittances abroad, and rates and methods of taxation, among other things.

Critical Accounting Policies, Estimates and Judgments

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures in the financial statements. Critical accounting policies are those accounting policies that may be material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change, and that have a material impact on financial condition or operating performance. While we base our estimates and judgments on our experience and on various other factors that we believe to be reasonable under the circumstances, actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies used in the preparation of our financial statements require significant judgments and estimates. For additional information relating to these and other accounting policies, see Note 2 to our consolidated financial statements included elsewhere in this prospectus.

34

Principle of consolidation and combination

The consolidated financial statements of the Company have been prepared in accordance with the accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of Estimates

The preparation of consolidated and combined financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated and combined financial statements and the amount of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made. However, actual results could differ materially from those estimates.

Revenue Recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, the sales price is fixed or determinable, delivery of the product has occurred, title and risk of loss have transferred to the customers and collectability of the receivable is reasonably assured. Revenue is presented net of sales tax and value added tax.

Delivery does not occur until goods have been shipped to the customers, risk of loss has been transferred to the customers and customers’ acceptance has been obtained, or the Company has objective evidence that the criteria specified in customers’ acceptance provisions have been satisfied. The sales price is not considered to be fixed or determinable until all contingencies related to the sale have been resolved. Certain credit terms and limits were granted to customers with low risk of collectability based on the Company’s credit assessment. No material collectability problem has occurred.

The Company does not have arrangements for returns from customers and does not have any future obligations directly or indirectly related to product resale by customers. The Company has no sales incentive programs.

Fair Value of Financial Instruments

The Company has adopted ASC Topic 820, Fair Value Measurements and Disclosures, which defines fair value, establishes a framework for measuring fair value in U.S. GAAP, and expands disclosures about fair value measurements. It does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information.

Its establishes a three-level valuation hierarchy of valuation techniques based on observable and unobservable inputs, which may be used to measure fair value and include the following:

Level 1 - Quoted prices in active markets for identical assets or liabilities.

Level 2 - Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

35

Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Classification within the hierarchy is determined based on the lowest level of input that is significant to the fair value measurement.

The carrying value of cash and cash equivalents, accounts receivable, other receivables, other current assets, accounts payable, other payables and accrued expenses approximate their fair values because of the short-term nature of these instruments.

The Company does not have any level 2 or level 3 assets and liabilities as of June 30, 2017 and 2016.

Results of Operations

Six Months Ended June 30, 2017 Compared to Six Months Ended June 30, 2016

The following table sets forth key components of our results of operations for the six months ended June 30, 2017 and 2016.

	For the six months ended June 30,		Variance
	2017	2016	Amount	%
	(Unaudited)	(Unaudited)
Revenue	$174,034	$3,187,312	(3,013,278)	(95)%
Cost of revenues	76,698	3,183,623	(3,106,925)	(98)%
Gross profit	97,336	3,689	93,647	2,539%
Operating expenses
Selling and marketing expenses	91,762	110,635	(18,873)	(17)%
General and administrative expenses	450,064	19,792	430,272	2,174%
Total Operating expenses	541,826	130,427	411,399	315%
Loss from operations	(444,490)	(126,738)	(317,752)	251%
Other income
Other expenses	(179)	-	(179)	-
Interest income	429	36	393	1,092%
Total other income, net	250	36	214	594%
Loss before income tax expenses	(444,240)	(126,702)	(317,538)	251%
Income tax benefit	-	(31,573)	31,573	(100)%
Net Loss	$(444,240)	$(95,129)	(349,111)	367%

36

Revenue

Our revenue for the six-month periods ended June 30, 2017 and 2016 were derived from the following sources:

	For the six months ended June 30,				Variance
	2017	%	2016	%	Amount	%
	(Unaudited)		(Unaudited)
Product sales to third parties	$80,258	46%	2,406,019	75%	(2,325,761)	(97)%
Product sales to a related party	-	-	781,293	25%	(781,293)	(100)%
Agent fee from a third party	93,776	54%	-	-	93,776	-
Total Amount	$174,034	100%	3,187,312	100%	(3,013,278)	(95)%

For the six-month periods ended June 30, 2017 and 2016, we generated gross revenue of $174,034, and $3,187,312, respectively, with a decrease of $3,013,278 or 97%. The decrease was mainly due to the significant decrease in our sales, as a result of a significant reduction of coal stock in the PRC market caused by production limitations both at the PRC national level, and particularly at the Shanxi provincial level, and consequently, significant reduction in our access to the supply of coking coal raw material needed to satisfy our customer orders. We were not able to source sufficient quantity of coking coal raw materials to meet our customers’ demand because our suppliers access to coking coal raw materials was significantly curtailed due to the production limitation particularly at the Shanxi provincial level and made the decision to prioritize other customers larger than us.

Cost of revenue

Our cost of revenue for the six months ended June 30, 2017 and 2016 were $76,698 and $3,183,623 respectively.

	For the six months ended June 30,				Variance
	2017	%	2016	%	Amount	%
	(Unaudited)		(Unaudited)
Product sales to third parties	$76,698	100%	2,403,155	75%	(2,326,457)	(97)%
Product sales to a related party	-	-	780,468	25%	(780,468)	(100)%
Total Amount	$76,698	100%	3,183,623	100%	(3,106,925)	(98)%

Our cost of revenue mainly comprised of raw material costs, inbound freight charges, purchasing and receiving costs, depreciation and workers’ wages. Additionally, our cost of revenue for the six months ended June 30, 2017 was $76,698, as compare to $3,183,623 for the six months ended June 30, 2016, a decrease of $3,106,925. This decrease was mainly due to the significant decrease in our sales for the six months ended June 30, 2017.

Gross profit and gross margin

For the six months ended June 30, 2017, the total gross profit for our product sales was $3,560, and the gross profit margin for our product sales was 4.44% compared with 0.12% in the same period in 2016 during which the Company had performed a test run of its operation and launched its operation in full scale beginning the last six months of 2016.

37

Operating Expenses

The following table sets forth the breakdown of our operating expenses for the six months ended June 30, 2017 and 2016:

	For the six months ended June 30,				Variance
	2017	%	2016	%	Amount	%
	(Unaudited)		(Unaudited)
Selling and marketing expenses	$91,762	17%	110,635	85%	(18,873)	(17)%
General and administrative expenses	450,064	83%	19,792	15%	430,272	2,174%
Total Amount	$541,826	100%	130,427	100%	411,399	315%

Selling and marketing expenses

Our selling and marketing expenses consisted primarily of transportation expense. Selling and marketing expenses for the six months ended June 30, 2017 was $91,762, or 53% of our total revenue, while selling and marketing expenses for the six months ended June 30, 2016 was $110,635, or 3% of our total revenue. The decrease of $18,873 in selling and marketing expenses for the six months ended June 30, 2017 when compared with the same period in 2016, was mainly due to our sales decrease and where we have less needs of freight-out costs and car rental expense. The change in ratio of selling and marketing expenses to our total revenue was mainly due to the decrease in our service package from customers’ bearing freight-out costs and car rental expense in the six months ended June 30, 2016 to the company bearing freight-out costs and car rental expense in the six months ended June 30, 2017.

General and administrative expenses

General and administrative expenses consisted primarily of staff salaries, audit expense, and legal fee incurred by our general and administrative departments. General and administrative expenses were $450,064, or 259% of total revenue for the six months ended June 30, 2017, as compared to $19,792 for the six months ended June 30, 2016, an increase of $430,272. The increase was mainly due to the professional service fees generated during the period after the Company commenced preparation of its initial public offering in the six months ended June 30, 2017.

Other income

Other income was represented by interest income on bank deposit placed with commercial banks.

38

Net loss

Our net loss for the six months ended June 30, 2017 was $444,240 as compared to net loss of $95,129 for the six months ended June 30, 2016, a decrease of $349,111.

Year Ended December 31, 2016 Compared to Year Ended December 31, 2015

The following table sets forth key components of our results of operations during the years ended December 31, 2015 and 2016.

	Years Ended December 31		Variance
	2016	2015	Amount	%
Revenue	$19,589,747	$20,270	19,569,477	96,544%
Cost of revenues	17,200,450	-	17,200,450	-
Gross profit	2,389,297	20,270	2,369,027	11,687%
Operating expenses
Selling and marketing expenses	1,121,950	-	1,121,950	-
General and administrative expenses	260,715	37,667	223,048	592%
Total Operating expenses	1,382,665	37,667	1,344,998	3,571%
Income (loss) from operations	1,006,632	(17,397)	1,024,029	(5,886)%
Other income
Interest income on bank deposit	478	73	405	555%
Total other income, net	478	73	405	555%
Income (loss) before income tax expenses	1,007,110	(17,324)	1,024,434	(5,913)%
Income tax expenses (benefit)	257,549	(4,331)	261,880	(6,047)%
Net Income (loss)	$749,561	$(12,993)	762,554	(5,869)%

39

Revenue

For the years ended December 31, 2016 and 2015, we had a total revenue of $19,589,747, and of $20,270, respectively, with an increase of $19,569,477. The increase is mainly due to our significant expansion of coking coal manufacturing activities in the fiscal year ended December 31, 2016.

Our revenue in the fiscal years December 31, 2016 and 2015 were derived from the following sources:

	Years Ended December 31				Variance
	2016	%	2015	%	Amount	%
Product sales to third parties	$16,670,051	85%	-	0%	16,670,051	-
Product sales to a related party	2,919,696	15%	-	0%	2,919,696	-
Agent fee from a related party	-	-	20,270	100%	(20,270)	(100)%
Total Amount	$19,589,747	100%	20,270	100%	19,569,477	96,544%

Our revenue in fiscal year ended December 31, 2015 was mainly from the agency fee from a related party where we acted as an intermediary to introduce coal deals to related party.

Cost of revenue

The total cost of revenue for the years ended December 31, 2016 and 2015 were $17,200,450 and nil respectively.

In the fiscal year ended December 31, 2015, we did not have any cost of revenue from third parties revenues and related parties revenues because we only started generating product sales revenue in 2016. Additionally, we also did not have any cost from agent fee business because agent fee revenue was presented in net basis.

The table below shows the breakdown of the respective gross profit and gross margin for product sales to third parties and to a related party for the year ended December 31, 2016.

	Revenue	Cost of Revenue	Gross Profit	Gross Margin
Product Sales to Third party	16,670,051	14,405,854	2,264,197	13.6%
Product Sales to Related party	2,919,696	2,794,596	125,100	4.3%

Total	19,589,747	17,200,450	2,389,297	12.2%

Our cost of revenue mainly comprised of raw material costs, inbound freight charges and purchasing and receiving costs, depreciation and workers’ wages. In the fiscal year ended December 31, 2015, we did not have any cost of revenue from third parties revenues and related parties revenues because we only started generating product sales revenue in 2016. Additionally, we also did not have any cost from agent fee business because agent fee revenue was presented in net basis.

40

Gross profit and gross margin

For the year ended December 31, 2016, the total gross profit was $2,389,297, and the gross profit margin was 12%. Our gross margin for product sales to third parties was 13.6% and 4.3% for product sales to a related party, in the year ended December 31, 2016. The difference in gross revenue margins between that of product sales to third parties and that of product sales to a related party is attributable to the following factors.

First, when we first started sales in 2016, we had sold our products to our related party, a distributor rather than end customer, at a discounted price. We initially sold at a discounted price to break into the market and establish a reputation of the high quality of our products. Subsequently, once we quickly established ourselves, third party customers started to order our products directly from us and our sales increased significantly, we charged them with a non-discounted price higher than what was previously available to our related party.

Second, the sales to the third parties primarily occurred in the fourth quarter ended December 31, 2016, when the coal sales market spot prices were higher than the prices in June 2016 and August 2016, when the sales to a related party occurred, and accordingly the costs were higher for sales to third parties than to a related party.

The increase in our cost of revenue for the fiscal year ended December 31, 2016 was in line with the significant expansion of coking coal manufacturing activities in the same period.

Operating Expenses

The following table sets forth the breakdown of our operating expenses for the years ended December 31, 2016 and 2015:

	Years Ended December 31				Variance
	2016	%	2015	%	Amount	%
Selling and marketing expenses	$1,121,950	81%	-	-	1,121,950	-
General and administrative expenses	260,715	19%	37,667	100%	223,048	592%
Total Amount	$1,382,665	100%	37,667	100%	1,344,998	3,571%

Our operating cost increased by $1,344,998 for the year ended December 31, 2016, because we only started significant expansion of coking coal manufacturing activities in the fiscal year ended December 31, 2016. The increase mainly was due to the increase in selling and marketing expenses.

Selling and marketing expenses

Our selling and marketing expenses consisted primarily of salaries of sales personnel, advertising and promotion expenses, freight-out costs and related compensation. Selling and marketing expenses for the year ended December 31, 2016 was $1,121,950, or 5.7% of our total revenue. The increase of $1,121,950 in selling and marketing expenses for the year ended December 31, 2016 was mainly because of the significant expansion of coking coal manufacturing activities in the same period, which increased all of the following spending: freight-out costs, car rental expense and coal measurement expense.

41

General and administrative expenses

General and administrative expenses consisted primarily of staff salaries, rental, depreciation and travel expenses incurred by our general and administrative departments. General and administrative expenses were $260,715, or 1% of total revenue for the year ended December 31, 2016, as compare to $37,667 for the year ended December 31, 2015, an increase of $223,048. The increase was mainly due to the significant expansion of coking coal manufacturing activities in the fiscal year ended December 31, 2016, where we now have a greater need for administrative staff, and business travels.

Other income

Other income was represented by interest income on bank deposit placed with commercial banks.

Net income (loss)

Our net income for the year ended December 31, 2016 was $749,561 as compared to net loss of $12,993 for the year ended December 31, 2015, an increase of $762,554. The increase was mainly because the Company commenced manufacturing activities during the year ended December 31, 2016.

Liquidity and Capital Resources

Working capital

The following table provides the information about our working capital as of June 30, 2017 and December 31, 2016:

			Variance
	As of June 30, 2017	As of December 31, 2016	Amount	%
	(Unaudited)
Current assets	$1,062,703	$2,038,647	(975,944)	(48)%
Current liabilities	444,941	812,642	(367,701)	(45)%
Working capital	$617,762	$1,226,005	(608,243)	(50)%

As of June 30, 2017, we had a working capital surplus of $617,762, a decrease of $608,243 or approximately 50% from $1,226,005 as of December 31, 2016.

Our current assets primarily consisted of cash and cash equivalents, other receivables, amount due from related parties, prepayments and other current assets and inventory. As of June 30, 2017 and December 31, 2016, our amount due from related parties were $3,539 and $776,998, respectively. As of June 30, 2017, $773,459 of the amounts due from related parties was collected.

We have historically funded our working capital needs with cash flow from financing provided by our shareholders. According to our management’s estimates and based on our budget, we believe that we will have sufficient resources to continue our activity for 12 months. From time to time, we may explore additional financing sources to develop or enhance our service, to fund expansion of our business, to respond to competitive pressures, or to acquire or invest in complementary businesses. We cannot assure you that any additional financing will be available to us on acceptable terms, if at all. If we raise additional funds through the issuance of equity or convertible debt or other equity-linked securities, our existing stockholders may experience significant dilution, and any new equity securities we issue may have rights, preferences and privileges senior to those of holders of our Ordinary Shares, including the Ordinary Shares offered in this initial public offering.

42

Six Months Ended June 30, 2017 Compared to June 30, 2016

Cash and cash equivalent

As of June 30, 2017, the Company had cash and cash equivalent of $773,022, an increase of $717,224 from $55,798 as of December 31, 2016, mainly due to the repayment from related parties and the third parties in the six months ended June 30, 2017.

Cash flow

The following table summarizes our cash flows for the six months ended June 30, 2017 and 2016.

	For the six months ended June 30,
	2017	2016
	(Unaudited)	(Unaudited)
Net cash used in operating activities	$(696,148)	$(14,537)
Net cash provided by investing activities	1,372,988	(21,419)
Net cash provided by financing activities	29,113	130,204
Effect of exchange rate changes on cash and cash equivalents	11,271	(2,049)
Net increase in cash and cash equivalents	717,224	92,199
Cash and cash equivalents, beginning balance	55,798	28,091
Cash and cash equivalents at end of year	$773,022	$120,290

Cash Flow from Operating activities

Net cash used in operating activities was $696,148 for the six months ended June 30, 2017, an increase of $681,611 or 4,689% from cash used in operating activities of $14,537 for the six months ended June 30, 2016.

The increase was mainly due to our net loss of $444,240 for the six months ended June 30, 2017 as compared to net loss of $95,129 for the six months ended June 30, 2016, and decrease in current liabilities such as other payables and accrued expenses. Other payables and accrued expenses, mainly consisted of value added tax payable, decreased because of our sales reduction.

Cash Flow from Investing activities

Net cash provided by investing activities for the six months ended June 30, 2017 was $1,372,988, an increase of $1,394,407 from cash used by investing activities of $21,419 for the six months ended June 30, 2016, mainly due to the repayment from related parties and the third parties. We have made advances to third parties and related parties in the fiscal years ended December 31, 2015 and 2016, and such advances were classified as cash flow from investing activity in the fiscal year ended December 31, 2016.

43

Cash Flow from Financing activities

Net cash provided by financing activities for the six months ended June 30, 2017 was $29,113, a decrease of $101,091 or 78% from net cash provided by financing activities of $130,204 for the six months ended June 30, 2016 mainly due to the repayment to a related party.

Off-Balance Sheet Arrangements

As of June 30, 2017, we have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties.

Contractual Obligations

The following table sets forth our contractual obligations as of June 30, 2017.

	Payment Due by Period
	Total	Less than one year	One to three years	Three to five years	More than five years
	US$	US$	US$	US$	US$
Operating lease commitments	78,884	26,026	43,263	9,595	-

The Company leases office premise and coal yard under the non-cancelable operating lease agreements that expire at December 31, 2020, with option to renew the lease. The leases are on a fixed repayment basis and have no contingent rentals.

Year Ended December 31, 2016 Compared With Year Ended December 31, 2015

Cash and cash equivalent

As of December 31, 2016, the Company had cash and cash equivalents were $55,798, an increase of $27,707 from $28,091 as of December 31, 2015.

Cash flow

The following table summarizes our cash flows for the years ended December 31, 2016 and 2015.

	Years Ended December 31
	2016	2015
Net cash provided by (used in) operating activities	$1,242,537	$(18,648)
Net cash used in investing activities	(1,189,144)	(32,360)
Net cash (used in) provided by financing activities	(22,583)	80,303
Effect of exchange rate changes on cash and cash equivalents	(3,103)	(1,204)
Net increase in cash and cash equivalents	27,707	28,091
Cash and cash equivalents, beginning balance	28,091	-
Cash and cash equivalents at end of year	$55,798	$28,091

44

Cash Flow from Operating activities

Net cash provided by operating activities was $1,242,537 for the year ended December 31, 2016, an increase of $1,261,185 from cash used in operating activities of $18,648 for the year ended December 31, 2015.

The increase was mainly due to our net income of $749,561 for the year ended December 31, 2016 as compared to net loss of $12,993 for the year ended December 31, 2015, and increase in current liabilities such as accounts payable and other payables and accrued expenses. Accounts payable represents payables due to our suppliers, the increase in account payable is primarily due to our business expansion for the year ended December 31, 2016. Other payables and accrued expenses, including accrued handling charges, rental expense, and other accruals, increased as we grew our business.

Cash Flow from Investing activities

Net cash used in investing activities for the year ended December 31, 2016 was $1,189,144, an increase of $1,156,784 from cash used in investing activities of $32,360 for the year ended December 31, 2015, mainly due to the advance provided to third party for business use of third parties without interest and increased investment in vehicle and machinery. Advance provided to third-party is a one-time advance, and we do not expect to make any such advances in the future.

Cash Flow from Financing activities

Net cash used in financing activities for the year ended December 31, 2016 was $22,583, a decrease of $120,886 from net cash provided by financing activities of $80,303 for the year ended December 31, 2016 mainly due to that the Company received the non-interest bearing loans from a related party with amounting to $80,303, of which $22,583 was paid back in the year 2016.

Off-Balance Sheet Arrangements

As of December 31, 2016, we have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties.

Contractual Obligations

The following table sets forth our contractual obligations as of December 31, 2016.

	Payment Due by Period
	Total	Less than one year	One to three years	Three to five years	More than five years
	US$	US$	US$	US$	US$
Operating lease commitments	86,404	19,694	47,971	18,740	-

The Company leases offices and a coal yard under a non-cancelable operating lease agreements that expire on December 31, 2020, with an option to renew the lease. The leases is on a fixed repayment basis and has no contingent rentals.

45

Taxation

We are incorporated in the Cayman Islands and conduct our primary business operations through our subsidiary and affiliated entities in the PRC. Under the current laws of the Cayman Islands, we are not subject to tax on income or capital gains. Additionally, upon payments of dividends to our shareholders, no Cayman Islands withholding tax will be imposed.

Jinxuan JH is incorporated in the British Virgin Islands (“BVI”). Under the current law of the BVI, Jinxuan JH is not subject to tax on income or capital gains. Additionally, if dividends are paid by Jinxuan JH to its shareholders, no BVI withholding tax will be imposed.

Jacqueline HK and Junhao International were both incorporated in Hong Kong and do not conduct any substantial operations of its own. Under the Hong Kong tax laws, the statutory income tax rate is 16.5%. Subsidiaries in Hong Kong are exempted from income tax on their foreign-derived income and there are no withholding taxes in Hong Kong on remittance of dividends. No provision for Hong Kong profits tax has been made in the financial statements as Jacqueline HK and Junhao International both have no assessable profits for the six months ended June 30, 2017.

Liulin Junhao, incorporated in the PRC, is governed by the income tax law of the PRC and is subject to PRC enterprise income tax (“EIT”). Effective from January 1, 2008, the EIT rate of PRC is 25%, and applies to both domestic and foreign invested enterprises. Under the current EIT Law, dividends paid by an FIE to any of its foreign non-resident enterprise investors are subject to a 10% withholding tax. Thus, the dividends, if and when payable by our PRC subsidiary to its offshore parent entities, would be subject to a 10% withholding tax. A lower tax rate will be applied if such foreign non-resident enterprise investor’s jurisdiction of incorporation has signed a tax treaty or arrangement for the avoidance of double taxation and the prevention of fiscal evasion with respect to taxes on income with China. There is such a tax arrangement between the PRC and Hong Kong. Thus, the dividends, if and when payable by our PRC subsidiary to the offshore parent entity located in Hong Kong, would be subject to a 5% withholding tax rather than the statutory rate of 10%, provided that the offshore entities located in Hong Kong meet the requirements stipulated by relevant PRC tax regulations. Furthermore, pursuant to the applicable circular and interpretations of the current EIT Law, dividends from earnings created prior to 2008 but distributed after 2008 are not subject to withholding income tax. The effective tax rate of the Company approximates the applicable statutory rate of 0% and 25% for the six months ended June 30, 2017 and 2016, respectively.

Recent Accounting Pronouncements

FASB Accounting Standards Update No. 2015-11

In July 2015, the FASB issued ASU 2015-11, "Simplifying the Measurement of Inventory." Topic 330, Inventory, currently requires an entity to measure inventory at the lower of cost or market, with market value represented by replacement cost, net realizable value or net realizable value less a normal profit margin. ASU 2015-11 requires an entity to measure inventory at the lower of cost or net realizable value. ASU 2015-11 is effective for annual reporting periods, and interim periods therein, beginning after December 15, 2016 (January 1, 2017 for the Company). The Company’s adoption of this guidance do not have material impact on its consolidated financial statements.

46

FASB Accounting Standards Update No. 2014-09

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers, which was subsequently modified in August 2015 by ASU No. 2015-14, Revenue from Contracts with Customers, Deferral of the Effective Date, which defers the effective date of the new revenue recognition standard by one year. As a result, the ASU No. 2014-09 is effective for fiscal years and interim periods within those years beginning after December 15, 2017. The core principle of ASU No. 2014-09 is that companies should recognize revenue when the transfer of promised goods or services to customers occurs in an amount that reflects what the company expects to receive. It requires additional disclosures to describe the nature, amount, timing and uncertainty of revenue and cash flows from contracts with customers. In 2016, the FASB issued additional ASUs that clarify the implementation guidance on principal versus agent considerations (ASU 2016-08), on identifying performance obligations and licensing (ASU 2016-10), and on narrow-scope improvements and practical expedients (ASU 2016-12) as well as on the revenue recognition criteria and other technical corrections (ASU 2016-20).” Companies may use either a full retrospective or modified retrospective approach to adopt this ASU. The Company is currently assessing the impact that adopting this new accounting guidance will have on its consolidated financial statements and disclosures. Based on its preliminary evaluation of ASU No. 2014-09, the Company expects no material impact on its results of operations or cash flows in the periods after adoption. The Company will adopt the guidance on January 1, 2018 and use the permitted modified retrospective method.

FASB Accounting Standards Update No. 2016-02

In February 2016, the FASB issued Accounting Standards Update (“ASU”) No. 2016-02, “Leases (Topic 842)” (“ASU 2016-02”). The amendments in this update create Topic 842, Leases, and supersede the leases requirements in Topic 840, Leases. Topic 842 specifies the accounting for leases. The objective of Topic 842 is to establish the principles that lessees and lessors shall apply to report useful information to users of financial statements about the amount, timing, and uncertainty of cash flows arising from a lease. The main difference between Topic 842 and Topic 840 is the recognition of lease assets and lease liabilities for those leases classified as operating leases under Topic 840. Topic 842 retains a distinction between finance leases and operating leases. The classification criteria for distinguishing between finance leases and operating leases are substantially similar to the classification criteria for distinguishing between capital leases and operating leases in the previous leases guidance. The result of retaining a distinction between finance leases and operating leases is that under the lessee accounting model in Topic 842, the effect of leases in the statement of operations and the statement of cash flows is largely unchanged from previous GAAP. The amendments in ASU 2016-02 are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years for public business entities. Early application of the amendments in ASU 2016-02 is permitted. Management is currently in the process of evaluating the impact of the adoption of ASU 2016-02 on The Company’s consolidated financial statements.

47

PLAN OF DISTRIBUTION

We have 13,333,334 Ordinary Shares issued and outstanding as of the date of this prospectus. We are registering up to 1,000,000 shares of Ordinary Shares for sale at the price of $0.08 per share. No public market currently exists for our Ordinary Shares, and our Ordinary Shares are not quoted on any over-the-counter markets. After the effective date of the registration statement relating to this prospectus, we hope an eligible market maker will apply to FINRA for our Ordinary Shares to be eligible for trading on the OTC. This process usually takes at least 60 days. No eligible market makers have currently agreed to file such an application for our Ordinary Shares. If no eligible market maker is willing to file the application on behalf of our Ordinary Shares, we will be unable to develop a trading market for our Ordinary Shares.

This is a self-underwritten offering, and as such we will sell up to 1,000,000 shares of Ordinary Shares directly and do not plan to engage underwriters or pay any commissions. There is no plan or arrangement to enter into any contracts or agreements to sell the Ordinary Shares with a broker or dealer.

We will be selling our Ordinary Shares on a best efforts basis and no investor has agreed to buy any of our Ordinary Shares. This prospectus permits our officers and director to sell the Ordinary Shares directly to the public, with no commission or other remuneration payable to them for any Ordinary Shares they may sell. Our officers and director will sell the Ordinary Shares and intend to offer them to friends, family members and business acquaintances.

The Ordinary Shares are being offered for the Company by Xiangyang Guo, our Chief Executive Officer, Director and Chairman of the Board. Xiangyang Guo will be relying on the safe harbor in Rule 3a4-1 of the Securities Exchange Act of 1934 to sell the Ordinary Shares. No sales commission will be paid for any shares of Ordinary Shares sold by Xiangyang Guo.

Xiangyang Guo will not register as broker-dealers pursuant to Section 15 of the Securities Exchange Act of 1934, in reliance upon Rule 3a4-1, which sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker-dealer.

a.	Its officers and directors are not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Act, at the time of their participation; and,

b.	Its officers and directors will not be compensated in connection with their participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and

c.	Its officers and director are not, nor will they be at the time of their participation in the offering, an associated person of a broker-dealer; and

d.	Its officers and director meet the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that they (A) primarily perform, or are intended primarily to perform at the end of the offering, substantial duties for or on behalf of the company, other than in connection with transactions in securities; and (B) is not a broker or dealer, or been an associated person of a broker or dealer, within the preceding twelve months; and (C) have not participated in selling and offering securities for any Issuer more than once every twelve months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

There is no minimum number of Ordinary Shares that we must sell before the Offering can close, and no arrangements have been made to place funds into escrow or any similar account.

Our officers, director, control persons and affiliates do not intend to purchase any shares in this offering.

Terms of the Offering

The shares being offered by the Company will be sold at the fixed price of $0.08 per share of Ordinary Shares.  There is no minimum amount of subscription required for each subscriber, and subscriptions, once received, are irrevocable.

48

This Offering will commence on the effective date of this prospectus and continue for a period of      months, unless extended by the Company Board of Directors for an additional      days. If the Board of Directors votes to extend the offering for the additional      days, a post-effective amendment to the registration statement will be filed to notify subscribers and potential subscribers of the extended offering period.  The offering proceeds received from subscribers will be immediately available to the Company.

Deposit of Offering Proceeds

This Offering is made on a “best efforts” basis, so the Company is not required to sell any specific number or dollar amount of Ordinary Shares but will use its best efforts to sell the Ordinary Shares offered pursuant to this prospectus. The Company has made no arrangements to place subscription funds in an escrow, trust or similar account which means that all offering proceeds received from subscribers will be immediately available to the Company for use in accordance with the Use of Proceeds.

Procedures and Requirements for Subscription

If you decide to subscribe for any shares of Ordinary Shares being offered by the Company in this Offering, you will be required to execute a Subscription Agreement and tender it, together with a check, bank draft or cashier’s check payable to the Company. Subscriptions, once received by the Company, are irrevocable.

Blue Sky Restrictions on Resale

When a selling shareholder wants to sell shares of our Ordinary Shares acquired under the Prospectus which is a part of this registration statement, the selling shareholder will also need to comply with state securities laws, also known as “blue sky laws,” with regard to secondary sales. All states offer a variety of exemptions from registration of secondary sales. The broker for a selling shareholder will be able to advise the shareholder as to which states have an exemption for secondary sales of our Ordinary Shares. Any person who purchases shares of our Ordinary Shares from a selling shareholder pursuant to this Prospectus and who subsequently wishes to resell such shares will also have to comply with blue sky laws regarding secondary sales. When this Prospectus becomes effective, a selling shareholder will indicate in which state(s) he or she wishes to sell the shares, and such seller’s broker will be able to identify whether the shareholder will need to register in that state or may rely on an exemption from registration.

Penny Stock Rules

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC which:

•	contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

•	contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to violations of such duties or other requirements of federal securities laws;

•	contains a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the bid and ask prices;

•	contains the toll-free telephone number for inquiries on disciplinary actions;

•	defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and

49

•	contains such other information, and is in such form (including language, type size, and format) as the SEC shall require by rule or regulation.

Prior to effecting any transaction in a penny stock, a broker-dealer must also provide a customer with:

•	the bid and ask prices for the penny stock;

•	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock;

•	the amount and a description of any compensation that the broker-dealer and its associated salesperson will receive in connection with the transaction; and

•	a monthly account statement indicating the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser's written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our securities, and therefore security holders may have difficulty selling their shares.

50

DESCRIPTION OF SECURITIES TO BE REGISTERED

The following description of our share capital and provisions of our memorandum and articles of association are summaries and do not purport to be complete. Reference is made to our amended memorandum and articles of association, which will become effective upon completion of this offering, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part (and which is referred to in this section as, respectively, the “memorandum” and the “articles”).

We were incorporated as an exempted company with limited liability under the Companies Law (Revised) of the Cayman Islands, or the Cayman Companies Law, on February 24, 2017. A Cayman Islands exempted company:

•	is a company that conducts its business mainly outside the Cayman Islands;

•	is prohibited from trading in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the exempted company carried on outside the Cayman Islands (and for this purpose can effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands);

•	does not have to hold an annual general meeting;

•	does not have to make its register of members open to inspection by shareholders of that company;

•	may obtain an undertaking against the imposition of any future taxation;

•	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	may register as a limited duration company; and

•	may register as a segregated portfolio company.

Ordinary Shares

All of our issued and outstanding Ordinary Shares are fully paid and non-assessable. Our Ordinary Shares are issued in registered form, and are issued when registered in our register of members. Each holder of our Ordinary Shares will be entitled to receive a certificate in respect of such Ordinary Shares. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their Ordinary Shares. We may not issue shares or warrants to bearer.

At the time of the Company’s incorporation on February 24, 2017, the Company had an authorized share capital of $50,000, divided into 50,000 shares of ordinary shares par value $1 per share.

Effective July 30, 2017, the holders of all the outstanding shares of our Ordinary Shares approved the following Recapitalization, converting our authorized capital from $50,000 to $100,000 divided into 100,000,000 shares of Ordinary Shares, $0.001 par value per share; and converting issued capital of $50,000 in 50,000 shares, into 10,000,000 shares of US$0.001 par value each in the capital of the Company at an issue price of $0.005 per share.

On August 5, 2017, the Company issued 3,333,334 shares of Ordinary Shares to Jacqueline G.D Limited, 100% owned by Bingshan Guo, a Director of Liulin Junhao, pursuant to a Share Exchange Agreement dated on the even date, in exchange for the 100% equity interest in Jacqueline HK transferred to Jinxuan BVI.

As a result of the aforementioned Recapitalization and the Jacqueline Share Issuance, there were 13,333,334 ordinary shares issued and outstanding, and the Reorganization was accounted for as a recapitalization. The Company believes it is appropriate to reflect the Reorganization on a retroactive basis similar to stock split pursuant to ASC 260. The Company has retroactively presented all shares and per share data for the six month period ended June 30, 2017.

As of the date of this prospectus, our authorized share capital is US$100,000 divided into 100,000,000 Ordinary Shares, par value US$0.001 per share. Subject to the provisions of the Cayman Companies Law and our articles regarding redemption and purchase of the shares, the directors have general and unconditional authority to allot (with or without confirming rights of renunciation), grant options over or otherwise deal with any unissued shares to such persons, at such times and on such terms and conditions as they may decide. Such authority could be exercised by the directors to allot shares which carry rights and privileges that are preferential to the rights attaching to Ordinary Shares. No share may be issued at a discount except in accordance with the provisions of the Cayman Companies Law. The directors may refuse to accept any application for shares, and may accept any application in whole or in part, for any reason or for no reason.

51

At the completion of this offering, there will be 14,333,334 shares of Ordinary Shares issued and outstanding if the total offering amount is raised. The offering shall terminate on the earlier of:

1)	the date when the sale of all 1,000,000 shares of Ordinary Shares is completed;
2)	one year from the date of this prospectus; or
3)	prior to one year at the sole determination of the board of directors.

Transfer Agent and Registrar

The transfer agent and registrar for the Ordinary Shares is Island Stock Transfer.

Dividends

Subject to the provisions of the Cayman Companies Law and any rights attaching to any class or classes of shares, the directors may declare dividends or distributions out of our funds which are lawfully available for that purpose.

Subject to the provisions of the Cayman Companies Law and any rights attaching to any class or classes of shares, our shareholders may, by ordinary resolution, declare dividends but no such dividend shall exceed the amount recommended by the directors.

Subject to the requirements of the Cayman Companies Law regarding the application of a company’s share premium account and with the sanction of an ordinary resolution, dividends may also be declared and paid out of any share premium account. The directors when paying dividends to shareholders may make such payment either in cash or in specie.

Unless provided by the rights attached to a share, no dividend shall bear interest against us.

Voting Rights

Subject to any rights or restrictions as to voting attached to any shares, unless any share carries special voting rights, on a show of hands every shareholder who is present in person and every person representing a shareholder by proxy shall have one vote. On a poll, every shareholder who is present in person and every person representing a shareholder by proxy shall have one vote for each share of which he or the person represented by proxy is the holder. In addition, all shareholders holding shares of a particular class are entitled to vote at a meeting of the holders of that class of shares. Votes may be given either personally or by proxy.

Variation of Rights of Shares

Whenever our capital is divided into different classes of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two-thirds of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class.

Unless the terms on which a class of shares was issued state otherwise, the rights conferred on the shareholder holding shares of any class shall not be deemed to be varied by the creation or issue of further shares ranking pari passu with the existing shares of that class.

Alteration of share capital

Subject to the Cayman Companies Law, our shareholders may, by ordinary resolution:

(a)	increase our share capital by new shares of the amount fixed by that ordinary resolution and with the attached rights, priorities and privileges set out in that ordinary resolution;
(b)	consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;
(c)	convert all or any of our paid up shares into stock, and reconvert that stock into paid up shares of any denomination;
(d)	sub-divide our shares or any of them into shares of an amount smaller than that fixed, so, however, that in the sub-division, the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

52

(e)	cancel shares which, at the date of the passing of that ordinary resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled or, in the case of shares without nominal par value, diminish the number of shares into which our capital is divided.

Subject to the Cayman Companies Law and to any rights for the time being conferred on the shareholders holding a particular class of shares, our shareholders may, by special resolution, reduce its share capital in any way.

Calls on shares and forfeiture

Subject to the terms of allotment, the directors may make calls on the shareholders in respect of any monies unpaid on their shares including any premium and each shareholder shall (subject to receiving at least fourteen clear days' notice specifying when and where payment is to be made), pay to us the amount called on his shares. Shareholders registered as the joint holders of a share shall be jointly and severally liable to pay all calls in respect of the share. If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid at the rate fixed by the terms of allotment of the share or in the notice of the call or if no rate is fixed, at the rate of ten per cent per annum. The directors may, at their discretion, waive payment of the interest wholly or in part.

We have a first and paramount lien on all shares (whether fully paid up or not) registered in the name of a shareholder (whether solely or jointly with others). The lien is for all monies payable to us by the shareholder or the shareholder’s estate:

(a) either alone or jointly with any other person, whether or not that other person is a shareholder; and

(b) whether or not those monies are presently payable.

At any time the directors may declare any share to be wholly or partly exempt from the calls and forfeiture provisions of the articles.

We may sell, in such manner as the directors may determine, any share on which the sum in respect of which the lien exists is presently payable, if due notice that such sum is payable has been given (as prescribed by the articles) and, within fourteen days of the date on which the notice is deemed to be given under the articles, such notice has not been complied with.

Untraceable Shareholder

Subject to the Cayman Companies Law, we may sell, subject to certain conditions, any share of a shareholder who cannot be traced if, during a period of twelve years, at least three cash dividends in respect of the share have become payable and no such dividend during that period has been claimed.

Forfeiture or surrender of shares

If a shareholder fails to pay any call the directors may give to such shareholder not less than fourteen clear days' notice requiring payment and specifying the amount unpaid including any interest which may have accrued, any expenses which have been incurred by us due to that person’s default and the place where payment is to be made. The notice shall also contain a warning that if the notice is not complied with, the shares in respect of which the call is made will be liable to be forfeited.

If such notice is not complied with, the directors may, before the payment required by the notice has been received, resolve that any share the subject of that notice be forfeited (which forfeiture shall include all dividends or other monies payable in respect of the forfeited share and not paid before such forfeiture).

A forfeited share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the directors determine and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the directors think fit.

A person whose shares have been forfeited shall cease to be a shareholder in respect of the forfeited shares, but shall, notwithstanding such forfeit, remain liable to pay to us all monies which at the date of forfeiture were payable by him to us in respect of the shares, together with all expenses and interest from the date of forfeiture or surrender until payment, but his liability shall cease if and when we receive payment in full of the unpaid amount.

53

A declaration, whether statutory or under oath, made by a director or the secretary shall be conclusive evidence that the person making the declaration is a director or secretary of us and that the particular shares have been forfeited or surrendered on a particular date.

Subject to the execution of an instrument of transfer, if necessary, the declaration shall constitute good title to the shares.

Share premium account

The directors shall establish a share premium account and shall carry the credit of such account from time to time to a sum equal to the amount or value of the premium paid on the issue of any share or capital contributed or such other amounts required by the Cayman Companies Law.

Redemption and purchase of own shares

Subject to the Cayman Companies Law and any rights for the time being conferred on the shareholders holding a particular class of shares, we may by our directors:

(a) issue shares that are to be redeemed or liable to be redeemed, at our option or the shareholder holding those redeemable shares, on the terms and in the manner its directors determine before the issue of those shares;

(b) with the consent by special resolution of the shareholders holding shares of a particular class, vary the rights attaching to that class of shares so as to provide that those shares are to be redeemed or are liable to be redeemed at our option on the terms and in the manner which the directors determine at the time of such variation; and

(c) purchase all or any of our own shares of any class including any redeemable shares on the terms and in the manner which the directors determine at the time of such purchase.

We may make a payment in respect of the redemption or purchase of its own shares in any manner authorized by the Cayman Companies Law, including out of any combination of capital, our profits and the proceeds of a fresh issue of shares.

When making a payment in respect of the redemption or purchase of shares, the directors may make the payment in cash or in specie (or partly in one and partly in the other) if so authorized by the terms of the allotment of those shares or by the terms applying to those shares, or otherwise by agreement with the shareholder holding those shares.

Transfer of Shares

Subject to the restrictions contained in our articles, any of our shareholders may transfer all or any of his or her Ordinary Shares by an instrument of transfer in any usual or common form or any other form approved by our board of directors, executed by or on behalf of the transferor (and, if in respect of a nil or partly paid up share, or if so required by our directors, by or on behalf of the transferee).

Our board of directors may, in its absolute discretion, decline to register any transfer of any Ordinary Share that has not been fully paid up or is subject to a company lien. Our board of directors may also decline to register any transfer of any Ordinary Share unless:

(a) the instrument of transfer is lodged with us, accompanied by the certificate for the Ordinary Shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

(b) the instrument of transfer is in respect of only one class of Ordinary Shares;

(c) the instrument of transfer is properly stamped, if required;

(d) the Ordinary Share transferred is fully paid and free of any lien in favor of us;

(e) any fee related to the transfer has been paid to us; and

(f) the transfer is not to more than four joint holders.

If our directors refuse to register a transfer, they are required, within three months after the date on which the instrument of transfer was lodged, to send to each of the transferor and the transferee notice of such refusal.

54

The registration of transfers may, on 14 calendar days' notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and our register of members closed at such times and for such periods as our board of directors may from time to time determine. However, the registration of transfers may not be suspended, and the register may not be closed, for more than 30 calendar days in any year.

Inspection of Books and Records

Holders of our Ordinary Shares will have no general right under the Cayman Companies Law to inspect or obtain copies of our register of members or our corporate records.

General Meetings

As a Cayman Islands exempted company, we are not obligated by the Cayman Companies Law to call shareholders’ annual general meetings; accordingly, we may, but shall not be obliged to, in each year hold a general meeting as an annual general meeting. Any annual general meeting held shall be held at such time and place as may be determined by our board of directors. All general meetings other than annual general meetings shall be called extraordinary general meetings.

The directors may convene general meetings whenever they think fit. General meetings shall also be convened on the written requisition of one or more of the shareholders entitled to attend and vote at our general meetings who (together) hold not less than ten percent of our paid up voting share capital deposited in accordance with the notice provisions in the articles, specifying the purpose of the meeting and signed by each of the shareholders making the requisition. If the directors do not convene such meeting for a date not later than twenty-one clear days' after the date of receipt of the written requisition, those shareholders who requested the meeting may convene the general meeting themselves within three months after the end of such period of twenty-one clear days in which case reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by us.

At least fourteen days’ notice of an extraordinary general meeting and twenty-one days' notice of an annual general meeting shall be given to shareholders entitled to attend and vote at such meeting. The notice shall specify the place, the day and the hour of the meeting and the general nature of that business. In addition, if a resolution is proposed as a special resolution, the text of that resolution shall be given to all shareholders. Notice of every general meeting shall also be given to the directors and our auditors.

Subject to the Cayman Companies Law and with the consent of the shareholders who, individually or collectively, hold at least ninety percent of the voting rights of all those who have a right to vote at a general meeting, a general meeting may be convened on shorter notice.

The presence of one third of the shareholders, whether in person or represented by proxy, shall constitute a quorum at a general meeting.

If, within fifteen minutes from the time appointed for the general meeting, or at any time during the meeting, a quorum is not present, the meeting, if convened upon the requisition of shareholders, shall be cancelled. In any other case it shall stand adjourned to the same time and place seven days or to such other time or place as is determined by the directors.

The chairman may, with the consent of a meeting at which a quorum is present, adjourn the meeting. When a meeting is adjourned for seven days or more, notice of the adjourned meeting shall be given in accordance with the articles.

At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before the declaration of the result of the show of hands) demanded by the chairman of the meeting or by at least two shareholders having the right to vote on the resolutions or one or more shareholders present who together hold not less than ten per cent of the voting rights of all those who are entitled to vote on the resolution. Unless a poll is so demanded, a declaration by the chairman as to the result of a resolution and an entry to that effect in the minutes of the meeting, shall be conclusive evidence of the outcome of a show of hands, without proof of the number or proportion of the votes recorded in favour of, or against, that resolution.

If a poll is duly demanded it shall be taken in such manner as the chairman directs and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

55

In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall not be entitled to a second or casting vote.

Directors

We may by ordinary resolution, from time to time, fix the maximum and minimum number of directors to be appointed. Under the articles, we are required to have a minimum of one director.

A director may be appointed by ordinary resolution or by the directors. Any appointment may be to fill a vacancy or as an additional director.

The remuneration of the directors shall be determined by the shareholders by ordinary resolution, except that the directors shall be entitled to such remuneration as the directors may determine.

The shareholding qualification for directors may be fixed by our shareholders by ordinary resolution and unless and until so fixed no share qualification shall be required.

Unless removed or re-appointed, each director shall be appointed for a term expiring at the next-following annual general meeting, if one is held. At any annual general meeting held, our directors will be elected by an ordinary resolution of our shareholders. At each annual general meeting, each director so elected shall hold office for a one-year term and until the election of their respective successors in office or removed.

A director may be removed by ordinary resolution.

A director may at any time resign or retire from office by giving us notice in writing. Unless the notice specifies a different date, the director shall be deemed to have resigned on the date that the notice is delivered to us.

Subject to the provisions of the articles, the office of a director may be terminated forthwith if:

(a) he is prohibited by the law of the Cayman Islands from acting as a director;

(b) he is made bankrupt or makes an arrangement or composition with his creditors generally;

(c) he resigns his office by notice to us;

(d) he only held office as a director for a fixed term and such term expires;

(e) in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director;

(f) he is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director);

(g) he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise; or

(h) without the consent of the other directors, he is absent from meetings of directors for continuous period of six months.

Powers and duties of directors

Subject to the provisions of the Cayman Companies Law, our memorandum and articles, our business shall be managed by the directors, who may exercise all our powers. No prior act of the directors shall be invalidated by any subsequent alteration of our memorandum or articles. However, to the extent allowed by the Cayman Companies Law, shareholders may by special resolution validate any prior or future act of the directors which would otherwise be in breach of their duties.

The directors may delegate any of their powers to any committee consisting of one or more persons who need not be shareholders and may include non-directors so long as the majority of those persons are directors; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the directors. Upon the initial closing of this offering, our board of directors will have established an audit committee, compensation committee, and nomination and corporate governance committee.

The board of directors may establish any local or divisional board of directors or agency and delegate to it its powers and authorities (with power to sub-delegate) for managing any of our affairs whether in the Cayman Islands or elsewhere and may appoint any persons to be members of a local or divisional board of directors, or to be managers or agents, and may fix their remuneration.

56

The directors may from time to time and at any time by power of attorney or in any other manner they determine appoint any person, either generally or in respect of any specific matter, to be our agent with or without authority for that person to delegate all or any of that person’s powers.

The directors may from time to time and at any time by power of attorney or in any other manner they determine appoint any person, whether nominated directly or indirectly by the directors, to be our attorney or our authorized signatory and for such period and subject to such conditions as they may think fit. The powers, authorities and discretions, however, must not exceed those vested in, or exercisable, by the directors under the articles.

The board of directors may remove any person so appointed and may revoke or vary the delegation.

The directors may exercise all of our powers to borrow money and to mortgage or charge its undertaking, property and assets both present and future and uncalled capital or any part thereof, to issue debentures and other securities whether outright or as collateral security for any debt, liability or obligation of ours or our parent undertaking (if any) or any subsidiary undertaking of us or of any third party.

A director shall not, as a director, vote in respect of any contract, transaction, arrangement or proposal in which he has an interest which (together with any interest of any person connected with him) is a material interest (otherwise then by virtue of his interests, direct or indirect, in shares or debentures or other securities of, or otherwise in or through, us) and if he shall do so his vote shall not be counted, nor in relation thereto shall he be counted in the quorum present at the meeting, but (in the absence of some other material interest than is mentioned below) none of these prohibitions shall apply to:

(a) the giving of any security, guarantee or indemnity in respect of:

(i) money lent or obligations incurred by him or by any other person for our benefit or any of our subsidiaries; or

(ii) a debt or obligation of ours or any of our subsidiaries for which the director himself has assumed responsibility in whole or in part and whether alone or jointly with others under a guarantee or indemnity or by the giving of security;

(b) where we or any of our subsidiaries is offering securities in which offer the director is or may be entitled to participate as a holder of securities or in the underwriting or sub-underwriting of which the director is to or may participate;

(c) any contract, transaction, arrangement or proposal affecting any other body corporate in which he is interested, directly or indirectly and whether as an officer, shareholder, creditor or otherwise howsoever, provided that he (together with persons connected with him) does not to his knowledge hold an interest representing one per cent or more of any class of the equity share capital of such body corporate (or of any third body corporate through which his interest is derived) or of the voting rights available to shareholders of the relevant body corporate;

(d) any act or thing done or to be done in respect of any arrangement for the benefit of the employees of us or any of our subsidiaries under which he is not accorded as a director any privilege or advantage not generally accorded to the employees to whom such arrangement relates; or

(e) any matter connected with the purchase or maintenance for any director of insurance against any liability or (to the extent permitted by the Cayman Companies Law) indemnities in favor of directors, the funding of expenditure by one or more directors in defending proceedings against him or them or the doing of anything to enable such director or directors to avoid incurring such expenditure.

A director may, as a director, vote (and be counted in the quorum) in respect of any contract, transaction, arrangement or proposal in which he has an interest which is not a material interest or as described above.

57

Capitalization of profits

The directors may resolve to capitalize:

(a) any part of our profits not required for paying any preferential dividend (whether or not those profits are available for distribution); or

(b) any sum standing to the credit of our share premium account or capital redemption reserve, if any.

The amount resolved to be capitalized must be appropriated to the shareholders who would have been entitled to it had it been distributed by way of dividend and in the same proportions.

Liquidation Rights

If we are wound up, the shareholders may, subject to the articles and any other sanction required by the Cayman Companies Law, pass a special resolution allowing the liquidator to do either or both of the following:

(a) to divide in specie among the shareholders the whole or any part of our assets and, for that purpose, to value any assets and to determine how the division shall be carried out as between the shareholders or different classes of shareholders; and

(b) to vest the whole or any part of the assets in trustees for the benefit of shareholders and those liable to contribute to the winding up.

The directors have the authority to present a petition for our winding up to the Grand Court of the Cayman Islands on our behalf without the sanction of a resolution passed at a general meeting.

Register of Members

Under the Cayman Companies Law, we must keep a register of members and there should be entered therein:

•	the names and addresses of our shareholders, a statement of the shares held by each shareholder, and of the amount paid or agreed to be considered as paid, on the shares of each shareholder;

•	the date on which the name of any person was entered on the register as a shareholder; and

•	the date on which any person ceased to be a shareholder.

Under Cayman Companies Law, the register of members of our company is prima facie evidence of the matters set out therein (that is, the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a shareholder registered in the register of members is deemed as a matter of the Cayman Companies Law to have legal title to the shares as set against its name in the register of members. Upon the completion of this offering, the register of members will be immediately updated to record and give effect to the issuance of Ordinary Shares by the Company to the custodian or its nominee. Once our register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name.

If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a shareholder of our company, the person or shareholder aggrieved (or any shareholder of our company or our company itself) may apply to the Grand Court of the Cayman Islands for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Differences in Corporate Law

The Cayman Companies Law is derived, to a large extent, from the older Companies Acts of England and Wales but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Cayman Companies Law and the current Companies Act of England. In addition, the Cayman Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Cayman Companies Law applicable to us and the comparable laws applicable to companies incorporated in the State of Delaware in the United States.

58

Mergers and Similar Arrangements

The Cayman Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the shareholders and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders. For this purpose a subsidiary is a company of which at least 90% of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest of a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Except in certain limited circumstances, a dissenting shareholder of a Cayman Islands constituent company is entitled to payment of the fair value of his or her shares upon dissenting from a merger or consolidation. The exercise of such dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, except for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must, in addition, represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

(a) the statutory provisions as to the required majority vote have been met;

(b) the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

(c) the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

(d) the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Companies Law.

When a takeover offer is made and accepted by holders of 90% of the shares affected within four months the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, or if a takeover offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

59

Shareholders’ Suits

In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company and as a general rule, a derivative action may not be brought by a minority shareholder. However, based on English law authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge:

(a) an act which is illegal or ultra vires with respect to the company and is therefore incapable of ratification by the shareholders;

(b) an act which, although not ultra vires, requires authorization by a qualified (or special) majority (that is, more than a simple majority) which has not been obtained; and

(c) an act which constitutes a “fraud on the minority” where the wrongdoers are themselves in control of the company.

Indemnification of Directors and Executive Officers and Limitation of Liability

The Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our articles provide to the extent permitted by law, we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a) all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former secretary or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former secretary’s or officer’s duties, powers, authorities or discretions; and

(b) without limitation to paragraph (a) above, all costs, expenses, losses or liabilities incurred by the existing or former secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former secretary or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former secretary or any of our officers in respect of any matter identified in above on condition that the secretary or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the secretary or that officer for those legal costs.

This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and executive officers that will provide such persons with additional indemnification beyond that provided in our articles.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Anti-Takeover Provisions in Our Articles

Some provisions of our articles may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue shares at such times and on such terms and conditions as the board of directors may decide without any further vote or action by our shareholders.

Under the Cayman Companies Law, our directors may only exercise the rights and powers granted to them under our articles for what they believe in good faith to be in the best interests of our company and for a proper purpose.

60

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interests of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director owes three types of duties to the company: (a) statutory duties, (b) fiduciary duties, and (iii) common law duties. The Cayman Companies Law imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, our directors must ensure compliance with our amended articles of association, as amended and restated from time to time. We have the right to seek damages if a duty owed by any of our directors is breached.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. The Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but in keeping with common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Cayman Companies Law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our articles provide that general meetings shall be convened on the written requisition of one or more of the shareholders entitled to attend and vote at our general meetings who (together) hold not less than ten per cent of our paid up voting share capital deposited in accordance with the notice provisions in the articles, specifying the purpose of the meeting and signed by each of the shareholders making the requisition. If the directors do not convene such meeting for a date not later than twenty-one clear days' after the date of receipt of the written requisition, those shareholders who requested the meeting may convene the general meeting themselves within three months after the end of such period of twenty-one clear days in which case reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by us.. Our articles provide no other right to put any proposals before annual general meetings or extraordinary general meetings. As a Cayman Islands exempted company, we are not obligated by law to call shareholders’ annual general meetings. However, our corporate governance guidelines require us to call such meetings every year.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under the Cayman Companies Law, our articles do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

61

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Subject to the provisions of our articles, the office of a director may be terminated forthwith if (a) he is prohibited by the law of the Cayman Islands from acting as a director, (b) he is made bankrupt or makes an arrangement or composition with his creditors generally, (c) he resigns his office by notice to us, (d) he only held office as a director for a fixed term and such term expires, (e) in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director, (f) he is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director), (g) he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise, or (h) without the consent of the other directors, he is absent from meetings of directors for continuous period of six months.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation or bylaws that is approved by its shareholders, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

The Cayman Companies Law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although the Cayman Companies Law does not regulate transactions between a company and its significant shareholders, under Cayman Islands law such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors.

Under the Cayman Companies Law and our articles, our company may be wound up by a special resolution of our shareholders, or if the winding up is initiated by our board of directors, by either a special resolution of our members or, if our company is unable to pay its debts as they fall due, by an ordinary resolution of our members. In addition, a company may be wound up by an order of the courts of the Cayman Islands. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under the Cayman Companies Law and our articles, if our share capital is divided into more than one class of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two-thirds of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class.

62

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors. Under the Cayman Companies Law, our articles may only be amended by special resolution of our shareholders.

SHARES ELIGIBLE FOR FUTURE SALE

Before our initial public offering, there has not been a public market for our Ordinary Shares, and while application has been made for the Ordinary Shares to be listed on the OTC, a regular trading market for our Ordinary Shares may not develop. Future sales of substantial amounts of shares of our Ordinary Shares in the public market after our initial public offering, or the possibility of these sales occurring, could cause the prevailing market price for our Ordinary Shares to fall or impair our ability to raise equity capital in the future. Upon completion of this offering, we will have outstanding Ordinary Shares representing approximately 14.33% of our Ordinary Shares in issue. All of the Ordinary Shares to be sold in this offering will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act.

Rule 144

All of our Ordinary Shares outstanding prior to this offering are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act.

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who is not deemed to have been our affiliate at any time during the three months preceding a sale and who has beneficially owned restricted securities within the meaning of Rule 144 for more than six months would be entitled to sell an unlimited number of those shares, subject only to the availability of current public information about us. A non-affiliate who has beneficially owned restricted securities for at least one year from the later of the date these shares were acquired from us or from our affiliate would be entitled to freely sell those shares.

A person who is deemed to be an affiliate of ours and who has beneficially owned “restricted securities” for at least six months would be entitled to sell, within any three-month period, a number of shares that is not more than the greater of:

•	1% of the number of Ordinary Shares then outstanding, in the form of Ordinary Shares or otherwise, which will equal approximately shares immediately after this offering; or

•	the average weekly trading volume of the Ordinary Shares on the OTC during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. In addition, in each case, these shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

63

MARKET FOR ORDINARY SHARES AND RELATED SHAREHOLDER MATTERS

There is presently no public trading market for our Ordinary Shares. Upon the effectiveness of the Registration Statement of which this Prospectus is a part, we anticipate that an eligible market maker shall apply to FINRA for our Ordinary Shares to be quoted on the OTC. However, we cannot assure you that our Ordinary Shares will be quoted on the OTC or, if quoted, that a trading market will materialize. To qualify for quotation on the OTC Bulletin Board, an equity security must have one registered broker-dealer, known as the market-maker, willing to list, bid, or give sale quotations and to sponsor the listing of a company’s securities. There is currently no registered broker-dealer that has agreed to act as the market-maker for our Ordinary Shares. We may not now and may never qualify for quotation on the OTC.

Holders of Securities.

As of the date of this prospectus, there were approximately 5 holders of record of our Ordinary Shares.

Dividends.

We have not declared or paid any cash dividends on our Ordinary Shares since our inception, and our Board of Directors currently intends to retain all earnings for use in the business for the foreseeable future.  Any future payment of dividends will depend upon our results of operations, financial condition, cash requirements and other factors deemed relevant by our Board of Directors.

64

BUSINESS

Overview

Through Liulin Junhao, our operating company, we are a Shanxi Province-based manufacturer and supplier of blended coking coal, also known as metallurgical coke, that are primarily used to produce coke. Coke produced by coking facilities are used mainly in the steel-making process by steel mills. Liulin Junhao is not a coal mining operation and it does not own any coal mines. We started generating revenue in the year ended December 31, 2015, where we generated revenue of $20,270 via acting as an agent for coking coal trade for a related third party, Shanxi Yidayang Coal Transportation Co. Ltd., Our coking coal production operation started generating revenue in the year ended December 31, 2016, with $19,589,747 and 100% of our revenue derived from blended coking coal.

Our primary raw materials are various grades of coking coal which we source from our suppliers, usually coal washing or cleaning plants. Our facility is located in Liulin County, Shanxi Province, an area known as China’s “King of Coal,” known for its high quality raw coking coal. Currently, our suppliers are primarily based in Shanxi Province, China, at close proximity to our facility.

Our products are batches of blended coking coal of a uniform mix that conform to our customers’ specifications. This is achieved by our proprietary electric coking coal blender that blends and manufactures coking coal raw materials of various grades and characteristics into the specified uniform mix. Our customers are primarily coke making companies and coking coal resellers. Our customers are all based in the PRC and currently mainly in Shanxi Province.

Our revenue is primarily generated through sales of our blended coking coal based upon customer specifications. Our revenue is primarily generated through sales of our blended coking coal based upon specific customer specifications. For the six months ended June 30, 2017 and June 30, 2016, we generated revenue of $174,034 and $3,187,312 in the aggregate, respectively, with $93,776 and $nil generated from agent fee from third parties, Shanxi Jinquan Energy Co. Ltd . For the six months ended June 30, 2017 and June 30, 2016, we produced and sold a total of 47,899 and 806 tons of coking coal, respectively. Our net loss for the six months ended June 30, 2017 and June 30, 2016 was $444,240 and $95,129, respectively. During the year ended December 31, 2016, we produced and sold a total of 221,303.47 tons of coking coal and generated coal revenues of $19,589,747. We incurred income from our operations of $1,006,632 in the year ended December 31, 2016. In the first six months of 2017 and 2016, 100% of our raw materials, various grades of coking coal, were from suppliers based in Shanxi Province, the PRC. In the first six months of 2017 and 2016, 100% of our total revenue was derived from sales made to PRC customers. In the fiscal year ended December 31, 2015, we had generated income via acting as an agent for coking coal trade for a related party, Shanxi Yidayang Coal Transportation Co., Ltd, and incurred a loss from our operations of $17,397. We no longer engage in acting as an agent for coking coal trade for other third-parties, although we may generate income from acting as an agent in the future, none of our resources are devoted to such operation.

Our revenue in the first six months of 2017 experienced decline mainly due to the coking coal production restrictions imposed at both the PRC national level and the Shanxi provincial level, which reduced the supply of coking coal raw materials in the PRC market by 4% in the first five months of 20171. As such, while our facility was able to operate at its full capacity, we had challenges securing the quantity of coking coke raw materials needed to fulfill our customer orders. In response to the new challenge in the supply of coking coal, we have carried out our new strategy of establishing relationship with new suppliers, and identifying supplier targets to merge and/or acquire.

Our History and Corporate Structure

We were incorporated in the Cayman Islands on February 24, 2017. Our PRC operating company, Liulin Junhao Coal Trade Co. Ltd. (“Liulin Junhao”) was incorporated as a PRC entity pursuant to PRC law on October 16, 2012. Pursuant to PRC laws, each entity formed under PRC law shall have certain business scope approved by the Administration of Industry and Commerce or its local counterpart. As such, Liulin Junhao’s business scope is to primarily engage in trading of coking coal, which is its main operation.

We were incorporated by our controlling shareholder Mr. Xiangyang Guo. We directly hold 100% equity interests of Jinxuan JH Limited, a limited company formed in British Virgin Islands. Jinxuan JH Limited holds 100% equity interests of each of Jacqueline G.D International Limited (“Jacqueline HK”) and Junhao Coking Coal International Holding Limited (“Junhao International”). Jacqueline HK holds a 25% equity interest in Liulin Junhao, and Junhao International holds a 75% equity interest in Liulin Junhao. Neither Jacqueline HK nor Junhao International has any business operation other than being a pass-through entity and holding respectively, the 25% and 75% equity interests in Liulin Junhao.

On December 31, 2016, Mr. Xiangyang Guo acquired 72% equity interest in Liulin Junhao and became its controlling shareholder. Between June 19, 2017 and August 5, 2017, we acquired 100% of the equity interests of Liulin Junhao, through a series of transactions with the then shareholders of Liulin Junhao, including Mr. Xiangyang Guo. More specifically, on June 19, 2017, Junhao International acquired the 75% equity interest of Liulin Junhao, and Merit Sky Holding Limited, a Hong Kong limited company then controlled by Mr. Bingshan Guo, acquired the 25% equity interest of Liulin Junhao (which was subsequently transferred to Jacqueline HK on July 16, 2017).

1           http://www.meitanjianghu.com/Newsc/newsDetailView?userId=&newsId=5fdaf83f-0b46-4f11-adfb-e08220e3d007&isShare=1

65

As such, our controlling shareholder Mr. Xiangyang Guo has had a controlling ownership interest in Liulin Junhao since January 1, 2017. In order to facilitate our investors to understand our de facto historical financial conditions and business operations, the financial statements of Liulin Junhao, our operating entity, for the fiscal years ended December 31, 2015 and 2016 are included in this prospectus.

Our principal executive offices are located at South Zhonghuan Street 529, C-12, rooms 1204 and 1205, Taiyuan, Shanxi, PRC, and our phone number is + 86–351–7020402. We maintain a corporate website at http://www.bestjxjm.com. The information contained in, or accessible from, our website or any other website does not constitute a part of this prospectus.

Our corporate structure as of the date of this prospectus is as follows:

Competitive Strengths

We believe that the following competitive strengths enhance our position in the PRC market:

Our proprietary coking coal blending machine is able to blend various grades of coking coal more efficiently and at a lower cost. Our proprietary coking coal-blending machine uses predictive model to blend coking coal and is able to minimize the quantity of high-quality coking coal needed to produce high quality uniform mix coking coal, while reducing cost for both us and our customers.

Efficient Producer continuing to provide a mix of coking coal types and qualities to satisfy our customers’ needs. We believe the following factors give us a competitive advantage over our competitors: our processing and blending know-how in creating and further improving our proprietary blending machine, our strategic location in Liulin, Shanxi allowing us close proximity to our customers and suppliers and in lowering transportation cost from transporting raw materials from suppliers.

Business Strategy

Our long-term object is to establish our company as the regional leader in the coking coal industry while continuing to expand our supplier and customer base. Our key strategies to achieve this objective are described below:

•	In 2018, we plan to expand our customer base in Shanxi Province. We also plan to significant expand our supplier relationships in the Shanxi province and beyond. We also plan to acquire suppliers of quality coking coal raw materials, such as coal washing plants, to ensure our access to high quality raw materials. Our ideal targets are suppliers with a minimum annual supply capacity of 1 million ton. While we are actively identifying and discussing with supplier targets to merge and/or acquire, there is no guarantee that we will be able to locate appropriate targets in our desired timeline. As of the date of this prospectus, no acquisition or merger agreements have been entered into.

•	Between years of 2019 and 2020, we plan to expand our customer base to the nearby provinces of Hebei and Shandong. We also plan to acquire additional suppliers as well as coal washing plants that have existing coke plants customers to expand both our suppliers and customer base.

•	Between years of 2021 and 2022, we plan to continue to grow our company, and collaborate with regional futures exchange to establish a one-stop industry park that encompasses production, trade, logistics and financing in the coking coal industry. We also plan to establish a coking coal e-commerce platform that allows participants in the coking coal industry to engage in online commerce, financing and investment of Coking Coal derivative products.

Types of Coal and Coking Coal Characteristics

Physical and chemical characteristics of coal are very important in measuring quality and determining the best end use of particular coal types. Coal is generally classified as either coking coal or thermal coal (also known as steam and industrial coal). Sulfur, ash and moisture content as well as coking characteristics are key attributes in grading metallurgical coal while heat value, ash and sulfur content are important variables in rating thermal coal.

66

We currently manufacture, market and transport blended coking coal with specific characteristics that meet the specifications of each of our customers, by blending coking coals with the various grades in characteristics, such as heat value, sulfur content, ash and moisture content, strength and volatility.

Coking coal is classified into three major categories of hard coking coal ("HCC"), semi-soft coking coal, and pulverized coal injection coal ("PCI"). PCI coal is not used in coke making but is rather injected directly into the lower region of blast furnaces to supply both energy and carbon for iron reduction. The use of PCI can be a substitute for some of the metallurgical coke that would otherwise have been used.

Thermal and industrial coal is the most abundant form of coal and is commonly referred to as steam coal. Such coal has a relatively high heat value and has long been used for steam generation in electric power and industrial boiler plants.

Anthracite coal is commonly used as a reduction agent for various applications such as briquetting, charcoal and iron ore pellets. Anthracite coal is a crossover coal and has been successfully used in the PCI coal market.

Coking coal is high-grade bituminous coal used to produce coke. Specifically, coking coal is a carbon material resulting from the manufactured purification of multifarious blends of bituminous coal.

Coking coal is primarily used to produce coke, which is primarily utilized in the production of steel by steel mills. 1.4 to 1.6 ton of coking coal is needed to manufacture 1 ton of coke. Specifically, coke is a solid carbonaceous residue derived from coking coal from which the volatile constituents are driven off by baking in an oven without oxygen at high temperatures. Coke is produced by heating particulate coals of very specific properties in a refractory oven in the absence of oxygen to about 1,100 °C (2000 °F) or as high as 2,000 °C. As temperature increases inside the coal mass, it melts or becomes plastic, fusing together as devolatilization occurs, and ultimately resolidifies and condenses into particles large enough for blast furnace use. During this process, much of the hydrogen, oxygen, nitrogen, and sulfur are released as volatile by-products, leaving behind a poorly crystalline and porous carbon product. The quality and properties of the resulting coke is inherited from the selected coals, as well as how they are handled and carbonized in coke plant operations. In terms of coal properties, coke quality is largely influenced by coal rank, composition (reactive and inert macerals and minerals), and an inherent ability when heated to soften, become plastic, and resolidify into a coherent mass.

Bituminous coal must meet a set of criteria for use as coking coal as determined by particular coal assay techniques. These include moisture content, ash content, sulfur content, volatile content, tar and plasticity. The greater the volatile matter in coal, the more by-products can be produced. It is generally considered that levels of 26% to 29% percent of volatile matter in the coal blend are good for coking purposes. Thus different types of coal are proportionally blended to reach acceptable levels of volatility before the coking process begins.

PRC Coking Coal Resources and Reserves

Even though coal is generally an abundant resource in the PRC, coking coal reserve is much smaller.

The identified coal reserve in the PRC consists of a majority of gas coal (1/3 of which is coking coal), while coking coal and fat coal constitute 23% and 13% of the coal reserves in China, respectively. China’s identified coking coal reserve amounts to 280,360 million ton, constituting 13% of the world’s coking coal reserve. Approximately 80% of coking coal resources in the PRC considered easy to mine, i.e. buried within 1 km underground, are located in Shanxi Province and Guizhou Province. Shanxi Province has identified 169.46 billion tons of coking coal in their reserves, accounting for 56% of the national coking coal reserves; 33.16 billion tons of which are obtainable, accounting for 51.3% of all obtainable coking coal in the country. Shanxi Province's identified as well as obtainable coking coal all rank first in the PRC. The provinces ranked second, third, fourth, and fifth in identified coking coal reserves are Anhui Province with 23.62 billion tons, Shandong Province with 17.27 billion tons, Guizhou Province with 9.96 billion tons, and Heilongjiang Province with 9.82 billion tons.

Coking coal, especially high-quality coking coal is an important material for steel production. However, coking coal, especially high-quality coking coal has become a scarce resource in the PRC due to inappropriate mining or extraction where exhaustive mining has continued for quite some time, and high-quality coals were extracted and utilized as low-quality coals. Because of the scarcity of the coking coal resource, high quality coking coal sometimes need to be imported from other countries. Australia is China’s largest coking coal import supplier, accounting for 11% of annual coking coal consumption in the PRC market.

67

Liulin Coal

The qualities of extracted coking coal in the PRC vary significantly from region to region, and from mine to mine. Coking coal with less than 1 percent sulfur content is generally considered high-quality coking coal, and the coal reserve in the PRC has a limited quantity of identified high-quality coking coal, especially outside of the Shanxi Province. Coking coal extracted from the Shanxi Liulin region is generally high-quality coking coal with low ash and sulfur content, while the No.4 Coking Coal of Central Hedong Coalfield, in the Shanxi Liulin region, is a rare type of high quality coking coal. Our raw materials are mainly sourced from Shanxi Liuliu mines, and from time to time we source coking coal from No.4 Coking Coal of Central Hedong Coalfield.

We generally source coking coal raw materials with less than 1 percent sulfur content, and we are able to consistently produce blended coking coal with an approximately 0.8% sulfur content. According to the coal quality classification of People’s Republic of China, a sulfur content of 0.71-0.95% is classified as medium-lower-sulfur coal.

Coking Coke Blending Process

Blended coking coal is primarily used in coke making (for steel making blast furnaces) and electric power generation. We are a manufacturer of blended coking coal that is primarily used for coke making.

After coal is extracted from coal mines, the coal may be processed by a coal washing facility or coal preparation facility where coal is refined or cleaned of impurities. Coal preparation or washing plants are designed to control clean coal quality to meet contract quality specifications and normally focus on ash, sulphur, calorific value, size and moisture contents of the clean coal. The coking quality of clean metallurgical coal is evaluated, but generally only limited attempts are made to influence it by changing operating conditions in the plant. 100% of the coking coal raw materials that we source are washed or prepared.

Washed or unwashed coking coal is then blended to produce coking coal of certain characteristics and grades suitable for coke making. Bituminous class coals of high volatile A, medium volatile, and low volatile rank possess the necessary properties, but not all produce a coke of desirable quality and some even may be detrimental to coke ovens. To compensate for the lack of individual coking coals with all the necessary properties, typically, blends of anywhere from 2 to 20 different coking coals are used in today's coke making operations. These coking coal blends must be managed to optimize coke quality and reduce the cost of raw materials. Individual coals and coal blends need to have the proper proportions of reactive and inert components, must have a relatively low concentration of alkalis-containing minerals, low ash and sulfur yields and be sufficiently thermoplastic to bind all of the components together. At the same time they must provide a level of contraction that will allow the coke mass to be easily removed from a coke oven.

Coking coal blending is the process of mixing coking coal to achieve quality attributes that are desirable for the coal’s intended application, such as steam generation and coking. Bituminous coal must meet a set of criteria for use as coking coal, determined by particular coal assay techniques. These include moisture content, ash content, sulfur content, volatile content, tar, and plasticity. Blending coking coal is targeted at producing a coke of appropriate strength (generally measured by coke strength after reaction), while losing an appropriate amount of mass. As such, different blended coking coal of various characteristics is needed for use in the coke producing process. Other blending considerations include ensuring the coke doesn't swell too much during production and destroy the coke oven through excessive wall pressures.

68

Steel production is highly dependent on high quality coking coal feedstock. Steel is a key component of manufacturing activities and more generally, economic development. Based on information from Sina Finance, askci.com, and gold678.com1, China’s steel consumption totaled 1,046 million ton in 2014, 672 million ton in 2015, 800 million ton in 2016, or 67.48%, 44.8%, and 52.5% of total global steel consumption, respectively. We expect that China’s growing appetite for steel production to continue for the next few years. While China’s demand for steel grows, the central government and other local governments have taken steps to modernize the coal, coking and steel making industries. Starting from 2011, the Shanxi provincial government is not approving new minds that produce less than 30 million ton output per year, are closing mines that produce less than 30 million ton output per year and are consolidating existing mines into larger mines with outputs between 300,000 and 900,000 ton, in an effort to streamline coal mining and processing facilities around fewer and larger operations for safety and environmental reasons, as well as industry economies of scale.

We have developed a proprietary machine, an electric coal-blending machine that can blend raw coal from different sources and of different grades, to produce coking coals that meet each of the clients’ specifications including moisture content, ash content, sulfur content, volatile content, tar, and plasticity. Our software applications first calculate the characteristics such as sulfur level and ash level and ratio of coking coal raw materials, through various software model calibrations. Our electric coal-blending machine then blends the coking coal based upon the specification results.

Our automatic coal blending process consists of the following: our coal machine first weighs the raw coal and then transports the coal through a conveyor belt to a screening system, which places different kinds of raw coal into their respective coal storage tanks. Through the adjustment of the coal feeder’s gate, the output size of the raw coal is controlled. After the screening process, the sorted coal is then sent to the coal blender and passes through the helical blade mounted on a pair of diametrically opposed biaxials, which ensures the exercise of all three dimensions of the material—radial, toroidal, and axial. During the blending process, the coal is continuously mixed multiple times to achieve a uniform mix in a short period of time. The end products will then be transported through the overhead conveyor belt to be stored or shipped, as the case may be.

Our access to high quality coking coal raw materials and our proprietary blending technology have enabled us to produce blended coking coal that has consistently met the quality expectation and specifications of our customers.

Pricing and Backlog

To date, we price our blended coking coal on an order-to-order basis, based on Dalian Futures Exchange’s coking coal spot price, adjusted for both the qualities and characteristics of coking coal raw materials used for each order, and the qualities and characteristics of blended coking coal products. We sell our blended coking coal primarily to coke making facilities and coking coal resellers on an as-needed basis. Due to the variability and fluctuation of the PRC market price of coking coal, we enter into fixed term and fixed price sales orders that allow price adjustment. Our sale contracts are usually for a period of three months and we typically do not have long-term sales contracts, but we intend to maintain close business relationships with our major customers. Our sales orders with customers generally contain provisions that permit the parties to adjust the contract price of the blended coking coal upward or downward with the fluctuation of PRC market prices of raw coking coal, represented by the coking coal spot price of Dalian Futures Exchange. For example, we may adjust these contract prices because of increases or decreases in the price of raw coal from our suppliers, general inflation or deflation, or changes in the cost of producing blended coking coal caused by such things as changes in taxes, fees, royalties or the laws regulating the mining, production, sale or use of coal. However, if we fail to agree on an adjusted price with our customers under these provisions, the sales orders shall be executed at the PRC market price represented by coking coal spot price of Dalian Futures Exchange. In China, the purchase price of coking coal fluctuated greatly between RMB 510 (approximately $75.22) per ton and RMB1,177 (approximately $173.61) per ton, in the period from January 2015 to December 2016, with a generally increasing trend. Top quality raw coking coal is critical for us to maintain our operating efficiencies and deliver blended coking coal to our customers which meets their specifications. Since top quality raw coking coal is more limited in supply, its price tends to be more volatile. A general rise in coking coal prices also may adversely affect the price of, and demand for, coke and products made with coke such as pig iron, steel and concrete. This may in turn lead to a fall in demand for our products.

We generally have not employed forward contracts or other financial instruments to hedge commodity price risk.

Our annual operating capacity for manufacturing and blending coking coal is 1 million tons. We are currently 20% at capacity. We intend to gradually increase our operating output to reach our capacity, before investing in new equipment to expand our operating capacity.

1 http://finance.sina.com.cn/roll/2016-06-07/doc-ifxsuypf5138615.shtml, dated June 7, 2016; http://finance.sina.com.cn/money/future/indu/2017-06-01/doc-ifyfuvpm6997013.shtml dated June 1, 2017; http://www.askci.com/news/chanye/2015/02/05/21010tar8.shtml dated February 5, 2015; http://www.gold678.com/C/20170306/201703061053332175.html dated March 6, 2017.

69

Research and Development

Our electric, automatic coal-blending machine uses our proprietary software programs to blend coking coal with different characteristics and qualities, based upon customer’s specifications on an order-to-order basis. Our research and development team has developed this electric coal-blending machine along with the requisite software programs, and continues to develop the calibration and predictive models in the software programs. For the years ended December 31, 2016 and 2015, we did not spend funds on research and development. Our research and development team consists of Jinwen Liu, Xiangyang Guo, and Yonghong Che, each having over ten-years of experience in the coking coal industry, each of whom were previously managers, shareholders or control person of shareholders of Liulin Junhao and developed our electric, automatic coal-blending machine and our proprietary software programs.

Industry

Currently, annual coking coal production in the global market is approximately 900 million ton, and is anticipated to reach 1.37 billion ton in 2020.

Global demand for coking coal has mainly been driven by the growing demand for steel in the PRC and India markets, which together are anticipated to consist of 70% of global coking coal consumption in 2020, while developed countries continue to discourage the use of coal in manufacturing and production through various government policies thus resulting in a decrease of coking coal consumption.

India imports a limited amount of coking coal from the PRC market, while imports a significant amount from Australia, South Africa and America. India imports a larger quantity of coke produced in Shanxi Province, the PRC. The top five global suppliers of coking coal are BHPB, Teck, Anglo, Xstrata and Rio Tinto, which collectively consist of 55% of the global market.

Export of blended coking coal from PRC companies is limited, due to various factors such as government regulation and government price control. Therefore, the global demand trend for blended coking coal does not significantly impact the PRC coking coal market.

Import of blended coking coal to the PRC market from foreign countries is currently limited, comprising of 11% of total coking coal consumption in the PRC in 2016, and 9% in 2015, and the top two countries that the PRC import from are Australia and Mongolia, making up 50% and 36% of the total PRC import of coking coal in the first nine months of 2016, with the rest imported from Canada, Russia and the US. import of coking coal has risen by 23% in 2016 compared to 2015, reaching 58.3 million ton. One of the main reasons for limited import of blended coking coal by PRC coke making companies is currently, a majority of coke making furnaces are specifically designed to receive and utilize coking coal produced in the PRC, and are not able to receive or utilize imported coking coals, which have different characteristics than the PRC coking coals. Currently it is costly to refurbish such furnaces to receive imported coking coal. As such, while furnace refurbish is ongoing, demand for imported coking coal has been slow to grow despite an acute demand in the PRC market for coking coal suitable for producing coke, Generally, the PRC coking coal prices are consistently higher than the import price of coking coal, due to a variety of reasons including but not limited to lower production cost of coal in some of the importing countries. However, PRC coking coal prices are not pegged to the coking coal prices in the global market, and instead is decided by the demand and supply of the PRC market. We believe the import coking coal market does not have a significant impact on our business operation, since we sell our blended coking coal product to Shanxi-based customers who typically source from the other Shanxi-based sellers.

70

The following is a chart setting forth the comparison of imported coking coal price in both RMB and dollar denomination (representing global coking coal market price), and the PRC-produced coking coal price (represented by the spot price of coking coal traded through Dalian Futures Exchange) for the years of 2015 and 2016, and the first six months of 2017:

Month/Year	Import Price ($)	Import Price (RMB)	PRC Price (RMB)
Jan-15	89.70	557.72	727
Feb-15	91.20	570.01	725
Mar-15	87.90	548.65	681
Apr-15	83.50	517.26	663
May-15	82.00	508.57	682
Jun-15	81.80	508.07	678
Jul-15	80.30	498.75	610
Aug-15	78.10	494.14	574
Sep-15	76.60	487.91	571
Oct-15	75.10	476.82	556
Nov-15	70.00	445.84	510
Dec-15	61.70	397.86	555
Jan-16	66.30	435.11	556
Feb-16	67.00	439.08	607
Mar-16	62.80	408.55	643
Apr-16	64.20	415.83	798
May-16	57.90	377.90	683
Jun-16	65.60	431.98	719
Jul-16	69.00	460.70	764
Aug-16	73.50	488.82	860
Sep-16	69.20	461.79	1012
Oct-16	94.20	633.48	1,307
Nov-16	93.50	639.52	1,295
Dec-16	139.50	966.02	1,177
Jan-16	166.60	1,100	1,260
Feb-16	171.30	1,131	1,250
Mar-16	138.60	915	1,235
Apr-16	125.70	830	1,127
May-16	106.00	700	949
Jun-16	118.70	783	1,120

In general, coking coal prices are influenced by a number of factors and can vary materially by region and country. The price of coking coal within a region is influenced by market conditions, coal quality (which includes energy (heat content), sulfur, ash and moisture content), regional supply and demand, transportation costs involved in moving coal from the mine to the point of use, production cost and, coal mine operating costs. For example, higher heat and lower ash content generally result in higher prices, and higher sulfur and higher ash content generally result in lower prices within a given geographic region. The cost of mining coal is also influenced by geologic characteristics such as seam thickness, overburden ratios and depth of underground reserves. It is generally less expensive to mine coal seams that are thick and located close to the surface than to mine thin underground seams. Within a particular geographic region, underground mining, which is the primary mining method, is generally more expensive than surface mining, which is the mining method primarily used for coal in Liulin, Shanxi and other parts of Shanxi. This is the case because of the higher capital costs, including costs for construction of extensive ventilation systems, and higher per unit labor costs due to lower productivity associated with underground mining. In the PRC market, coking coal raw materials are sourced at a price that is based upon the spot price of coking coal traded through Dalian Futures Exchange and adjusted for the characteristics of the specific batch of coking coal raw materials. Companies that manufacture and blend coking coal, like ours, then further adjust the price of the processed coking coal based upon the price of the raw materials used.

The coal industry is intensely competitive. The Company competes with many blended coking coal producers in Shanxi, Inner Mongolia and other provinces in China, and also those in Australia.

Excess industry capacity also tends to result in reduced prices for coal and in turn our coking coal. The most important factors on which we compete are delivered coking coal price, coking coal quality and characteristics, transportation costs and the reliability of supply.

Demand for our coking coal and the prices that we will be able to obtain for our coal are closely linked to coke consumption patterns by the PRC domestic steel production industry, which accounted for 50% of 2016 PRC domestic steel consumption and 50% of 2015. Demand for our lower sulfur coking coal and the prices that we will be able to obtain for it will also be affected by the price and availability of high sulfur coal.

71

As such, these blended coking coal consumption patterns and raw material supply patterns are influenced by factors beyond our control, including the demand for steel, environmental and other government regulations, technological developments and the locating of any alternative natural resources, and to a large extent on the demand for PRC and international steel, which is influenced by factors beyond our control, including overall economic activity and the availability and relative cost of substitute materials, and additionally, how the PRC government promulgates relevant regulations and how the market reacts to such regulations accordingly.

Supply of the raw materials that we use and the prices that we will be able to obtain are closely linked to the coal production patterns in the PRC and relevant regulations of the PRC which are updated from time to time by the PRC government to. While coking coal prices have been volatile in general, the trend of more elevated price of coking coal in the PRC market the year of 2016 is due to the impact of shrinking supply of coal raw materials resulting from the PRC government’s policy which restricted the coal mine maximum annual working days to 276 in the calendar year of 2016. The PRC government has adjusted the maximum annual working days to 330 for the calendar year of 2017.

In general, supply of coking coal exceeds the demand for coking coal in the PRC market since 2010, when the demand and supply ratio fell from 100% to below 80% in 2016. As such, the PRC government has promulgated and implemented coal production limitations, and as such, the aggregate annual production of coal in the PRC market has reduced by 9%, 3.3% and 2.5% in 2016, 2015 and 2014, respectively, according to the National Bureau of Statistics of the PRC (NBS). Shanxi Province used to produce the highest quantity of coal until in 2016, it produced 24.3% of coal compared to 24.8% by Inner Mongolia. According to Mr. Liang Xu2, the deputy secretary general of PRC Coal Industry Association and Coal Construction Association expressed that, the production restriction imposed by the PRC government will likely continue for another two to three years, and the demand and supply balance is expected to be reached in 2018, if further annual production limitation can result in annual product of coal between 3.5 and 3.6 billion ton.

One of the factors that may have a significant impact on the blended coking coal industry is the Shanxi Provincial government’s policy guidelines in consolidating the coal industry in Shanxi to decrease inappropriate extraction and mining, which includes tight regulation and control over the quantity of coal mined and extracted, and the closing and anticipated further closing of smaller coal mining companies. We believe the macroeconomic policy of controlling and limiting coal mining production will not have a significant impact on our access to suitable sources and quantities of coking coal that we need, because we are located in Liulin, Shanxi Province, PRC, home to various sources of coking coal suppliers and coal mines.

However, due to impact of production restrictions imposed at both the PRC national level and the Shanxi provincial level, which were both imposed based upon environmental concerns related to mining the coal fields, in the first six months of 2017, the supply of coking coal has decreased by 4%3. Our two major suppliers were significantly affected responded by securing and prioritizing supply for their bigger customers. As such, we had experienced difficulty in meeting the demand for coking coal of our customers, even though our facility was able to operate at capacity. In the first six months of 2017, we were only able to source coking coal raw materials sufficient to produce 806 tons of blended coking coal. We expect that the production limitation policy to be in place for the rest of 2017 and in 2018 and that the supply and demand will converge closer to an equilibrium. While the PRC government’s restriction on importation of low quality coal has been in place since July 1, 2017, the restriction is only on low quality coal, and do not impact importation of coking coal. According to China5e.com, the quantity of imported coking coal increased by 19.4% in the first ten months of 2017 compared to the first ten months of 20162. We anticipate that the quantity of imported coking coal will rise in 2018 to meet the production restrictions imposed by the various levels of the PRC governments.

2        http://finance.sina.com.cn/roll/2016-04-09/doc-ifxrcizs7097665.shtml

3        http://www.meitanjianghu.com/Newsc/newsDetailView?userId=&newsId=5fdaf83f-0b46-4f11-adfb-e08220e3d007&isShare=1

4        http://www.china5e.com/news/news-1011542-1.html

72

While we do not currently purchase imported coking coal, we may do so in the future to supplement our coking coal raw materials need. Additionally, in response to the new challenge in the supply of coking coal, we have carried out our new strategy of establishing relationship with new suppliers in the PRC market, and identifying supplier targets in the PRC to merge and/or acquire.

We believe that while uncertainty looms as to the future demand and future supply of coking coal in the PRC market, our location in Liulin, Shanxi and the proximity allow us better access to consumers of blended coking coal, in addition to price competitiveness due to lower transportation cost (proximity to consumers/customers) and our high quality blended coking coal is in demand and less likely to be affected by decreased demand in the PRC market, and specifically, in the Shanxi province.

Competition

Virtually all of our blended coking coal sales are in the PRC market. Our major competitors are PRC-based companies that sell or provide blended coking coal to coke manufacturing facilities. We primarily compete with Shanxi Coking Coal Group Co., Ltd. and Shanxi Lasen Energy Co., Ltd., both of which are located in Shanxi Province. Some of our competitors are coke manufacturing companies with coking coal blending operations, such as Shanxi Coking Coal Group, who are much larger than us in operation and sales revenue, have greater financial capabilities and longer operating history. The principal factors on which we compete are coal prices, coal quality and characteristics, transportation costs, customer relationships and the reliability of supply. The demand for our coking coal is significantly dependent on the general economy in the PRC and the PRC domestic demand for steel.

73

Suppliers

The primary supply used in our business is raw coking coal. For the six months ended June 30, 2017, we sourced raw materials from Shanxi Xinfei Energy Investment Group Ltd. Co. (“Xinfei”) who provided 100% of our raw materials. In 2015 and 2016, we have relied on two primary raw material suppliers, Xinfei, and Hongxing to provide raw materials that meet our specific specifications in grades such as water, ash, sulfar, volatility, and others. Hongxing was a related party of Liulin Junhao from March 1, 2015 to December 21, 2016, during which Beijing Jinxuan Investment Co., Ltd. (“Beijing Jinxuan”) was the 100% owner of Liulin Junhao and Feiyue Mao was the beneficial owner of Beijing Jinxuan and in turn of Liulin Junhao. During the same period and currently, Feiyue Mao was and is a general manager and legal representative of Hongxing. Xinfei primarily supplies low and medium-low sulfur coking coal, and 72% of our raw material cost is paid to Xinfei. Hongxin primarily supplies high sulfur coking coal and 28% of our raw material cost is paid to Hongxing. The terms of our supply orders with Hongxing are at arm’s length. While we believe that being located in Shanxi Province, a region with many alternative suppliers who have access to various coal mining fields in Shanxi, a region with relatively abundant coal reserves, we are able to establish relationship with alternative suppliers on commercially reasonable terms in a relatively short period of time, due to impact of production restrictions imposed at both the PRC national level and the Shanxi provincial level in the first six months of 2017, and our primary suppliers’ response by prioritizing supply orders to their bigger customers, we had experienced difficulty in meeting the demand for coking coal of our customers in the first six months of 2017, even though our facility was able to operate at capacity.

In response to the new challenge in the supply of coking coal, we have carried out our new strategy of establishing relationship with a larger number of new suppliers, and are more actively identifying supplier targets to merge and/or acquire. Our ideal targets are suppliers with a minimum annual supply capacity of 1 million ton. While we are actively identifying and discussing with supplier targets to merge and/or acquire, there is no guarantee that we will be able to locate appropriate targets in our desired timeline. As of the date of this prospectus, no acquisition or merger agreements have been entered into.

We enter into supply orders in the ordinary course of business with our suppliers, pursuant to a form of supply order typically for a three-month term or less than six months. Pursuant to our supply orders, our supplier will provide us with a certain quantity of coking coal raw materials of specified characteristics, for a fixed price. While the fixed price of short term orders does not entirely protect us against volatility in raw material prices, typically we have been able to and believe we will continue be able to transfer the volatility in raw material prices to our customers by renegotiating the prices of our finished products, or using the Dalian Futures Exchange’s spot price for coking coal.

Marketing, Sales and Customer Contracts

We maintain our marketing and sales forces in-house in our corporate office with about 10 employees, consisting of sales and trading, transportation and distribution, quality control and contract administration personnel as well as revenue management. We focus on meeting the needs and specifications of our customers rather than just focusing on generating more revenue. As such, our marketing efforts are centered on customer needs and requirements. By offering coking coal in grades of specific qualities of heat content, sulfur and ash, and other characteristics relevant to our customers, we are able to serve a diverse customer base.

We serve a limited number of customers and our top customers are a few coking coal resale companies and coke producing companies, including Shanxi Coking Coal Trade Co., Ltd., Hongxing, and Shanxi Tianli Zhicheng Trading Co., Ltd., consisting of 48%, 15%, 13% of our sales revenue in 2016, respectively. For the six months ended June 30, 2017 and for the year ended December 31, 2017, we served two customers, Shanxi Jinquan Energy Co. Ltd and Liulin County Xin’an Yuanda Coking Coal Co. Ltd, consisting of 54% and 46% of our sales revenue, respectively. We usually supply our customers a certain quantity of blended coking coal, during a three-month term, for a fixed price, pursuant to a form of sales order entered into in the ordinary course of business. When market volatility is significant, we will supply our blended coking coal on an adjusted price agreed by our customers. In the event we cannot agree on an adjusted price with our customer, the spot price of coking coal of Dalian Futures Exchange will be used. Customer orders also typically contain provisions requiring us to deliver blended coking coal that meets quality thresholds for certain characteristics such as BTUs, sulfur content, ash content, volatility and ash fusion temperature. We believe we are not dependent upon these customers and will be able to find new customers swiftly on commercially reasonable terms, due to the following. First, with Shanxi being the largest coke producing province in the PRC market, our location’s proximity to other coking coal resellers and coke producing companies enable us to better access the market, build customer relationships, and swiftly transport and supply the blended coking coal needed by our customers. Second, our raw materials can easily be used to meet the specifications of new customers by utilizing our proprietary blending technology.

Employees

As of the date of this prospectus, we had approximately 16 employees, all of which are full-time. There is no labor union. We believe our relations with our employees are good.

Legal Proceedings

We are not currently a party to any litigation the outcome of which, if determined adversely to us, would individually or in the aggregate be reasonably expected to have a material adverse effect on our business, operating results, cash flows or financial condition.

74

Tax

Liulin Junhao, as a PRC entity, is subject to enterprise income tax (“EIT”) according to applicable PRC tax rules and regulations.

PRC enterprises are required to prepay the EIT on a monthly or quarterly basis and to file provisional EIT returns with the tax authorities within 15 days of the end of each quarter based on actual monthly or quarterly profits. Enterprises that have difficulty in paying monthly or quarterly tax based on actual monthly or quarterly profits may make payments based on the monthly or quarterly average taxable income in the preceding calendar year, or by any other methods approved by the relevant tax authorities. Liulin Junhao has filed all quarterly EIT returns based on actual quarterly profits since its inception.

Final settlement of tax liability must be made within five months of the end of each calendar year, and all EIT returns shall be based on Chinese GAAP.

Facilities/Properties

Our blending and manufacturing facilities are located inside the Hongxing’s plant in Liulin County, 6,889.04 square meter (approximately 74,153 sq ft). We sublease three offices, and additional land to house our blending facility from Hongxing, a related party of Liulin Junhao between March 2015 to December 2016, for an annual rent of RMB 130,000 payable annually, with a term from January 1, 2015 to December 31, 2020. The production and operation of our company is carried out in this facility. Pursuant to our lease agreement with Hongxing, the lease agreement may be terminated by either Hongxing or us, with written notice to the other party three months in advance, and the terminating party shall pay to the non-terminating party a termination fee in the amount of RMB 65,000 (approximately $9,750), which is 10% of the total rent amount for the entire lease term from January 1, 2015 to December 31, 2020.

Our corporate office is located at South Zhonghuan Street 529, C-12, rooms 1204 and 1205, Taiyuan, Shanxi, at 290 square meters, which we lease for an annual rent of RMB 79,387.50, payable annually, from an unrelated third-party. The term of this lease is from December 1, 2016 to November 30, 2018. The corporate office is used for administrative and executive functions.

We believe our facility is sufficient for our current operation.

Regulations and Governmental Approvals

The following summarizes the principal PRC regulations related to our business operations.

Regulations related to blended coking coal operation

Our products are subject to price supervisions by the relevant PRC government bodies pursuant to the Law of the PRC on the Coal Industry (Revised in 2016) (“Coal Industry Law”). Our manufacturing and sales operation is subject to the supervision and administration of relevant PRC government bodies pursuant to The Measures for the Supervision and Administration of Coal Business Operation.

The Coal Industry Law

The Law of the PRC on the Coal Industry (“Coal Industry Law”) was adopted on August 29, 1996 by the Standing Committee of the National People’s Congress (NPCSC) of the PRC and was revised in 2009, 2011, 2013 and 2016 respectively. The latest revised Coal Industry Law was effective as of November 7, 2016. According to the Coal Industry Law (revised in 2016), the coal mining enterprise shall gain a production safety license before a coal mine is put into production. Any enterprise that has not gained a production safety license may not be engaged in coal mining production. According to the Coal Industry Law (revised in 2016), coal trading enterprises shall abide by the relevant laws and regulations, improve services and ensure supply. Any illegal marketing activities shall be prohibited.

The Coal Industry Law (revised in 2016) also provides that the price administration department under the State Council, together with the department in charge of the coal industry under the State Council and other relevant departments, shall have the power to exercise supervision and control over the price of coal, that the quality of coal supplied to customers by coal mining and coal trading enterprises shall meet the national or trade standards and the quality of a specific type of coal shall match its grade and price, and that unified control shall be maintained over the import and export of coal in accordance with the relevant regulations of the State Council according to the Coal Industry Law.

75

According to the Measures for the Administration of Quotas for the Export of Coal, an order jointly issued by NDRC, Ministry of Commerce (“MOFCOM”), and the General Administration of Customs in January 2004, China’s coal exports have been subject to a government approval system since July 1, 2004, under which the NDRC and the MOFCOM are responsible for determining the total volume of China’s coal export quota and allocating the quota among the authorized coal exporters. The total quota will take into consideration China’s economic needs, national use of coal resources, the PRC government’s economic policy and the dynamics in the domestic and international coal markets.

As a manufacturer of coking coal that does not operate a coal mine, we also do not import raw materials, nor do we export our products, and therefore we are not subject to the relevant production and/or export and import quotas. Our sales orders and supply orders are executed with prices that abide by the relevant rules and guidance.

The Measures for the Supervision and Administration of Coal Business Operation

The Measures for the Supervision and Administration of Coal Business Operation (the “Measures”) was promulgated on July 30, 2014 by NDRC, within 30 working days upon completion of registration formalities with the administration authorities for industry and commerce, coal trading enterprises shall submit their relevant information to the departments for supervision and administration of coal business operation at the same levels at their localities for filing. The contents of filing of a coal business enterprise include the enterprise name and the related information on legal representative, domicile, coal storage yard and facilities, and social credit institution where the credit record is established. If there is any change in the contents of filing, the enterprise shall inform the departments for supervision and administration of coal business operation at its locality within 30 working days as of the date of change. Coal trading enterprises shall, in the first quarter of each year, report their operation information for the previous year to the departments for supervision and administration of coal business operation that handle their record-filing formalities. The contents of the report mainly include the implementation of the provisions or standards on coal measurement, quality and environmental protection.

Since Liulin Junhao is a coking coal manufacturing and sales enterprise with the business scope of “coal purchase and sale” which is set forth in its business license, we are not required to obtain any governmental approvals for our products and blending process except for the business license.

Environmental Protection Laws

China has adopted extensive environmental laws and regulations that affect operation of coal production, storage and transportation. There are national and local standards applicable to emissions control, discharges to surface and subsurface water and the generation, handling, storage, transportation, treatment and disposal of waste materials. Pursuant to the PRC Environmental Protection Law (Revised in 2014), the competent department of environmental protection under the State Council shall supervise and manage environmental protection work throughout the country in a unified manner. The competent departments of environmental protection of the local people's governments at the county level or above shall supervise and manage environmental protection work within their respective administrative areas in a unified manner. According to the Measures, any person or entity engaging in coal business operation shall ensure the quality of the coal and promote the environmental protection in conformity with the relevant laws, regulations and rules, coal industry policies and industrial standards. The coal storage yard for coal business operation use shall be scientific and reasonable in layout and conform to the overall plan for land utilization. The coal business operators shall take necessary measures to reduce dust emission in an unorganized manner during the course of coal loading and unloading, storage, processing and transportation.

We have abided by and plan to continue to abide by the relevant PRC environment protection law in our business operation. The Environmental Protection Bureau of Liulin County issued Liulin Junhao a certificate on August 3, 2017 certifying that since January 1, 2015, Liulin Junhao has abided by national and local laws and regulations on environmental protection, there has been no unlawful act in our operation, and that Liulin Junhao has not been subjected to any environmental administrative penalty or complaint.

76

Provisions on Foreign Investment

All limited liability companies and joint stock limited companies incorporated and operating in the PRC are governed by the Company Law of the People’s Republic of China, or the Company Law, which was amended and promulgated by the Standing Committee of the National People’s Congress on December 28, 2013 and came into effect on March 1, 2014. In the latest amendment, paid-in capital registration, minimum requirement of registered capital and timing requirement of capital contribution were abolished. Foreign invested projects must also comply with the Company Law, with exceptions as specified in foreign investment laws.

With respect to the establishment and operation of wholly foreign-owned projects, or WFOE, the MOFCOM, and the National Development and Reform Commission, or NDRC, promulgated the Catalogue of Industries for Guiding Foreign Investment, or the Catalogue, as amended from time to time and the latest amendment was on June 28, 2017, which took effect on July 28, 2017 (“Catalogue (2017)”) and replaced the previous amendment (“Catalogue (2015)”). The Catalogue serves as the main basis for management and guidance for the MOFCOM to manage and supervise foreign investments. The Catalogue divides industries for foreign investment into three categories: encouraged, restricted and prohibited. Those industries not set out in the Catalogue shall be classified as industries permitted for foreign investment. According to the Catalogue (2015) and the Catalogue (2017), the processing and selling of blending coking coal is neither restricted nor prohibited.

On September 3, 2016, the Standing Committee of the National People’s Congress promulgated the Decision of the Standing Committee of the National People’s Congress on Amending Four Laws Including the Law of the People’s Republic of China on Wholly Foreign-owned Enterprises (the “Decision”), which provides record-filing in lieu of administrative approval for the establishments and alterations of foreign invested enterprises (the “FIEs”) not subject to special administrative measures. On October 8, 2016, the MOFCOM issued the Interim Measures for Record-filing for the Establishment and Alteration of Foreign-invested Enterprises (the “Interim Measure”), and the MOFCOM and the NDRC jointly issued a statement (the “Joint Statement”), clarifying that the special administrative measures in this case are implemented by referencing the Catalogue. To be specific, the special administrative measures to be implemented are the restricted and prohibited industry categories as well as encouraged industry categories having shareholding and executive management requirements prescribed in the Catalogue. Since then, FIE establishments and alterations that are not subject to special administrative measures have been changed from a pre-approval system to a more standardized and convenient filing process. On June 30, 2017, the MOFCOM further revised the “Interim Measures”. The modification includes among others that where a non-foreign-invested enterprise changes into a foreign-invested enterprise due to acquisition, consolidation by merger or otherwise, which is subject to record-filing as stipulated in the Measures, it shall complete the record-filing formalities for incorporation and submit the Incorporation Application in accordance with Paragraph 1 hereof mutatis mutandis.

Liulin Junhao has completed the registration as a whole foreign owned enterprise on June 19, 2017 and the Administrative Bureau for Industry and Commerce of Shanxi Province has issued Liulin Junhao the relevant business license on the same date.

PRC Regulation of Intellectual Property Rights

The State Council and the NCAC have promulgated various rules and regulations and rules relating to protection of software in China. Under these rules and regulations, software owners, licensees and transferees may register their rights in software with Copy Protection Center of China or its local branches and obtain software copyright registration certificates. Although such registration is not mandatory under PRC law, software owners, licensees and transferees are encouraged to go through the registration process and registered software rights may be entitled to better protections.

The PRC Trademark Law, adopted in 1982 and revised in 2001 and 2013, respectively, with its implementation rules adopted in 2002 and revised in 2014, protects registered trademarks. The Trademark Office of the SAIC handles trademark registrations and grants a protection term of ten years to registered trademarks.

77

Regulations on Foreign Exchange

Foreign Exchange Settlement

The Circular of the State Administration of Foreign Exchange on Reforming the Management Approach regarding the Settlement of Foreign Exchange Capital of Foreign-invested Enterprises, which was promulgated by the SAFE on March 30, 2015 and became effective as of June 1, 2015, adopts the approach of discretional foreign exchange settlement, under which the foreign exchange capital in the capital account of a foreign-invested enterprise for which the foreign-invested enterprise has obtained confirmation by the local SAFE branches regarding the rights and interests of monetary contribution (or the book-entry registration of monetary contribution by the banks) can be settled at the banks based on the actual operation needs of such foreign-invested enterprise. The capital in Renminbi obtained by the foreign-invested enterprise from the discretionary settlement of foreign exchange capital shall be managed under the account pending for foreign exchange settlement payment. The proportion of discretionary settlement of foreign exchange capital is temporarily determined as 100%, subject to the adjustment of the SAFE.

Regulations Relating to Foreign Exchange Registration of Overseas Investment by PRC Residents

SAFE Circular on Relevant Issues Relating to Domestic Resident's Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or Circular 37, issued by SAFE and effective in July 4, 2014, regulates foreign exchange matters in relation to the use of special purpose vehicles, or SPVs, by PRC residents or entities to seek offshore investment and financing and conduct round trip investment in China. Under Circular 37, a SPV refers to an offshore entity established or controlled, directly or indirectly, by PRC residents or entities for the purpose of seeking offshore financing or making offshore investment, using legitimate domestic or offshore assets or interests, while "round trip investment" refers to the direct investment in China by PRC residents or entities through SPVs, namely, establishing foreign-invested enterprises to obtain the ownership, control rights and management rights. Circular 37 requires that, before making contribution into an SPV, PRC residents or entities are required to complete foreign exchange registration with the SAFE or its local branch. SAFE Circular 37 further provides that option or share-based incentive tool holders of a non-listed SPV can exercise the options or share incentive tools to become a shareholder of such non-listed SPV, subject to registration with SAFE or its local branch.

PRC residents or entities who have contributed legitimate domestic or offshore interests or assets to SPVs but have yet to obtain SAFE registration before the implementation of the Circular 37 shall register their ownership interests or control in such SPVs with SAFE or its local branch. An amendment to the registration is required if there is a material change in the SPV registered, such as any change of basic information (including change of such PRC residents, name and operation term), increases or decreases in investment amount, transfers or exchanges of shares, or mergers or divisions. Failure to comply with the registration procedures set forth in Circular 37, or making misrepresentation on or failure to disclose controllers of foreign-invested enterprise that is established through round-trip investment, may result in restrictions on the foreign exchange activities of the relevant foreign-invested enterprises, including payment of dividends and other distributions, such as proceeds from any reduction in capital, share transfer or liquidation, to its offshore parent or affiliate, and the capital inflow from the offshore parent, and may also subject relevant PRC residents or entities to penalties under PRC foreign exchange administration regulations.

Regulations Relating to Employment and Social Insurance

Pursuant to the PRC Labor Law effective as of January 1, 1995(as amended on August 27, 2009), and the PRC Labor Contract Law effective as of January 1, 2008 (as amended on December 28, 2012), a written labor contract shall be executed by employer and an employee when the employment relationship is established, and an employer is under an obligation to sign an unlimited-term labor contract with any employee who has worked for the employer for ten consecutive years. Further, if an employee requests or agrees to renew a fixed-term labor contract that has already been entered into twice consecutively, the resulting contract must have an unlimited term, with certain exceptions. All employers are required to establish a system for labor safety and sanitation, strictly abide by state rules and standards and provide employees with appropriate workplace safety training. Moreover, all PRC enterprises are generally required to implement a standard working time system of eight hours a day and forty hours a week, and if the implementation of such standard working time system is not appropriate due to the nature of the job or the characteristics of business operation, the enterprise may implement a flexible working time system or comprehensive working time system after obtaining approvals from the relevant authorities.

78

Pursuant to the Social Insurance Law of China effective from July 1, 2011, and the Housing Fund Regulation which was amended and became effective on March 24, 2002, employers in China shall pay contributions to the social insurance plan and the housing fund plan for their employees, and such contribution amount payable shall be calculated based on the employee actual salary in accordance with the relevant regulations.

Regulations on Tax

PRC Enterprise Income Tax Law

In January 2008, the PRC Enterprise Income Tax Law, or the EIT Law, took effect (revised and took effect on February 24, 2017). The EIT Law applies a uniform 25% enterprise income tax rate to both foreign-invested enterprises and domestic enterprises, except where tax incentives are granted to special industries and projects. An enterprise established outside China with "de facto management bodies" within China is considered a "resident enterprise" for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. According to the EIT Law and its implementation regulations, certain high and new technology enterprises which have proprietary intellectual property rights and simultaneously meet the prescribed requirements as stipulated in the implementation regulations of the EIT Law and other relevant regulations are permitted to enjoy a reduced EIT rate of 15%.

Under the EIT Law and its implementation regulations, dividends generated from the business of a PRC subsidiary after January 1, 2008 and payable to its foreign investor may be subject to a withholding tax rate of 10% if the PRC tax authorities determine that the foreign investor is a non-resident enterprise, unless there is a tax treaty with China that provides for a preferential withholding tax rate. Distributions of earnings generated before January 1, 2008 are exempt from PRC withholding tax.

Under the PRC Enterprise Income Tax Law, an enterprise established outside China with "de facto management bodies" within China is considered a "resident enterprise" for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. The implementing regulations of the EIT Law define the term “de facto management bodies” as a management body which substantially manages, or has control over the business, personnel, finance and assets of an enterprise. On April 22, 2009, the State Administration of Taxation, or SAT issued the Circular on Issues Concerning the Identification of Chinese-Controlled Overseas Registered Enterprises as Resident Enterprises in Accordance With the Actual Standards of Organizational Management, or Circular 82, which provides certain specific criteria for determining whether the “de facto management bodies” of a PRC-controlled enterprise that is incorporated offshore is located in China. However, there are no further detailed rules or precedents governing the procedures and specific criteria for determining “de facto management body.”

PRC Value-added Tax Law

Pursuant to the Interim Regulations on Value-added Tax of China, or VAT Regulations which was promulgated by the State Council on December 13, 1993 and became effective as of January 1, 1994 and further amended on November 10, 2008, February 6, 2016 and November 19, 2017, and the last amendment of which became effective on November 19, 2017, all units and individuals engaging in the sale of goods, provision of processing, repair and fitting services, and importation of goods within the territory of China are taxpayers of value-added tax( or VAT), and shall pay VAT in accordance with the VAT Regulations. According to the VAT Regulations, a VAT tax rate at 17% applies to the Chinese enterprises unless otherwise exempted or reduced according to the VAT Regulations and other relevant regulations.

79

We have abided by the relevant PRC tax laws in our operation. The local office of State Administration of Taxation of Liulin County issued Liulin Junhao a certificate dated August 25, 2017 certifying that since January 1, 2015, Liulin Junhao has abided by current national and local laws and regulations on taxation, made timely tax return filings and does not have outstanding tax arrears.

Seasonality

We believe our operation and sales do not experience seasonality.

Inflation

Inflation has not had a material effect on our business because our supply orders and sales orders are both based in RMB, and we do not anticipate that inflation will materially affect our business in the foreseeable future.

Changing Market Prices

Our business model is susceptible to the volatility of coking coal in the PRC market. Coking coal spot price in the PRC market fluctuates from month to month, while both our supply orders and customer orders typically set a fixed price for either the raw materials or finished products in advance on a three-month basis. See more details in “Business – Industry” and “Business – Pricing and Backlog.” We are typically able to pass upward price pressure of raw materials to our customers through renegotiation of finished product prices, however, we cannot guarantee this for the future and maybe subject to losses in the future when we are not able to pass increased price to our customers.

80

MANAGEMENT

Set forth below is information as of the date of this prospectus concerning our directors, executive officers and other key employees.

Name	Age	Position(s)
Xiangyang Guo	26	Chairman and Director and Chief Executive Officer
Zizhong Qiang*	46	Director Nominee
Liqin Yang	33	Chief Financial Officer
Jianming Cao*	37	Director Nominee
Jinwen Liu*	50	Director Nominee
Bingshan Guo*	49	Director Nominee

* This individual has indicated his assent to occupy such position upon closing of this offering.

The following is a brief biography of each of our executive officers and directors:

Mr. Xiangyang Guo has served as the Company’s Chief Executive Officer since July 1, 2017 and the Chairman of our board since December 20, 2016. He has also served as Liulin Junhao’s chairman and member of Liulin Junhao’s board since December 20, 2016. Mr. Guo has also been the President of the Supervisory Board of Beijing Jinxuan Investment Co., Ltd., a related party of the Company, since February 2015. Mr. Guo attended Xiamen University and graduated with bachelor degrees in both Management and Law. We believe that Mr. Xiangyang Guo should serve as the chairman and a member of our board of directors due to the perspective and experience he brings for studying Management and working in the coking coal industry, and as our largest and controlling stockholder

Mr. Zizhong Qiang has served as Liulin Junhao’s director and general manager since 2016. From 1992 to 1993, Mr. Qiang studied at the Electromechanical Department of the GushiGou Coal Washing Plant; from 1997 to 1998, Mr. Qiang was a coal jig operator of the Tongde Company 60 Tons Coal Preparation Plant; from 1998 to 2002, Mr. Qiang was an employee of Xiaoyi No 476 Trade Post of the sales department of Tongde Company. From 2002 to 2004, Mr. Qiang was a salesman of the sales department of Tongde Company. From 2004 to 2006, Mr. Qiang was the Head of the sales department of Huifeng Xingye Corp. From 2006 to 2010, Mr. Qiang was a deputy manager of the sales department of Huifeng Xingye Corp. From 2010 to 2015, Mr. Qiang was the Mining Director of Shanxi Yulin Huaishumao Coal Sales Corp. From 2015 to 2016, Mr. Qiang was a deputy manager of Shanxi Feisheng Trade Co., Ltd. Mr. Qiang holds a high school diploma from Liulin No.1 High School. We believe Mr. Zizhong Qiang is well qualified to serve as our director because of his extensive experience in both coal related production operation and coal related sales given he is a seasoned professional with over 20-year experience in the Chinese coal industry, as well as his familiarity with Liulin Junhao’s operation.

Ms. Liqin Yang has served as Liulin Junhao’s treasurer since October 2014, and as the Company’s Chief Financial Officer since July 1, 2017. From August 2007 to September 2014, Ms. Yang was the accountant of Liulin County Dadongzhuang Coal Co., Ltd. From July 2005 to July 2007, Ms. Yang was the assistant accountant of Liuling County Xingjiagou Coal Co., Ltd. She graduated from Shanxi Finance and Tax College with an associate degree in 2005. We believe Ms. Yang is well qualified to serve as our CFO due to her extensive and hand-on experience in accounting and her familiarity with Liulin Junhao’s operation.

Mr. Jianming Cao has served as Liulin Junhao’s supervisor since April 2015. From 2009 to the present, Mr. Cao is a member of the Village Party Branch Committee. From 2010 to 2015, Mr. Cao was the Chief Operations Officer (COO) of the Hongxing, a related party of the Company until December 31, 2016. He graduated from the Online College of the Shandong University with an associate degree. We believe Mr. Jianming Cao is well qualified to serve as our director because he has more than 8 years supervising and management experience.

Mr. Jinwen Liu has served as Liulin Junhao’s director since December 2016. Mr. Liu is well suited for this position with 9 years of experience in the Chinese coal industry. From March 2008 to November 2009, Mr. Liu was a salesman for Hongxing. From January 2010 to December 2014, Mr. Liu was the Deputy Chief of the sales section of Liulin County Xinfeihechang Coking Coal Trade Co., Ltd. From April 2015 to December 2016, Mr. Liu was the General Manager of Liulin Junhao. Mr. Liu holds an associate degree. We believe Mr. Jinwen Liu is well qualified to serve as our director because of his extensive experience in the coal industry and his familiarity with the operation of our company.

81

Mr. Bingshan Guo has been the director of Jacqueline HK, an affiliate of the Company, since June 2010 and vice chairman of the board of Liulin Junhao since February 2017. From October 2004 to May 2010, Mr. Guo was engaged in investment, production and international trade of art craft. From May 2000 to October 2004, Mr. Guo was engaged in investment of stocks and futures. From May 1995 to May 2000, Mr. Guo worked at Zhuhai City Machine Industry Co., Ltd. from July 1990 to May 1995, Mr. Guo worked at the technical department of Zhuhai Customs. He graduated from the Computer Department of Sun Yat-sen University with a bachelor’s degree in 1990. We believe Mr. Bingshan Guo is well qualified to serve as our director because of his extensive experience in production and trade and his familiarity with Liulin Junhao’s operation.

Family Relationships

There are no family relationships among the directors and executive officers of the Company.

82

Board Committees

Our board of directors has not established any committees, including an audit committee, a compensation committee, a nominating committee or any committee performing a similar function. The functions of those committees are being undertaken by the entire board as a whole. Because we do not have any independent directors, our board of directors believes that the establishment of committees of the Board of Directors would not provide any benefits to our company and could be considered more form than substance.

Code of Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to our directors, officers and all employees.

83

EXECUTIVE COMPENSATION

Summary Compensation Table

We were incorporated on February 24, 2017. Consequently, with respect to compensation for the year ended December 31, 2017, there have been no compensation earned by or paid to our chief executive officer and principal executive officer, our principal financial officer, and our other most highly compensated executive officers in the same periods whose total compensation exceeded $100,000. The following table sets forth certain information with respect to compensation for the fiscal years ended December 31, 2017 and 2016 earned by or paid to the chief executive officer and principal executive officer of Liulin Junhao, and the principal financial officer of Liulin Junhao, and other most highly compensated executive officers of Liulin Junhao in the same periods whose total compensation exceeded $100,000 (the “named executive officers”).

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation	Deferred Compensation Earnings	Other	Total ($)

Xiangyang Guo	2017	7,480	0	0	0	0	0	0	7,480
CEO of Jinxuan Coking Coal Limited and Liulin Junhao	2016	0	0	0	0	0	0	0	0

Liqin Yang	2017	890	0	0	0	0	0	0	890
CFO of Jinxuan Coking Coal Limited and Liulin Junhao	2016	1,818	0	0	0	0	0	0	1,818

Agreements with Named Executive Officers

On July 1, 2017, we have entered into employment agreements with our executive officers, Mr. Xiangyang Guo, our CEO and Ms. Liqin Yang, our CFO.

Each of our executive officers is employed for a specified time period, which will be renewed upon both parties’ agreement thirty days before the end of the current employment term. We may terminate the employment for cause, at any time, without notice or remuneration, for certain acts of the executive officer, including but not limited to the commitments of any serious or persistent breach or non-observance of the terms and conditions of the employment, conviction of a criminal offense, willful disobedience of a lawful and reasonable order, fraud or dishonesty, receipt of bribery, or severe neglect of his or her duties. An executive officer may terminate his or her employment at any time with a one-month prior written notice. Each executive officer has agreed to hold, both during and after the employment agreement expires, in strict confidence and not to use or disclose to any person, corporation or other entity without written consent, any confidential information.

Our employment agreement with Mr. Xiangyang Guo, our CEO, provides his term as January 1, 2017 to December 31, 2019, with an annual salary of $9,000.

Our employment agreement with Ms. Liqin Yang, our CFO, provides her term as January 1, 2017 to December 31, 2019 with an annual salary of $4,950.

Compensation of Directors

For the fiscal years ended December 31, 2016 and 2015, we have not made any compensation payment to the directors of Liulin Junhao. From our inception on February 24, 2017 to December 31, 2017, we have not made any compensation payment to our directors.

84

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of our Ordinary Shares as of the date of this prospectus, and as adjusted to reflect the sale of the Ordinary Shares offered in this offering for

•	each of our directors and executive officers who beneficially own our Ordinary Shares; and

•	each person known to us to own beneficially more than 5.0% of our Ordinary Shares.

Beneficial ownership includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all Ordinary Shares shown as beneficially owned by them. Percentage of beneficial ownership of each listed person prior to this offering is based on 13,333,334 Ordinary Shares outstanding as of the date of this prospectus.

The number and percentage of Ordinary Shares beneficially owned after the offering are based on 13,333,334 Ordinary Shares outstanding following the sale of 1,000,000 Ordinary Shares if the total offering amount is raised. Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of 5% or more of our Ordinary Shares. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. In computing the number of Ordinary Shares beneficially owned by a person listed below and the percentage ownership of such person, Ordinary Shares underlying options, warrants or convertible securities held by each such person that are exercisable or convertible within 60 days of the date of this prospectus are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to this table, or as required by applicable community property laws, all persons listed have sole voting and investment power for all Ordinary Shares shown as beneficially owned by them. As of the date of the prospectus, we have 4 shareholders of record holding beneficial ownership of 5% or more, none of which are located in the United States.

	Ordinary Shares Beneficially Owned Prior to this Offering		Ordinary Shares Beneficially Owned After this Offering		Percentage of Votes Held After this Offering
	Number	Percent	Number	Percent	Percent
Directors and Executive Officers:
Xiangyang Guo(1)	7,200,000	54%	7,200,000	50.23%	50.23%
5% Shareholders:
Haigang Yan(2)	1,333,000	10%	1,333,000	9.3%	9.3%
Yonghong Che(3)	1,333,000	10%	1,333,000	9.3%	9.3%
Bingshan Guo(4)	3,333,334	25%	3,333,334	23.26%	23.26%

(1)	Mr. Xiangyang Guo is the 100% owner of Jinxuan GY Limited, which holds 7,200,000 Ordinary Shares.

(2)	Mr. Haigang Yan is the 100% owner of Jinxuan YHG Limited that holds 1,333,000 Ordinary Shares.

(3)	Mr. Yonghong Che is the 100% owner of Jinxuan CYH Limited that holds 1,333,000 Ordinary Shares.

(4)	Mr. Bingshan Guo is the 100% owner of Jacqueline G.D Limited (“Jacqueline Guo”) that holds 3,333,334 Ordinary Shares.

85

History of Share Capital

We were incorporated in the Cayman Islands as an exempted company with limited liability on February 24, 2017. On the date of our incorporation and on an actual basis without effecting the Reorganization, we issued 50,000 Ordinary Shares to certain founders.

Effective July 30, 2017, the holders of all outstanding shares of our Ordinary Shares approved the following Recapitalization, converting our authorized capital from $50,000 to $100,000 divided into 100,000,000 shares of Ordinary Shares, $0.001 par value per share; and converting issued capital of $50,000 in 50,000 shares, into 10,000,000 shares of US$0.001 par value each in the capital of the Company at an issue price of $0.005 per share.

On August 5, 2017, we issued 3,333,400 shares of Ordinary Shares to Jacqueline Guo, 100% owned by Bingshan Guo, a Director of Liulin Junhao, pursuant to a Share Exchange Agreement dated on the even date, in exchange for the 100% equity interest in Jacqueline HK to be transferred to Jinxuan BVI, whereupon Jacqueline HK became ours wholly owned subsidiary via Jinxuan BVI, and holds 25% of equity interest in Liulin Junhao.

As of the date of this prospectus, our authorized share capital consists of US$100,000 divided into 100,000,000 Ordinary Shares, par value US$0.001 per share. As of the date of this prospectus, 13,333,334 shares were issued and outstanding. Holders of Ordinary Shares are entitled to one vote per share. We will authorize and issue Ordinary Shares in this offering.

As of the date of this prospectus, none of our outstanding Ordinary Shares are held by record holders in the United States.

We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

86

RELATED PARTY TRANSACTIONS

Upon completion of this offering, Xiangyang Guo, Bingshan Guo, Yonghong Che and Haigang Yan will be the beneficial owner of 92.09% of the combined total of our outstanding Ordinary Shares. Following the completion of this offering, Xiangyang Guo, Bingshan Guo, Yonghong Che and Haigang Yan will continue to have the power to act as a group in approving any action requiring a vote of the majority of our Ordinary Shares and to elect all of our directors.

Material Transactions with Related Parties

Hongxing was a related party of Liulin Junhao from March 1, 2015 to December 21, 2016, during which “Beijing Jinxuan” was the 100% owner of Liulin Junhao and Feiyue Mao was the beneficial owner of Beijing Jinxuan and in turn of Liulin Junhao. During the same period and currently, Feiyue Mao was and is a general manager and legal representative of Hongxing.

Mr. Jinwen Liu is a related party as he was the general manager of Liulin Junhao from April 2015 to December 2016, and has been Liulin Junhao’s Director since December 2016.

Mr. Yonghong Che was the controlling shareholder, director and general manager of Liulin Junhao prior to February 2015 and one of the principal shareholders of Liulin Junhao from December 31, 2016 to June 19, 2017. Mr. Che is also a 10% beneficial owner of the Company.

Mr. Xiangyang Guo, as the Company’s CEO, director and chairman of the board is a related party of the Company.

Mr. Bingshan Guo, as a 25% beneficial owner of the Company, has been a related party of the Company since August 5, 2017.

Related Party Receivables

As of December 31, 2017, the Company had related party receivables of $nil, and of $nil due from Mr. Yonghong Che, and Hongxing, respectively. As of June 30, 2017, the Company had related party receivables of $nil, and of $nil due from Mr. Yonghong Che, and Hongxing, respectively.

As of December 31, 2016, the Company had related party receivables of $720,773, and $52,364 due from Mr. Yonghong Che, and Hongxing, respectively. The balance due from Mr. Yonghong Che was loans to Mr. Yonghong Che intended for personal use which is interest free and payable on demand. As of May 19, 2017, Mr. Yonghong Che has repaid the related party receivables of $720,773 in full, and as of the date of this prospectus, there is no related party receivables outstanding from Mr. Yonghong Che. We do not intend to make any related party loans for personal uses in the future.  The receivables of $52,364 from Hongxing, was the prepayment for the purchase of coal raw materials, and the materials had been delivered to Liulin Junhao in January 2017. The receivables of $52,364 from Hongxing was repaid in June 2017 after netting against our rental payable to Hongxing.

As of December 31, 2015, the Company had related party receivables due from Mr. Yonghong Che amounting to $769,989. The balance due from Mr. Yonghong Che was loans to Mr. Yonghong Che intended for personal use which is interest free and payable on demand.

87

Borrowings from Related Party

For the year ended December 31, 2016, the Company leased a production facility of Hongxing for blending coal and has related party payables of $18,740 as of December 31, 2016. As of May 2, 2017, the amount has been fully paid to Hongxing.

For the year ended December 31, 2015, the Company received a non-interest bearing loan from Mr. Yonghong Che, in the amount of $80,303. The Company repaid $22, 583 to Mr. Yonghong Che in the year ended December 31, 2016. As of December 31, 2016, $50,454 was outstanding. As of the date of this prospectus and as of June 30, 2017, $51,665 and $51,665 were outstanding, respectively.

For the six months ended June 30, 2017 and 2016, the Company received an advance from Mr. Bingshan Guo in the amounts of $29,523 and $nil mainly for operation purpose.

For the year ended December 31, 2017, the Company received an advance from Mr. Bingshan Guo in the amounts of $102,469 mainly for operation purpose. As such, for the year ended December 31, 2017, the Company had borrowings from related party including $53,564 due from Mr. Yonghong Che , and $9,642 due from Mr. Bingshan Guo, and $153,041 due from Mr. Xiangyang Guo, respectively.

Related Party Revenues

For the year ended December 31, 2017, the Company recorded revenue from related party of $nil.

For the six months ended June 30, 2017 and 2016, the Company recorded revenue of $nil and $781,293 from Hongxing, a related party of Liulin Junhao between March 1, 2015 to December 31, 2016. The Company has sold blended coking coal products to this related parties in its normal course of business on the same terms as those provided to its non-related party clients. For the six months ended June 30, 2017, the Company did not sell any blended coking coal products to Hongxing.

For the year ended December 31, 2016, the Company recorded revenue of $2,919,696 from Hongxing, a related party of Liulin Junhao between March 1, 2015 to December 31, 2016. The Company has sold blended coking coal products to these related parties in its normal course of business on the same terms as those provided to its non-related party clients.

For the year ended December 31, 2015, the Company recorded a revenue of $20,270 from Shanxi Yidayang Coal Transportation Co., Ltd. (“Yidayang”), to whom the Company acted as agent in coal related trade transaction and at arms-length terms. Yidayang is a wholly owned subsidiary of Beijing Jinxuan.

Related Party Purchases

For the year ended December 31, 2017, Hongxing was no longer the Company’s related party and there was no purchases from Hongxing in the year ended December 31, 2017. For the six months ended June 30, 2016, the Company made purchases from Hongxing, for $1,303,210. For the year ended December 31, 2016, the Company made purchases from Hongxing, for $4,664,452. The Company had purchased coal raw materials in its normal course of business and at arms’ length terms.

88

Lease

The Company leases production facility and offices from Hongxing. For the year ended December 31, 2017, Hongxing was no longer the Company’s related party. For the six months ended June 30, 2016, the Company paid rent to Hongxing for $9,957. For the years ended December 31, 2016 and 2015, the Company paid rent to Hongxing for $19,572 and $0 respectively. The terms of the lease agreement with Hongxing is at arm’s length. For more details on the terms of the lease, see “Business – Facilities/Property.”

Share Purchase

Feiyue Mao was a related party of Liulin Junhao from March 1, 2015 to December 21, 2016 during which Beijing Jinxuan was the 100% owner of Liulin Junhao and Feiyue Mao was the beneficial owner of Beijing Jinxuan and in turn of Liulin Junhao.

Liulin Junhao paid RMB5 million in the form of a deposit on August 15, 2017 to Feiyue Mao, pursuant to a Share Transfer Agreement by and between Liulin Junhao and Feiyue Mao (the “Beijing Jinxuan Transfer Agreement”) executed on September 14, 2017, who, as of September 14, 2017, was a 99% equity owner of Beijing Jinxuan. For a consideration of RMB7.92 million, Liulin Junhao shall purchase the 99% equity interest in Beijing Jinxuan from Feiyue Mao. The remaining RMB2.92 million will be due upon closing of the transactions underlying the Beijing Jinxuan Transfer Agreement. The closing has not been completed as of the date of this prospectus. Following the closing of the transactions underlying the Beijing Jinxuan Transfer Agreement, Liulin Junhao will become a 99% equity owner of Beijing Jinxuan.

On February 22, 2018, Beijing Jinxuan, Liulin Junhao, and Feiyue Mao, as a 99% equity owner of Beijing Jinxuan, entered into a Termination Agreement pursuant to which the parties terminated the Beijing Jinxuan Transfer Agreement, and agreed that Feiyue Mao shall return the RMB5 million deposit to Liulin Junhao no later than April 22, 2018.

Employment Agreements

See “Management — Employment Agreements”.

LEGAL MATTERS

The validity of the Ordinary Shares offered in this offering and certain other legal matters as to Cayman Islands law will be passed upon for us by Ogier, our counsel as to Cayman Islands law. Legal matters as to PRC law will be passed upon for us by Jingtian & Gongcheng.

EXPERTS

The financial statements as of December 31, 2016 and 2015, and for the years ended December 31, 2016 and 2015, included in this prospectus have been so included in reliance on the report of Marcum Bernstein & Pinchuk LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The office of Marcum Bernstein & Pinchuk LLP is located at Kerry Center South Office Tower, 1 Guang Hua Road, Unit 2419-2422, Chaoyang District, Beijing 100020.

89

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Ordinary Shares was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant. Nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to our directors, officers or persons controlling us, we have been advised that it is the SEC’s opinion that such indemnification is against public policy as expressed in such act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules under the Securities Act, covering the Ordinary Shares offered by this prospectus. You should refer to our registration statements and their exhibits and schedules if you would like to find out more about us and about the Ordinary Shares. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents.

Immediately upon the completion of this offering, we will be subject to periodic reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders under the federal proxy rules contained in Sections 14(a), (b) and (c) of the Exchange Act, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

The registration statements, reports and other information so filed can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a website that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov. The information on that website is not a part of this prospectus.

90

JINXUAN COKING COAL LTD.

INDEX TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Page

Unaudited Condensed Consolidated Balance Sheets as of June 30, 2017 and December 31, 2016	F-21

Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss for the six months ended June 30, 2017 and for the six months ended June 30, 2016	F-22

Unaudited Condensed Consolidated Statements of Changes in Equity for the six months ended June 30, 2017	F-23

Unaudited Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2017 and for the six months ended June 30, 2016	F-24

Notes to the Unaudited Condensed Consolidated Financial Statements	F-25

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Owners

of Jinxuan Coking Coal Limited

We have audited the accompanying consolidated balance sheets of Jinxuan Coking Coal Limited (the “Company”) as of December 31, 2016 and 2015, and the related consolidated statements of operations and comprehensive income (loss), changes in equity and cash flows for the years ended December 31, 2016 and 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits include consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Jinxuan Coking Coal Limited, as of December 31, 2016 and 2015, and the consolidated results of its operations and its cash flows for the years ended December 31, 2016 and 2015, in conformity with accounting principles generally accepted in the United States of America.

/s/Marcum Bernstein & Pinchuk llp

Marcum Bernstein & Pinchuk llp

Beijing, China

September 8, 2017, except for Note 14 and Note 15, as to which the date is March 2, 2018

F-2

JINXUAN COKING COAL LIMITED

CONSOLIDATED BALANCE SHEETS

(Amounts in US$, except for share data)

	As of December 31, 2016	As of December 31, 2015
ASSETS
Current assets
Cash and cash equivalents	$55,798	$28,091
Accounts receivable	69,146	-
Other receivables	956,164	-
Prepayments and other current assets	60,565	-
Amount due from related parties	776,998	773,458
Inventories	119,976	-
Total Current Assets	2,038,647	801,549
Non-current assets
Property and equipment, net	154,986	19,418
Long-term prepayments	45,841	10,780
Deferred tax assets	-	4,153
Total Assets	$2,239,474	$835,900

LIABILITIES AND OWNERS’ EQUITY
Current liabilities
Accounts payable	$106,302	$-
Other payables and accrued expenses	434,016	1,368
Income taxes payable	203,130	-
Amount due to related parties	69,194	76,999
Total Current Liabilities	812,642	78,367
Total Liabilities	812,642	78,367
Commitments
Equity
Common Stock (0.001 par value, 100,000,000 shares authorized, 13,333,334 shares issued and outstanding as of December 31, 2016 and 2015)	13,333	13,333
Additional paid-in capital	783,207	783,207
Statutory reserve	74,956	-
Retained earnings (accumulated deficit)	661,612	(12,993)
Accumulated other comprehensive loss	(106,276)	(26,014)
Total Equity	1,426,832	757,533
Total Liabilities and Equity	$2,239,474	$835,900

See notes to the consolidated financial statements

F-3

JINXUAN COKING COAL LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(Amounts in US$, except for share data)

	Year Ended December 31, 2016	Year Ended December 31, 2015
Revenue
- Product sales to third parties	$16,670,051	$-
- Product sales to a related party	2,919,696	-
- Agent fee from a related party	-	20,270
Total revenue	19,589,747	20,270

Cost of revenue
- Product sales to third parties	14,405,854	-
- Product sales to a related party	2,794,596	-
Total cost of revenue	17,200,450	-
Gross profit	2,389,297	20,270

Operating expenses
Selling and marketing expenses	1,121,950	-
General and administrative expenses	260,715	37,667
Total operating expenses	1,382,665	37,667
Income (loss) from operations	1,006,632	(17,397)

Other income
Interest income on bank deposit	478	73
Total other income, net	478	73

Income (loss) before income tax	1,007,110	(17,324)
Income tax expense (benefit)	257,549	(4,331)
Net Income (loss)	$749,561	$(12,993)
Other comprehensive loss
Foreign currency translation loss	(80,262)	(46,602)
Comprehensive Income (Loss)	$669,299	$(59,595)
Weighted average number of shares, basic and diluted	13,333,334	13,333,334
Basic and diluted earnings (loss) per share	0.056	(0.001)

See notes to the consolidated financial statements

F-4

JINXUAN COKING COAL LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(Amounts in US$, except for share data)

	Common stock
	Shares	Amount	Additional paid-in Capital	Statutory Reserve	Retained earnings (accumulated deficit)	Accumulated other Comprehensive Income (loss)	Total Equity

Balance at January 1, 2015	13,333,334	$13,333	$783,207	$-	$-	$20,588	$817,128
Net loss	-	-	-	-	(12,993)	-	(12,993)
Foreign currency translation loss	-	-	-	-	-	(46,602)	(46,602)
Balance at December 31, 2015	13,333,334	$13,333	$783,207	$-	$(12,993)	$(26,014)	$757,533
Net income	-	-	-	-	749,561	-	749,561
Transfer to statutory reserves	-	-	-	74,956	(74,956)	-	-
Foreign currency translation loss	-	-	-	-	-	(80,262)	(80,262)
Balance at December 31, 2016	13,333,334	$13,333	$783,207	$74,956	$661,612	$(106,276)	$1,426,832

See notes to the consolidated financial statements

F-5

JINXUAN COKING COAL LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in US$, except for share data)

	Year Ended December 31, 2016	Year Ended December 31,2015
Cash flows from operating activities:
Net Income (Loss)	$749,561	$(12,993)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	10,342	867
Deferred income tax	4,060	(4,331)
Changes in operating assets and liabilities:
Accounts receivable	(72,214)	-
Inventories	(125,299)	-
Income taxes payable	212,143	-
Prepayments and other current assets	(63,252)	-
Accounts payable	111,018	-
Other payables and accrued expenses	451,934	1,427
Amount due from related parties	(55,328)	(3,618)
Amount due to related parties	19,572	-
Net cash provided by (used in) operating activities	1,242,537	(18,648)
Cash flows from investing activities:
Purchase of property and equipment	(190,557)	(32,360)
Advances to third parties	(998,587)	-
Net cash used in investing activities	(1,189,144)	(32,360)
Cash flows from financing activities:
Loan from a related party	-	80,303
Repayment to a related party	(22,583)	-
Net cash (used in) provided by financing activities	(22,583)	80,303
Effect of exchange rate changes on cash and cash equivalents	(3,103)	(1,204)
Net increase in cash and cash equivalents	27,707	28,091
Cash and cash equivalents at beginning of year	28,091	-
Cash and cash equivalents at end of year	$55,798	$28,091
Supplemental disclosure of cash flow information
Interest paid	$-	$-
Income taxes paid	$50,359	$-

 See notes to the consolidated financial statements

F-6

JINXUAN COKING COAL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in US$, except for share data)

NOTE 1. BUSINESS DESCRIPTION

Organization and description of business

Jinxuan Coking Coal Limited (“Jinxuan” or the “Company”), through its subsidiaries, is currently engaged in distributing and reselling blended coking coal in People’s Republic of China (“PRC” or “China”).

Jinxuan is a limited company established under the laws of the Cayman Islands on February 24, 2017. The authorized number of ordinary shares is 50,000 shares with par value of $1 each. 50,000 ordinary shares were issued at par value, equivalent to share capital of $50,000. Mr. Xiangyang Guo (“Mr. Guo”), the sole director of the Company, is the ultimate controlling shareholder (“the Controlling Shareholder”) of the Company. On July 30, 2017, the Company effected a 1-for-2000 stock split of its ordinary share, after which the authorized number of ordinary shares became 100,000,000 shares with par value $0.001.

Our PRC operating company, Liulin Junhao Coal Trade Co. Ltd. (“Liulin Junhao” or “WOFE”) was incorporated as a PRC entity pursuant to PRC law on October 16, 2012 by two former shareholders. On February 26, 2015, the 100% ownership interest of Liulin Junhao was transferred to Beijing Jinxuan Investment Co., Ltd (“Beijing Jinxuan”). On December 20, 2016, four individuals, including Mr. Guo, entered into a share transferring agreement with Beijing Jinxuan to acquire 100% of the ownership of Liulin Junhao (the “share transferring transaction”). The share transferring transaction was closed at the end of business on December 31, 2016 and as a result, the controlling shareholder, Mr. Guo, held controlling interest of Liulin Junhao on January 1, 2017.

F-7

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of presentation

The consolidated financial statements of the Company have been prepared in accordance with the accounting principles generally accepted in the United States of America (“U.S. GAAP”).

(b) Foreign currency translation and transactions

The functional currency of Liulin Junhao is Renminbi (“RMB”), and PRC is the primary economic environment in which the Company operates.

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transactions. The resulting exchange differences are included in the determination of net income for the respective periods.

For financial reporting purposes, the financial statements of the Company prepared using RMB are translated into Company’s reporting currency, the US$. Assets and liabilities are translated using the exchange rate at each balance sheet date. Revenue and expenses are translated using average rates prevailing during each reporting period, and shareholders’ equity is translated at historical exchange rates. Adjustments resulting from the translation are recorded as a separate component of accumulated other comprehensive income in shareholders’ equity.

The exchange rates applied are as follows:

	December 31, 2016	December 31, 2015
RMB exchange rate at balance sheets dates	6.9370	6.4936

	Year Ended December 31, 2016	Year Ended December 31, 2015
Average exchange rate for each year	6.6423	6.2264

No representation is made that the RMB amounts could have been, or could be, converted into U.S. dollars at the rates used in translation. The source of the exchange rates is generated from People's Bank of China.

(c) Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the amount of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made. However, actual results could differ materially from those estimates.

(d) Cash and cash equivalents

Cash and cash equivalents represent cash on hand and deposits held with banks. The Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

(e) Accounts receivable and other receivables

Accounts receivable and other receivables are recorded at net realizable value consisting of the carrying amount less an allowance for uncollectible accounts as needed. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company determines the allowance based on aging data, historical collection experience, customer specific facts and economic conditions. As of December 31, 2016 and 2015, no allowance for doubtful accounts was provided for accounts receivable and other receivables.

(f) Inventories

Inventories are stated at lower of cost or net realizable value. Cost is determined using the weighted average method. The variable production overhead is allocated to each unit of production on the basis of the actual use of the production facilities.

Where there is evidence that the utility of inventories, in their disposal in the ordinary course of business, will be less than cost, whether due to physical deterioration, obsolescence, changes in price levels, or other causes, the inventories are written down to the net realizable value.

F-8

(g) Property and equipment, net

The Company states equipment at cost less accumulated depreciation. The Company computes depreciation using the straight-line method over the estimated useful lives of the assets with 5% residual value.

Estimated useful lives of equipment:

Useful Life
Vehicles	4 years
Machine	10 years
Furniture	5 years
Leasehold improvement	Shorter of the remaining lease terms or estimated useful life

The Company eliminates the cost and related accumulated depreciation of assets sold or otherwise retired from the accounts and includes any gain or loss in the statement of income. The Company charges maintenance, repairs and minor renewals directly to expenses as incurred; major additions and betterment to equipment are capitalized.

(h) Statutory reserve

The Company is required to make appropriations to reserve funds, comprising the statutory surplus reserve and discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the PRC (“PRC GAAP”). The reserve is used for enterprise expansion, cover enterprise losses and transfer to increase the paid-in capital.

Appropriations to the statutory surplus reserve are required to be at least 10% of the after tax net income determined in accordance with PRC GAAP until the reserve is equal to 50% of the entities’ registered capital. Appropriations to the discretionary surplus reserve are made at the discretion of Board of Directors.

(i) Revenue recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, the sales price is fixed or determinable, delivery of the product has occurred, title and risk of loss have transferred to the customers and collectability of the receivable is reasonably assured. Revenue is presented net of sales tax and value added tax.

Delivery does not occur until goods have been shipped to the customers, risk of loss has been transferred to the customers and customers’ acceptance has been obtained, or the Company has objective evidence that the criteria specified in customers’ acceptance provisions have been satisfied. The sales price is not considered to be fixed or determinable until all contingencies related to the sale have been resolved. Certain credit terms and limits were granted to customers with low risk of collectability based on the Company’s credit assessment. No material collectability problem has occurred.

The Company does not have arrangements for returns from customers and does not have any future obligations directly or indirectly related to product resale by customers. The Company has no sales incentive programs.

F-9

(j) Cost of revenue

Cost of revenue mainly comprised of raw material costs, inbound freight charges and purchasing and receiving costs, depreciation and workers’ wages.

(k) Shipping and handling costs

The Company expenses the shipping and handling costs in conjunction with sale of its products as incurred and the shipping and handling costs is included as part of selling and marketing expenses. Total shipping and handling costs were nil and $1,112,599 for the years ended December 31, 2015 and 2016, respectively.

(l) Taxation

a)	Income taxes

The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates, applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

b)	Uncertainty on income taxes position

The Company accounts for uncertainty in income taxes using a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. Interest and penalties related to uncertain tax positions are recognized and recorded as necessary in the provision for income taxes. According to the PRC Tax Administration and Collection Law, the statute of limitations is three years, five years, ten years and twenty years, if the underpayment of taxes is due to computational errors made by the taxpayer or the withholding agent, errors relating to transferring pricing issues and tax evasion, respectively. There were no uncertain tax positions, related interest or penalties as of December 31, 2016 and 2015 and the Company does not believe that its unrecognized tax benefits will change over the next twelve months. Tax years since inception are open to examination by the PRC taxing authority. The Company is not currently under examination nor has it been notified of a pending one.

(m) Comprehensive income (loss)

Recognized revenue, expenses, gains and losses are included as net income or loss. Although certain changes in assets and liabilities are reported as separate components of the equity section of the balance sheet, such items, along with net income or loss, are components of comprehensive income or loss. The components of other comprehensive income or loss consist solely of foreign currency translation adjustments.

F-10

(n) Fair value of financial instruments

The Company has adopted ASC Topic 820, Fair Value Measurements and Disclosures, which defines fair value, establishes a framework for measuring fair value in U.S. GAAP, and expands disclosures about fair value measurements. It provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information.

It establishes a three-level valuation hierarchy of valuation techniques based on observable and unobservable inputs, which may be used to measure fair value and include the following:

Level 1 - Quoted prices in active markets for identical assets or liabilities.

Level 2 - Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Classification within the hierarchy is determined based on the lowest level of input that is significant to the fair value measurement.

The Company’s financial instruments consist principally of cash and cash equivalents, accounts receivable, other receivables, and accounts payable. The carrying amounts of such financial instruments in the accompanying balance sheets approximate their fair values due to their relatively short-term nature. It is management’s opinion that the Company is not exposed to any significant currency or credit risks arising from these financial instruments.

(o) Recently issued accounting standards

FASB Accounting Standards Update No. 2015-11

In July 2015, the FASB issued ASU 2015-11, "Simplifying the Measurement of Inventory." Topic 330, Inventory, currently requires an entity to measure inventory at the lower of cost or market, with market value represented by replacement cost, net realizable value or net realizable value less a normal profit margin. ASU 2015-11 requires an entity to measure inventory at the lower of cost or net realizable value. ASU 2015-11 is effective for annual reporting periods, and interim periods therein, beginning after December 15, 2016 (January 1, 2017 for the Company). The Company has early adopted this ASU without material impact in 2016.

F-11

FASB Accounting Standards Update No. 2014-09

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers, which was subsequently modified in August 2015 by ASU No. 2015-14, Revenue from Contracts with Customers, Deferral of the Effective Date, which defers the effective date of the new revenue recognition standard by one year. As a result, the ASU No. 2014-09 is effective for fiscal years and interim periods within those years beginning after December 15, 2017. The core principle of ASU No. 2014-09 is that companies should recognize revenue when the transfer of promised goods or services to customers occurs in an amount that reflects what the company expects to receive. It requires additional disclosures to describe the nature, amount, timing and uncertainty of revenue and cash flows from contracts with customers. In 2016, the FASB issued additional ASUs that clarify the implementation guidance on principal versus agent considerations (ASU 2016-08), on identifying performance obligations and licensing (ASU 2016-10), and on narrow-scope improvements and practical expedients (ASU 2016-12) as well as on the revenue recognition criteria and other technical corrections (ASU 2016-20). Companies may use either a full retrospective or modified retrospective approach to adopt this ASU. The Company is currently assessing the impact that adopting this new accounting guidance will have on its financial statements and disclosures. Based on its preliminary evaluation of ASU No. 2014-09, the Company expects no material impact on its results of operations or cash flows in the periods after adoption. The Company will adopt the guidance on January 1, 2018 and use the permitted modified retrospective method.

FASB Accounting Standards Update No. 2016-02

In February 2016, the FASB issued Accounting Standards Update (“ASU”) No. 2016-02, “Leases (Topic 842)” (“ASU 2016-02”). The amendments in this update create Topic 842, Leases, and supersede the leases requirements in Topic 840, Leases. Topic 842 specifies the accounting for leases. The objective of Topic 842 is to establish the principles that lessees and lessors shall apply to report useful information to users of financial statements about the amount, timing, and uncertainty of cash flows arising from a lease. The main difference between Topic 842 and Topic 840 is the recognition of lease assets and lease liabilities for those leases classified as operating leases under Topic 840. Topic 842 retains a distinction between finance leases and operating leases. The classification criteria for distinguishing between finance leases and operating leases are substantially similar to the classification criteria for distinguishing between capital leases and operating leases in the previous leases guidance. The result of retaining a distinction between finance leases and operating leases is that under the lessee accounting model in Topic 842, the effect of leases in the statement of operations and the statement of cash flows is largely unchanged from previous GAAP. The amendments in ASU 2016-02 are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years for public business entities. Early application of the amendments in ASU 2016-02 is permitted. Management is currently in the process of evaluating the impact of the adoption of ASU 2016-02 on the Company’s financial statements.

NOTE 3. OTHER RECEIVABLES

Other receivables consisted of the following:

	As of December 31, 2016	As of December 31, 2015

Advance deposit	$7,629	$-
Due from third parties	948,535	-
Total	$956,164	$-

F-12

Due from third parties represents the advances provided to third party individuals free of interest, out of which $880,319 is collected as of June 30, 2017.

NOTE 4. PREPAYMENTS AND OTHER CURRENT ASSETS

Prepayments and other current assets consisted of the following:

	As of December 31, 2016	As of December 31, 2015

Prepayments for inventory	$13,210	$-
Prepaid rental	47,355	-
Total	$60,565	$-

NOTE 5. INVENTORIES

Inventory relates to clean coal and raw coal targeted to resell, which consisted of the following:

	As of December 31, 2016	As of December 31, 2015

Finished Goods	$119,976	$-
Total	$119,976	$-

Included in finished goods as of December 31, 2016 is $34,878 of inventory related to coking coal, which was purchased and received from Hongxing Coal Cleaning Plant (“Hongxing”), a related party (see Note 10).

NOTE 6. PROPERTY AND EQUIPMENT, NET

Property and equipment consisted of the following:

	As of December 31, 2016	As of December 31, 2015

Vehicles	$100,908	$-
Machine	23,040	-
Furniture	11,994	-
Leasehold improvement	29,724	20,249
Less: accumulated depreciation	(10,680)	(831)
Property and equipment, net	$154,986	$19,418

Depreciation expense was $10,342 and $867, respectively for the years ended December 31, 2016 and 2015.

F-13

NOTE 7. LONG-TERM PREPAYMENT

The long-term prepayment consisted of the following:

	As of December 31, 2016	As of December 31, 2015

Prepayments for equipment	$45,841	$10,780
Long-term prepayment	$45,841	$10,780

NOTE 8. OTHER PAYABLES AND ACCRUED EXPENSES

Other payables and accrued expenses consisted of the following:

	As of December 31, 2016	As of December 31, 2015

Accrued payroll	$11,168	$1,368
Value added tax payable	333,277	-
Other payables	89,571	-
Total	$434,016	$1,368

Other payables mainly included accrued handling charges and rental expenses, payables related to purchase of property and equipment.

NOTE 9. TAXATION

a)	Enterprise Income Taxes

Liulin Junhao, incorporated in the PRC, is governed by the income tax law of the PRC and is subject to PRC enterprise income tax (“EIT”). Effective from January 1, 2008, the EIT rate of PRC is 25%, and applies to both domestic and foreign invested enterprises. The effective tax rate of the Company approximates the applicable statutory rate of 25%.

The components of the income tax expense (benefit) for the years ended December 31, 2016 and 2015 are as follows:

	Year ended December 31, 2016	Year ended December 31, 2015

Current income tax provision	$253,489	$-
Deferred income tax provision (benefit)	4,060	(4,331)
Total	$257,549	$(4,331)

F-14

Reconciliation of the income tax expenses at the PRC statutory EIT rate of 25% for the years ended December 31, 2016 and 2015 and the Company’s effective income tax expenses is as follows:

	Year ended	Year ended
	December 31, 2016	December 31, 2015
Income (loss) before income taxes	$1,007,110	$(17,324)
Statutory EIT rate	25%	25%
Income tax expense (benefit) computed at statutory EIT rate	251,778	(4,331)
Reconciling items:
Non-deductible expenses	5,771	-
Income tax expense (benefit)	$257,549	$(4,331)
Effective tax rate	25.6%	25%

b)	Deferred Tax

The Company follows ASC 740, “Income Taxes”, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates, applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Deferred tax assets was $4,135 as of December 31, 2015, representing the net operating loss, which all of these net operating loss were fully utilized as of December 31, 2016.

c)	Value-added Tax

PRC Value-added Tax

Liulin Junhao is the operating entity who provided services in China and therefore is subject to a Chinese value-added tax (“VAT”). Revenue represents the invoiced value of goods delivered net of a VAT. The application tax rate is 17%. Furthermore, accrued VAT payables are subject to a 6% surtax, which includes urban maintenance and construction taxes and additional education fees.

NOTE 10. RELATED PARTY TRANSACTIONS

Related parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or significant influence, such as a family member or relative, stockholder, or a related corporation.

During the years presented, the details of the related party balances and transactions were as follows:

F-15

Amount due from related parties:

	Note	As of December 31, 2016	As of December 31, 2015
Mr. Yonghong Che	a	$720,773	$769,989
Mr. Jinwen Liu	b	3,861	3,469
Hongxing	c	52,364	-
Total		$776,998	$773,458

The balance due from Mr. Yonghong Che was a loan to Mr. Yonghong Che intended for personal use which is interest free and due on demand. The balance has been fully collected by May 2017.

The balance due from Mr. Jinwen Liu was mainly advance to management for the Company’s operation purpose.

The balance due from Hongxing was the prepayment for the purchase of coal raw materials, which had been delivered to the Company in January 2017.

Amount due to related parties:

	Note	As of December 31, 2016	As of December 31, 2015
Mr. Yonghong Che	a	$50,454	$76,999
Hongxing	c	18,740	-
Total		$69,194	$76,999

For the year ended December 31, 2015, the Company received the non-interest bearing loans from Mr. Yonghong Che amounting to $76,999, of which $26,545 was paid back to Mr. Yonghong Che in the year 2016, and $50,454 was still due to Mr. Yonghong Che as of December 31, 2016.

For the year ended December 31, 2016, the Company leased a production facility of Hongxing for blending coal and has related party payables of $18,740 as of December 31, 2016. As of May 2, 2017, the amount has been fully paid to Hongxing.

Transaction:

	Note	Year ended December 31, 2016	Year ended December 31, 2015
1. Sales
Shanxi Yidayang Coal Transportation Co., Ltd. (“Yidayang”)	d	$-	$20,270
Hongxing	c	2,919,696	-
Total		$2,919,696	$20,270

F-16

During the year ended December 31, 2016, the Company sold coking coal to Hongxing, which mainly engaged in coal washing plant and coal reselling. During the year ended December 31, 2015, the Company acted as an intermediary to introduce coal deals to Yidayang.

	Note	Year ended December 31, 2016	Year ended December 31, 2015
2. Purchase
Hongxing	c	$4,664,452	$-

During the year ended December 31, 2016, the Company purchased high sulfur coking coal from Hongxing.

3. Lease from a related party

During the year ended December 31, 2016, the Company leased a coal yard from a related party, Hongxing, under the non-cancelable operating lease agreement that expire at December 31, 2020. The lease is on a fixed repayment basis, with a five years leasing term and has no contingent rentals. Expense from this lease recorded during the year ended December 31, 2016 was $19,572.

a.	Mr. Yonghong Che is one of the owners, director and general manager of Liulin Junhao before February 2015 and one of the principal shareholders after December 31, 2016.

b.	Mr. Jinwen Liu is the general manager of Liulin Junhao from April 2015 to December 2016, he is also the director of Liulin Junhao starting from April 2015.

c.	Mao Feiyue, the director and controlling shareholder of Beijing Jinxuan, is also the general manager and legal representative of Hongxing. In this regard, Hongxing and Liulin Junhao are deemed related parties during March 1, 2015 to December 31, 2016.

d.	Yidayang is the wholly owned subsidiary of Beijing Jinxuan, Liulin Junhao was the wholly owned subsidiary of Beijing Jinxuan from March 1, 2015 to December 31, 2016 as indicated in Note 1. In this regard, Yidayang and Liulin Junhao are companies commonly controlled by the same parent company during March 1, 2015 to December 31, 2016.

NOTE 11. CONCENTRATION AND RISK

Credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents, accounts receivable, and other receivables. As of December 31, 2016 and 2015, substantially all of the Company’s cash and cash equivalents were held by major financial institutions located in Mainland China, which management believes are of high credit quality.

F-17

Currency convertibility risk

Significant part of the Company’s businesses is transacted in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the People’s Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People’s Bank of China. Approval of foreign currency payments by the People’s Bank of China or other regulatory institutions requires submitting a payment application form together with suppliers’ invoices and signed contracts. These exchange control measures imposed by the PRC government authorities may restrict the ability of the Company’s PRC subsidiary to transfer its net assets, which to the Company through loans, advances or cash dividends.

Concentration of customers

Four customers accounted for 47.7%, 14.9%, 13.7% and 13.0% of total revenue for the year ended December 31, 2016, respectively and collectively accounts for 100% of the total accounts receivable balance as of December 31, 2016. One customer accounted for 100% of total revenue for the year ended December 31, 2015 and no outstanding accounts receivable balance as of December 31, 2015.

NOTE 12. ADDITIONAL PAID-IN CAPITAL

As of December 31, 2016 and 2015, additional paid-in capital in the balance sheets represented the combined contributed capital of the Company.

NOTE 13. COMMITMENTS

The Company leases office premises and a coal yard under the non-cancelable operating lease agreements that expire at December 31, 2020, with an option to renew the lease. The leases are on a fixed repayment basis and have no contingent rentals. Future minimum lease payments under non-cancelable operating leases as of December 31, 2016 were as follows:

Lease commitments

Year ending December 31,
-2017	$19,694
-2018	29,230
-2019	18,740
-2020	18,740
Total	$86,404

For the years ended December 31, 2016 and 2015, rental expenses under operating leases were approximately US$ 19,694 and nil, respectively.

F-18

NOTE 14. SUBSEQUENT EVENTS

1. Reorganization

During 2017, in anticipation of an initial public offering (“IPO”), Jinxuan Coking Coal Limited (“Jinxuan”) is established as a limited company under the laws of the Cayman Islands on February 24, 2017. The authorized number of ordinary shares is 50,000 shares with par value of $1 each. 50,000 ordinary shares were issued at par value, equivalent to share capital of $50,000. Mr. Xiangyan Guo, the sole director of the Jinxuan, is and has been the controlling equity interest holder (“the Controlling Shareholder”) of the Company and Jinxuan since January 1, 2017. On June 19, 2017 Jinxuan under took a reorganization and became the ultimate holding company of Jinxuan JH limited (“Jinxuan JH”), Junhao Coking Coal International Holding Limited (“Junhao International”), Jacqueline G.D International Limited (“Jacqueline HK”) and Liulin Junhao,, which were all controlled by the same Controlling Shareholder, after Mr. Guo held controlling interest of Liulin Junhao on January 1, 2017.

Details of the subsidiaries of Jinxuan are set out below:

Subsidiaries	Date of incorporation	Place of Incorporation	Percentage of ownership	Principal activity
Jinxuan JH	March 20, 2017	British Virgin Islands	100	Investment holding

Jacquline HK	January 10, 2017	Hong Kong	100	Investment holding

Junhao International	April 10, 2017	Hong Kong	100	Investment holding

Liulin Junhao	October 16, 2012	PRC	100	Distribution and resell of coal

2. On April 19, 2017, Merit Sky Holding Limited (“Merit Sky”), a company incorporated in Hongkong, invested to Liulin Junhao and received 25% ownership of Liulin Junhao. Subsequently, Merit Sky transferred its ownership to Jacqueline G.D International Limited (“Jacqueline HK”), a company incorporated in Hongkong. Both Merit Sky and Jacqueline HK are ultimately 100% owned by Bingshan Guo, a Director of the Company. Concurrently Jacqueline HK transferred the management participation right and beneficial interests of 25% ownership of Liulin Junhao to Jinxuan. As a result, Jinxuan controlled 100% beneficial interests of Liulin Junhao.

On August 5, 2017, Jinxuan issued 3,333,334 shares of Ordinary Shares to Jacqueline G.D Limited (“Jacqueline Guo”) pursuant to a Share Exchange Agreement dated on the even date, in exchange for the 100% equity interest in Jacqueline HK, which was transferred to Jinxuan JH.

3. Effective July 30, 2017, the holders of all the outstanding shares of our Ordinary Shares approved the following (the “Recapitalization”):

1) Converting the Jinxuan’s authorized capital from $50,000 to $100,000 divided into 100,000,000 shares of Ordinary Shares, $0.001 par value per share; and

2) Converting issued capital of $50,000 in 50,000 shares, into 10,000,000 shares of US$0.001 par value each in the capital of the Jinxuan at an issue price of $0.005 per share.

4. Liulin Junhao paid RMB5 million in the form of a deposit on August 15, 2017 to Feiyue Mao, pursuant to a Share Transfer Agreement by and between Liulin Junhao and Feiyue Mao (the “Beijing Jinxuan Transfer Agreement”) executed on September 14, 2017, who, as of September 14, 2017, was a 99% equity owner of Beijing Jinxuan. For a consideration of RMB7.92 million, Liulin Junhao shall purchase the 99% equity interest in Beijing Jinxuan from Feiyue Mao. The remaining RMB2.92 million will be due upon closing of the transactions underlying the Beijing Jinxuan Transfer Agreement.

On February 22, 2018, Beijing Jinxuan, Liulin Junhao, and Feiyue Mao, as a 99% equity owner of Beijing Jinxuan, entered into a Termination Agreement pursuant to which the parties terminated the Beijing Jinxuan Transfer Agreement, and agreed that Feiyue Mao shall return the RMB5 million deposit to Liulin Junhao no later than April 22, 2018. As of the date of issuance of this financial statements, the RMB5 million has not been returned.

F-19

NOTE 15. RETROACTIVE EFFECT OF RECAPITALIZATION

On August 5, 2017, as a result of the reorganization disclosed in Note 14, there were 13,333,334 ordinary shares issued and outstanding, and the reorganization was accounted for as a recapitalization. The Company believes it is appropriate to reflect the reorganization on a retroactive basis similar to stock split pursuant to ASC 260. The Company, together with its wholly-owned subsidiaries Jinxuan JH, Jacqueline HK, Junhao International and 100% owned subsidiary Liulin Junhao were effectively controlled by the same shareholders before and after the reorganization.

To give retroactive effect to the recapitalization transaction, the financial statements as of and for the years ended December 31, 2016 and 2015 were retroactively presented, including all shares and per share data. As a result, the Company reclassified certain items in the Consolidated Balance Sheets and Consolidated Statements of Changes in Equity. The Company also added earnings (loss) per share to the Consolidated Statements of Operations and Comprehensive Income (Loss) and accounting policy of earnings per share. The effects of the changes are set out below.

	As of December 31, 2016			As of December 31, 2015
	Before Reclassification	Adjustment	After Reclassification	Before Reclassification	Adjustment	After Reclassification
Paid-in capital	796,540	(796,540)	-	796,540	(796,540)	-
Common Stock (0.001 par value, 100,000,000 shares and nil authorized, 13,333,334 shares issued and outstanding as of December 31, 2016 and 2015)	-	13,333	13,333	-	13,333	13,333
Additional paid-in capital	-	783,207	783,207	-	783,207	783,207

Changes in the Consolidated Statements of Changes in Equity are:

				Common Stock
	Paid-in Capital			Shares			Amount			Additional Paid-in Capital
	Before Reclassification	Adjustment	After Reclassification	Before Reclassification	Adjustment	After Reclassification	Before Reclassification	Adjustment	After Reclassification	Before Reclassification	Adjustment	After Reclassification
Balance at January 1, 2015	796,540	796,540	-	-	13,333,334	13,333,334	-	13,333	13,333	-	783,207	783,207
Balance at December 31, 2015	796,540	796,540	-	-	13,333,334	13,333,334	-	13,333	13,333	-	783,207	783,207
Balance at December 31, 2016	796,540	796,540	-	-	13,333,334	13,333,334	-	13,333	13,333	-	783,207	783,207

Changes in the Consolidated Statements of Operations and Comprehensive Income (Loss) are:

	Year Ended December 31, 2016			Year Ended December 31, 2015
	Before Reclassification	Adjustment	After Reclassification	Before Reclassification	Adjustment	After Reclassification
Weighted average number of shares, basic and diluted	-	13,333,334	13,333,334	-	13,333,334	13,333,334
Basic and diluted earnings (loss) per share	-	0.056	0.056	-	(0.001)	(0.001)

Earnings per Share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share” (“ASC 260”). ASC 260 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average common shares outstanding for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. The Company does not issue any potential dilutive shares as of December 31, 2016 and 2015.

The following table sets forth the computation of basic and diluted earnings (loss) per share indicated for the periods presented:

	For the Year Ended December 31,
	2016	2015
Numerator:
Net income (loss)	$749,561	$(12,993)
Denominator:
Weighted average number of shares outstanding-basic and diluted	13,333,334	13,333,334
Basic and diluted earnings (loss) per share	$0.056	$(0.001)

Other than the effects as mentioned above, the correction has no effect on other financial statement line item for each period presented.

F-20

JINXUAN COKING COAL LIMITED.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in US$, except for share data)

	As of June 30, 2017	As of December 31, 2016
ASSETS
Current assets
Cash and cash equivalents	$773,022	$55,798
Accounts receivable	95,223	69,146
Other receivables	108,927	956,164
Prepayments and other current assets	23,517	60,565
Amount due from related parties	3,539	776,998
Inventories	58,475	119,976
Total Current Assets	1,062,703	2,038,647
Non-current assets
Property and equipment, net	392,828	154,986
Prepayments for equipment	-	45,841
Total Assets	$1,455,531	$2,239,474

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$57,171	$106,302
Advance from customer	1,526	-
Other payables and accrued expenses	223,416	434,016
Income taxes payable	81,640	203,130
Amount due to related parties	81,188	69,194
Total Current Liabilities	444,941	812,642
Total Liabilities	444,941	812,642
Commitments
Equity
Common Stock (0.001 par value, 100,000,000 shares authorized, 13,333,334 shares issued and outstanding as of June 30, 2017 and December 31, 2016)	13,333	13,333
Additional paid-in capital	783,207	783,207
Statutory reserve	74,956	74,956
Retained earnings	217,372	661,612
Accumulated other comprehensive loss	(78,278)	(106,276)
Total Equity	1,010,590	1,426,832
Total Liabilities and Equity	$1,455,531	$2,239,474

See notes to the unaudited condensed consolidated financial statements

F-21

JINXUAN COKING COAL LIMITED.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Amounts in US$, except for share data)

	Six Months Ended June 30, 2017	Six Months Ended June 30, 2016
Revenue
- Product sales to third parties	$80,258	$2,406,019
- Product sales to a related party	-	781,293
- Agent fee from third parties	93,776	-
Total revenue	174,034	3,187,312

Cost of revenue
- Product sales to third parties	76,698	2,403,155
- Product sales to a related party	-	780,468
Total cost of revenue	76,698	3,183,623
Gross profit	97,336	3,689

Operating expenses
Selling and marketing expenses	91,762	110,635
General and administrative expenses	450,064	19,792
Total operating expenses	541,826	130,427
Loss from operations	(444,490)	(126,738)

Other income
Interest income on bank deposit	429	36
Other expenses	(179)	-
Total other income, net	250	36

Loss before income tax	(444,240)	(126,702)
Income tax benefit	-	(31,573)
Net loss	$(444,240)	$(95,129)
Other comprehensive gain (loss)
Foreign currency translation gain (loss)	27,998	(40,258)
Comprehensive Loss	$(416,242)	$(135,387)

Weighted average number of shares, basic and diluted	13,333,334	13,333,334
Basic and diluted loss per share	$(0.033)	(0.007)

See notes to the unaudited condensed consolidated financial statements

F-22

JINXUAN COKING COAL LIMITED.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(Amounts in US$, except for share data)

	Common stock		Additional paid-in	Statutory	Retained earnings (accumulated	Accumulated other Comprehensive Income	Total
	Shares	Amount	Capital	Reserve	deficit)	(loss)	Equity
Balance at December 31, 2016	13,333,334	$13,333	$783,207	$74,956	$661,612	$(106,276)	$1,426,832
Net loss	-	-	-	-	(444,240)	-	(444,240)
Foreign currency translation gain	-	-	-	-	-	27,998	27,998
Balance at June 30, 2017	13,333,334	$13,333	$783,207	$74,956	$217,372	$(106,276)	$1,010,590

See notes to the unaudited condensed consolidated financial statements

F-23

JINXUAN COKING COAL LIMITED.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in US$, except for share data)

	Six Months Ended June 30, 2017	Six Months Ended June 30, 2016
Cash flows from operating activities:
Net cash used in operating activities	(696,148)	(14,537)
Cash flows from investing activities:
Purchase of property and equipment	(212,962)	(13,760)
Advances to third parties	(15,285)	(7,659)
Repayment from third parties	873,401	-
Repayment from a related party	727,834	-
Net cash provided by (used in) investing activities	1,372,988	(21,419)
Cash flows from financing activities:
Loan from related parties	29,113	130,204
Net cash provided by financing activities	29,113	130,204
Effect of exchange rate changes on cash and cash equivalents	11,271	(2,049)
Net increase in cash and cash equivalents	717,224	92,199
Cash and cash equivalents at beginning of period	55,798	28,091
Cash and cash equivalents at end of period	$773,022	$120,290
Supplemental disclosure of cash flow information
Cash paid for interest	$-	$-
Cash paid for income taxes	$124,613	$-

See notes to the unaudited condensed consolidated financial statements

F-24

JINXUAN COKING COAL LIMITED.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in US$, except for share data)

NOTE 1. BUSINESS DESCRIPTION

Organization and description of business

Jinxuan Coking Coal Limited (“Jinxuan” or the “Company”), through its subsidiaries, is currently engaged in distributing and reselling blended coking coal in People’s Republic of China (“PRC” or “China”).

Jinxuan is a limited company established under the laws of the Cayman Islands on February 24, 2017. The authorized number of ordinary shares is 50,000 shares with par value of $1 each. 50,000 ordinary shares were issued at par value, equivalent to share capital of $50,000. Mr. Xiangyang Guo (“Mr. Guo”), the sole director of the Company, is the ultimate controlling shareholder (“the Controlling Shareholder”) of the Company. On July 30, 2017, the Company effected a 1-for-2000 stock split of its ordinary share, after which the authorized number of ordinary shares became 100,000,000 shares with par value $0.001.

Our PRC operating company, Liulin Junhao Coal Trade Co. Ltd. (“Liulin Junhao” or “WOFE”) was incorporated as a PRC entity pursuant to PRC law on October 16, 2012 by two former shareholders. On February 26, 2015, the 100% ownership interest of Liulin Junhao was transferred to Beijing Jinxuan Investment Co., Ltd (“Beijing Jinxuan”). On December 20, 2016, four individuals, included Mr. Guo, entered into a share transferring agreement with Beijing Jinxuan to acquire 100% of the ownership of Liulin Junhao (the “share transferring transaction”). The share transferring transaction was closed at the end of business on December 31, 2016 and as a result, the controlling shareholder, Mr. Guo, held controlling interest of Liulin Junhao on January 1, 2017.

Reorganization

During 2017, in anticipation of an initial public offering (“IPO”) of its equity securities, the Company under took a reorganization and became the ultimate holding company of Jinxuan JH limited (“Jinxuan JH”), Junhao Coking Coal International Holding Limited (“Junhao International”), Jacqueline G.D International Limited (“Jacqueline HK”) and Liulin Junhao, which were all controlled by the same shareholders after Mr. Guo held controlling interest of Liulin Junhao on January 1, 2017.

Details of the subsidiaries of the Company are set out below:

Subsidiaries	Date of incorporation	Place of Incorporation	Percentage of ownership	Principal activity
Jinxuan JH	March 20, 2017	British Virgin Islands	100	Investment holding
Jacquline HK	January 10, 2017	Hong Kong	100	Investment holding
Junhao International	April 10, 2017	Hong Kong	100	Investment holding
Liulin Junhao	October 16, 2012	PRC	100	Distribution and resell of coal

F-25

On August 5, 2017, as a result of the reorganization, there were 13,333,334 ordinary shares issued and outstanding, and the reorganization was accounted for as a recapitalization. The Company believes it is appropriate to reflect the reorganization on a retroactive basis similar to stock split pursuant to ASC 260. The Company, together with its wholly-owned subsidiaries Jinxuan JH, Jacqueline HK, Junhao International and 100% owned subsidiary Liulin Junhao were effectively controlled by the same shareholders before and after the reorganization. To give retroactive effect to the recapitalization transaction, the financial statements for all periods and disclosures were retroactively adjusted, including all shares and per share data.

NOTE 2. GOING CONCERN

The Company’s net loss from operations for the six months ended June 30, 2017 was $444,240 as compared to $95,129 for the six months ended June 30, 2016. Net cash used in operations during the six months ended June 30, 2017 and 2016 was $696,148 and $14,537 respectively. These factors raise substantial doubt about the Company's ability to continue as a going concern. The Company’s operating results for future periods are subject to numerous uncertainties and it is uncertain if the Company will be able to reduce or eliminate its net losses for the foreseeable future. If management is not able to increase revenue and/or manage operating expenses in line with revenue forecasts, the company may not be able to achieve profitability.

The Company believes that available cash and cash equivalents should enable the Company to meet presently anticipated cash needs for at least the next 12 months after the date that the financial statements are issued and the Company has prepared the consolidated financial statements on a going concern basis. However, the Company continues to have ongoing obligations and it expects that it will require additional capital in order to execute its longer-term business plan. If the Company encounters unforeseen circumstances that place constraints on its capital resources, management will be required to take various measures to conserve liquidity, which could include, but not necessarily be limited to, seeking financial support from shareholders, curtailing the Company’s business development activities, suspending the pursuit of its business plan, controlling overhead expenses and seeking to further dispose of non-core assets. Management cannot provide any assurance that the Company will raise additional capital if needed.

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of presentation

The accompanying unaudited condensed consolidated financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) and generally accepted accounting principles in the United States (“U.S. GAAP”) for interim financial reporting. The information furnished herein reflects all adjustments (consisting of normal recurring accruals and adjustments) which are, in the opinion of management, necessary to fairly state the operating results for the respective periods. Certain information and footnote disclosures normally presented in annual consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to such rules and regulations. These unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements for years ended December 31, 2016 and 2015, included elsewhere in this filing. The interim results of operations are not necessarily indicative of the results to be expected for the full fiscal year or any future periods.

F-26

(b) Foreign currency translation and transactions

The functional currency of Liulin Junhao is Renminbi (“RMB”), and PRC is the primary economic environment in which the Company operates.

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transactions. The resulting exchange differences are included in the determination of net income for the respective periods.

For financial reporting purposes, the financial statements of the Company prepared using RMB are translated into Company’s reporting currency, the US$. Assets and liabilities are translated using the exchange rate at each balance sheet date. Revenue and expenses are translated using average rates prevailing during each reporting period, and shareholders’ equity is translated at historical exchange rates. Adjustments resulting from the translation are recorded as a separate component of accumulated other comprehensive income in shareholders’ equity.

The exchange rates applied are as follows:

	June 30, 2017	December 31, 2016
RMB exchange rate at balance sheet dates	6.7744	6.9370

	Six Months Ended June 30, 2017	Six Months Ended June 30, 2016
Average exchange rate for six month periods	6.8697	6.5282

F-27

No representation is made that the RMB amounts could have been, or could be, converted into U.S. dollars at the rates used in translation. The source of the exchange rates is generated from People's Bank of China.

(c) Accounts receivable and other receivables

Accounts receivable and other receivables are recorded at net realizable value consisting of the carrying amount less an allowance for uncollectible accounts as needed. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company determines the allowance based on aging data, historical collection experience, customer specific facts and economic conditions. As of June 30, 2017 and December 31, 2016, no allowance for doubtful accounts was provided for accounts receivable and other receivables.

(d) Property and equipment, net

The Company states equipment at cost less accumulated depreciation and amortization. The Company computes depreciation using the straight-line method over the estimated useful lives of the assets with 5% residual value.

Estimated useful lives of equipment:

Useful Life
Vehicles	4 years
Machine	10 years
Furniture	5 years
Building	20 years
Leasehold improvement	Shorter of the remaining lease terms or estimated useful life

The Company eliminates the cost and related accumulated depreciation of assets sold or otherwise retired from the accounts and includes any gain or loss in the statement of operations. The Company charges maintenance, repairs and minor renewals directly to expenses as incurred; major additions and betterment to equipment are capitalized.

(e) Shipping and handling costs

The Company expenses the shipping and handling costs in conjunction with sale of its products as incurred and the shipping and handling costs is included as part of selling and marketing expenses. Total shipping and handling costs were $82,238 and $105,791 for the six months ended June 30, 2017 and 2016, respectively.

(f) Fair value of financial instruments

The Company’s financial instruments consist principally of cash and cash equivalents, accounts receivable, other receivables, and accounts payable. The carrying amounts of such financial instruments in the accompanying balance sheets approximate their fair values due to their relatively short-term nature. It is management’s opinion that the Company is not exposed to any significant currency or credit risks arising from these financial instruments.

F-28

(g) Earnings per Share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share” (“ASC 260”). ASC 260 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average common shares outstanding for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. The Company does not issue any potential dilutive shares as of June 30, 2017.

NOTE 4. OTHER RECEIVABLES

Other receivables consisted of the following:

	As of June 30, 2017	As of December 31, 2016
	(Unaudited)
Advance deposit	$7,813	$7,629
Due from third parties	101,114	948,535
Total	$108,927	$956,164

Due from third parties represents the advances provided to third party individuals free of interest.

NOTE 5. PREPAYMENTS AND OTHER CURRENT ASSETS

Prepayments and other current assets consisted of the following:

	As of June 30, 2017	As of December 31, 2016
	(Unaudited)
Prepayments for inventory	$3,071	$13,210
Prepaid rental	19,978	47,355
Prepaid transportation	468	-
Total	$23,517	$60,565

F-29

NOTE 6. INVENTORIES

Inventory relates to clean coal and raw coal targeted to resell, which consisted of the following:

	As of June 30, 2017	As of December 31, 2016
	(Unaudited)
Finished Goods	$58,475	$119,976
Total	$58,475	$119,976

Included in finished goods as of June 30, 2017 and December 31, 2016 respectively are $21,271 and $34,878 of inventory related to coking coal, which was purchased and received from Hongxing Coal Cleaning Plant (“Hongxing”), a related party (see Note 10).

NOTE 7. PROPERTY AND EQUIPMENT, NET

Property and equipment consisted of the following:

	As of June 30, 2017	As of December 31, 2016
	(Unaudited)
Vehicles	$191,647	$100,908
Machine	23,593	23,040
Furniture	12,282	11,994
Leasehold improvement	29,359	29,724
Building	175,661	-
Less: accumulated depreciation	(39,714)	(10,680)
Property and equipment, net	$392,828	$154,986

Depreciation expense was $28,378 and $2,707, respectively for the six months ended June 30, 2017 and 2016.

NOTE 8. OTHER PAYABLES AND ACCRUED EXPENSES

Other payables and accrued expenses consisted of the following:

	As of June 30, 2017	As of December 31, 2016
	(Unaudited)
Accrued payroll	$8,582	$11,168
Accrued professional fee	183,042	-
Value added tax payable	23,131	333,277
Other payables	8,661	89,571
Total	$223,416	$434,016

F-30

Other payables mainly included accrued handling charges and rental expenses, payables related to purchase of property and equipment.

NOTE 9. TAXATION

a)	Enterprise Income Taxes

Under the current laws of Cayman Islands, the Company incorporated in the Cayman Islands are not subject to tax on income or capital gains. In addition, upon payment of dividends by the Company to its shareholders, no Cayman Islands withholding tax will be imposed.

Jinxuan JH is incorporated in the BVI. Under the current law of the BVI, Jinxuan JH is not subject to tax on income or capital gains. Additionally, if dividends are paid by Jinxuan JH to its shareholders, no BVI withholding tax will be imposed.

Jacqueline HK and Junhao International were both incorporated in Hongkong and do not conduct any substantial operations of its own. No provision for Hongkong profits tax has been made in the unaudited condensed consolidated financial statements as Jacqueline HK and Junhao International both have no assessable profits for the six months ended June 30, 2017.

Liulin Junhao, incorporated in the PRC, is governed by the income tax law of the PRC and is subject to PRC enterprise income tax (“EIT”). Effective from January 1, 2008, the EIT rate of PRC is 25%, and applies to both domestic and foreign invested enterprises. The effective tax rate of the Company approximates the applicable statutory rate of 0% and 25% for the six months ended June 30, 2017 and 2016, respectively.

The components of the income tax benefit for the six months ended June 30, 2017 and 2016 are as follows:

	Six Months Ended June 30, 2017	Six Months Ended June 30, 2016
	(Unaudited)	(Unaudited)
Current income tax provision	$-	$-
Deferred income tax benefit	$-	$(31,573)
Total	$-	$(31,573)

F-31

Reconciliation of the income tax expenses at the PRC statutory EIT rate of 25% for the six months ended June 30, 2017 and 2016 and the Company’s effective income tax expenses is as follows:

	Six Months Ended	Six Months Ended
	June 30, 2017	June 30, 2016
	(Unaudited)	(Unaudited)
Loss before income taxes	$(444,240)	$(126,702)
Statutory EIT rate	25%	25%
Income tax benefit computed at statutory EIT rate	(111,060)	(31,675)
Reconciling items:
Non-deductible expenses	2,799	103
Valuation allowance change	108,261	-
Income tax benefit	$-	$(31,573)
Effective tax rate	0%	24.9%

b)	Deferred Tax

The Company follows ASC 740, “Income Taxes”, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates, applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Deferred tax consisted of the following:

	As of June 30, 2017	As of December 31, 2016
	(Unaudited)
Accrued expense	$45,760	$-
Tax loss carried forward	64,024	-
Total	109,784	-
Valuation allowance	(109,784)	-
Deferred tax asset	$-	$-

c)	Value-added Tax

PRC Value-added Tax

Liulin Junhao is the operating entity who provided services in China and therefore is subject to a Chinese value-added tax (“VAT”). Revenue represents the invoiced value of goods delivered net of a VAT. The application tax rate is 17%. Furthermore, accrued VAT payables are subject to a 6% surtax, which includes urban maintenance and construction taxes and additional education fees.

F-32

NOTE 10. RELATED PARTY TRANSACTIONS

Related parties are considered to be related if one party has the ability, directly or indirectly, to control the other parties or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or significant influence, such as a family member or relative, stockholder, or a related corporation.

During the periods presented, the details of the related party balances and transactions were as follows:

Amount due from related parties:

	Note	As of June 30, 2017	As of December 31, 2016
		(Unaudited)
Mr. Yonghong Che	a	$-	$720,773
Mr. Jinwen Liu	b	3,274	3,861
Hongxing	c	-	52,364
Mr. Xiangyang Guo	d	265	-
Total		$3,539	$776,998

The balance due from Mr. Yonghong Che was a loan to Mr. Yonghong Che intended for personal use which is interest free and due on demand. The balance has been fully collected by May 2017.

The balances due from Mr. Jinwen Liu and Mr. Xiangyang Guo were mainly advance to management for the Company’s operation purpose.

Amount due to related parties:

	Note	As of June 30, 2017	As of December 31, 2016
		(Unaudited)
Mr. Yonghong Che	a	$51,665	$50,454
Hongxing	c	-	18,740
Mr. Bingshan Guo	e	29,523	-
Total		$81,188	$69,194

For the year ended December 31, 2015, the Company received the non-interest bearing loans from Mr. Yonghong Che amounting to $76,999, of which $25,334 was paid back to Mr. Yonghong Che in the year of 2016, and $51,665 was still due to Mr. Yonghong Che as of June 30, 2017.

The balance due to Mr. Bingshan Guo was mainly advance to the Company for operation purpose.

F-33

Transaction:

	Note	Six Months Ended June 30, 2017	Six Months Ended June 30, 2016
		(Unaudited)	(Unaudited)
1. Sales
Hongxing	c	-	781,293
Total		$-	$781,293

During the six months ended June 30, 2016, the Company sold coking coal to Hongxing, which mainly engaged in coal washing plant and coal reselling.

	Note	Six Months Ended June 30, 2017	Six Months Ended June 30, 2016
		(Unaudited)	(Unaudited)
2. Purchase
Hongxing	c	$-	$1,303,210

During the six months ended June 30, 2016, the Company purchased high sulfur coking coal from Hongxing.

3. Lease from a related party

During the six months ended June 30, 2016, the Company leased a coal yard from a related party, Hongxing, under the non-cancelable operating lease agreement that expire at December 31, 2020. The lease is on a fixed repayment basis, with a five years leasing term and has no contingent rentals. Expense from this lease recorded during the six months ended June 30, 2016 was $9,957. Hongxing is no longer a related party started from January 1, 2017.

a.	Mr. Yonghong Che is one of the owners, director and general manager of Liulin Junhao before February 2015 and one of the principal shareholders of Jinxuan after December 31, 2016.

b.	Mr. Jinwen Liu is the general manager of Liulin Junhao from April 2015 to December 2016. He is also the director of Jinxuan starting from April 2015.

c.	Mao Feiyue (“Mr. Mao”), the director and controlling shareholder of Beijing Jinxuan, is also the general manager and legal representative of Hongxing. In this regard, Hongxing and Jinxuan are deemed related parties during March 1, 2015 to December 31, 2016.

d.	Mr. Xiangyang Guo is one of the directors of Liulin Junhao and the controlling shareholder of Jinxuan after December 31, 2016.

F-34

e.	Mr. Bingshan Guo is one of the directors of Liulin Junhao after December 31, 2016.

f.	Mr. Haigang Yan is one of the directors of Liulin Junhao and the principal shareholder of Jinxuan after December 31, 2016.

NOTE 11 COMMITMENTS

The Company leases office premises and a coal yard under the non-cancelable operating lease agreements that expire at November 30, 2018 and December 31, 2020, respectively, with an option to renew the lease. The leases are on a fixed repayment basis and have no contingent rentals. Future minimum lease payments under non-cancelable operating leases as of June 30, 2017 were as follows:

Lease commitments

Ending December 31,
-remaining 2017	$10,572
-2018	29,932
-2019	19,190
-2020	19,190
Total	$78,884

For the periods ended June 30, 2017 and 2016, rental expenses under operating leases were approximately $15,240 and $9,957, respectively.

NOTE 12. SUBSEQUENT EVENTS

The Company’s management has performed subsequent events procedures. There were no subsequent events requiring adjustment or disclosure in the condensed consolidated financial statements except for the following.

F-35

Liulin Junhao paid RMB5 million in the form of a deposit on August 15, 2017 to Feiyue Mao, pursuant to a Share Transfer Agreement by and between Liulin Junhao and Feiyue Mao (the “Beijing Jinxuan Transfer Agreement”) executed on September 14, 2017, who, as of September 14, 2017, was a 99% equity owner of Beijing Jinxuan. For a consideration of RMB7.92 million, Liulin Junhao shall purchase the 99% equity interest in Beijing Jinxuan from Feiyue Mao. The remaining RMB2.92 million will be due upon closing of the transactions underlying the Beijing Jinxuan Transfer Agreement.

On February 22, 2018, Beijing Jinxuan, Liulin Junhao, and Feiyue Mao, as a 99% equity owner of Beijing Jinxuan, entered into a Termination Agreement pursuant to which the parties terminated the Beijing Jinxuan Transfer Agreement, and agreed that Feiyue Mao shall return the RMB5 million deposit to Liulin Junhao no later than April 22, 2018. As of the date of issuance of this financial statements, the RMB5 million has not been returned.

F-36

Jinxuan Coking Coal Limited

Up To 1,000,000 SHARES OF ORDINARY SHARES

PROSPECTUS

No dealer, sales representative or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of any offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information set forth herein is correct as of any time subsequent to the date hereof.

___________________, 2017

91

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated articles of association, which will become effective upon completion of this offering, provide to the extent permitted by law, we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a) all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former secretary or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former secretary’s or officer’s duties, powers, authorities or discretions; and

(b) without limitation to paragraph (a) above, all costs, expenses, losses or liabilities incurred by the existing or former secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former secretary or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former secretary or any of our officers in respect of any matter identified in above on condition that the secretary or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the secretary or that officer for those legal costs.

Pursuant to indemnification agreements, the form of which will be filed as Exhibit 10.01 to this Registration Statement, we will agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

Unless otherwise indicated, all share amounts and per share amounts in this prospectus have been presented on an actual basis to reflect the Reorganization of the outstanding shares of our ordinary shares effected on August 5, 2017. For detailed description, see “Principal Shareholders – History of Share Capital.”

On February 24th, 2017, the Company issued the following Ordinary Shares to the following shareholders for an issue price of US$0.005 per share, in a private transaction under the Cayman Islands law, 7,200,000 Ordinary Shares to Jinxuan GY Limited, 100% owned by Xiangyang Guo; 1,333,000 Ordinary Shares to Jinxuan YHG Limited, 100% owned by Haigang Yan; 1,333,000 Ordinary Shares to Jinxuan CYH Limited, 100% owned by Yonghong Che; 134,000 Ordinary Shares to Jinxuan LJ Limited, 100% owned by Ji Li.

92

On August 5, 2017, the Company issued 3,333,334 shares of Ordinary Shares to Jacqueline G.D Limited, 100% owned by Bingshan Guo, a Director of Liulin Junhao, pursuant to a Share Exchange Agreement dated on the even date, in exchange for the 100% equity interest in Jacqueline HK previously held by Jacqueline G.D Limited then transferred to Jinxuan BVI, in a private transaction under Cayman Islands law.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

See Exhibit Index beginning on page II- of this registration statement.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9. UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	T To include any Prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any Preliminary Prospectus or Prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing Prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing Prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

93

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

5.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: Each Prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than Prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or Prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or Prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or Prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Liulin, People’s Republic of China, March 2, 2018.

Jinxuan Coking Coal Limited

By:	/s/ Xiangyang Guo
Xiangyang Guo
Chief Executive Officer,
Chairman of the Board of Directors
(Principal Executive Officer)

/s/ Liqin Yang
Liqin Yang
Chief Financial Officer
Principal Accounting and Financial Officer

94

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933 as amended, the undersigned, the duly authorized representative in the United States of America, has signed this registration statement thereto in New York, NY on March 2, 2018.

Hunter Taubman Fischer & Li LLC

By:	/s/ Ying Li
Name: Ying Li
Title: Partner and Member

95

EXHIBIT INDEX

Exhibit No.	Description
3.1	Amended and Restated Articles of Association dated December 13, 2017 ***
3.2	Amended and Restated Memorandum of Association dated December 13, 2017 ***
4.1	Specimen Certificate for Ordinary Shares ***
5.1	Opinion of Ogier regarding the validity of the Ordinary Shares being registered ***
8.1	Opinion of Jingtian & Gongcheng regarding certain PRC tax matters (included in Exhibit 99.2)
10.1	Form of Indemnification Agreement with the Registrant’s directors and officers ***
10.2	Form of Employment Agreement between the Registrant and the executive officers of the Registrant ***
10.3	English Translation of Lease Agreement with Qidi (Taiyuan) Science & Technology Park dated October 26, 2017 ***
10.4	English Translation of Lease Contract with Liulin Hongxing Coking Coal Trade Co. Ltd., dated January 1, 2015 ***
10.5	English Translation of Form of Purchases and Sales Contract of Coal ***
10.6	English Translation of Form of Supplementary Purchases and Sales Contract of Coal ***
10.7	English Translation of Form of Coal Sales Contract ***
10.8	Termination Agreement with Feiyue Mao dated February 22, 2018 *
21.1	Subsidiaries ***
23.1	Consent of Marcum Bernstein & Pinchuk LLP *
23.2	Consent of Ogier (included in Exhibit 5.1)
23.3	Consent of Jingtian & Gongcheng (included in Exhibit 99.2)
99.1	Code of Business Conduct and Ethics of the Registrant ***
99.2	Opinion of Jingtian & Gongcheng, People’s Republic of China counsel to the Registrant, regarding certain PRC law matters ***
99.3	Consent of Zizhong Qiang ***
99.4	Consent of Jianming Cao ***
99.5	Consent of Jinwen Liu ***
99.6	Consent of Bingshan Guo ***
99.7	Waiver Request and Representations of the Registrant *

*	Filed herewith.
**	To be filed by amendment.
***	Previously filed.

96